SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934
                                (Amendment No. )
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                           Total System Services, Inc.
________________________________________________________________________________
                (Name of Registrant as Specified In Its Charter)
________________________________________________________________________________

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TSYS(R)(LOGO)

Philip W. Tomlinson                                         March 10, 2004
Chief Executive Officer


Dear Shareholder:

     You are cordially invited to attend our Annual Meeting of Shareholders at 10:00 a.m. on Thursday, April 15, 2004, at the TSYS Riverfront Campus
Auditorium, 1600 First Avenue, Columbus, Georgia. Enclosed with this Proxy Statement are your proxy card and the 2003 Annual Report.

     We hope that you will be able to be with us and let us give you a review of 2003. If you are unable to attend the meeting, you can listen to it live and view the slide presentation over the Internet. You can access the meeting by going to our website at www.tsys.com. Additionally, we will maintain copies of the slides and audio of the presentation to the 2004 Annual Meeting on the website for reference after the meeting.

     Whether you own a few or many shares of stock and whether or not you plan to attend in person, it is important that your shares be voted on matters that come before the meeting. To make sure your shares are represented, we urge you to vote promptly.

     Thank you for helping us make 2003 a good year. We look forward to your continued support in 2004 and another good year.


                                             Sincerely yours,

                                             /s/Philip W. Tomlinson
                                             Philip W. Tomlinson


Total System Services, Inc.   Post Office Box 2506  Columbus, Georgia 31902-2506


                         TOTAL SYSTEM SERVICES, INC.(R)

                NOTICE OF THE 2004 ANNUAL MEETING OF SHAREHOLDERS

TIME............... 10:00 a.m. E.T.
                    Thursday, April 15, 2004

PLACE.............. TSYS Riverfront Campus Auditorium
                    1600 First Avenue
                    Columbus, Georgia 31901

ITEMS OF BUSINESS.. (1)  To elect seven directors to serve until the Annual
                         Meeting of Shareholders in 2007.

                    (2) To ratify the appointment of KPMG LLP as our independent auditor for the year 2004.

                    (3) To transact such other business as may properly come before the meeting and any adjournment thereof.

WHO MAY VOTE....... You can vote if you were a shareholder of record on
                    February 17, 2004.

ANNUAL REPORT...... A copy of the Annual Report is enclosed.

PROXY VOTING....... Your vote is important. Please vote in one of these ways:

                    (1) Use the toll-free telephone number shown on the proxy
                        card;

                    (2) Visit the website listed on your proxy card;

                    (3) Mark, sign, date and promptly return the enclosed proxy card in the postage-paid envelope provided; or

                    (4) Submit a ballot at the Annual Meeting.


                                       /s/G. Sanders Griffith, III
                                       G. Sanders Griffith, III
                                       Secretary


Columbus, Georgia
March 10, 2004










YOUR VOTE IS IMPORTANT. WHETHER OR NOT YOU PLAN TO ATTEND THE ANNUAL MEETING, PLEASE VOTE YOUR SHARES PROMPTLY.

                                TABLE OF CONTENTS

Voting Information.............................................................1
Corporate Governance and Board Matters.........................................3
Director Compensation and Stock Ownership Guidelines...........................6
Proposals To Be Voted On:
     Proposal 1: Election of Directors ........................................7
     Proposal 2: Ratification of Appointment of the
                     Independent Auditor.......................................9
Executive Officers.............................................................9
Stock Ownership of Directors and Executive Officers...........................10
Audit Committee Report........................................................11
Executive Compensation........................................................13
Stock Performance Graph.......................................................16
Compensation Committee Report on Executive Compensation.......................17
Compensation Committee Interlocks and
     Insider Participation....................................................19
Transactions With Management..................................................19
Relationships Between TSYS, Synovus, CB&T and
     Certain of Synovus' Subsidiaries.........................................20
Section 16(a) Beneficial Ownership Reporting Compliance.......................23
Shareholder Proposals and Nominations.........................................23
General Information:
     Financial Information....................................................24
     Solicitation of Proxies..................................................24
     Householding.............................................................24
Appendix A: Audit Committee Charter..........................................A-1
Financial Appendix...........................................................F-1

                                 PROXY STATEMENT
                               VOTING INFORMATION

PURPOSE

     This Proxy Statement and the accompanying proxy card are being mailed to TSYS shareholders beginning March 10, 2004. The TSYS Board of Directors is soliciting proxies to be used at the 2004 Annual Meeting of TSYS Shareholders which will be held on April 15, 2004, at 10:00 a.m., at the TSYS Riverfront Campus Auditorium, 1600 First Avenue, Columbus, Georgia. Proxies are solicited to give all shareholders of record an opportunity to vote on matters to be presented at the Annual Meeting. In the following pages of this Proxy Statement, you will find information on matters to be voted upon at the Annual Meeting of Shareholders or any adjournment of that meeting.

WHO CAN VOTE

     You are entitled to vote if you were a shareholder of record of TSYS stock as of the close of business on February 17, 2004. Your shares can be voted at the meeting only if you are present or represented by a valid proxy.

QUORUM AND SHARES OUTSTANDING

     A majority of the outstanding shares of TSYS stock must be present, either in person or represented by proxy, in order to conduct the Annual Meeting of TSYS Shareholders. On February 17, 2004, 196,846,029 shares of TSYS stock were outstanding.

COLUMBUS BANK AND TRUST COMPANY

     Columbus Bank and Trust Company(R)("CB&T") owned individually 159,630,980 shares, or 81.1%, of the outstanding shares of TSYS stock on February 17, 2004. CB&T(R) is a wholly owned banking subsidiary of Synovus Financial Corp.(R), a diversified financial services company.

PROXY CARD

     The Board has designated two individuals to serve as proxies to vote the shares represented by proxies at the Annual Meeting of Shareholders. If you sign the proxy card but do not specify how you want your shares to be voted, your shares will be voted by the designated proxies FOR the election of all of the director nominees and FOR the ratification of the appointment of KPMG LLP as TSYS' independent auditor for the year 2004. The designated proxies will vote in their discretion on any other matter that may properly come before the meeting. At the date the Proxy Statement went to press, we did not anticipate that any other matters would be raised at the Annual Meeting.

VOTING OF SHARES

     Each share of TSYS stock represented at the Annual Meeting is entitled to one vote on each matter properly brought before the meeting. All shares entitled to vote and represented in person or by properly executed proxies received before the polls are closed at the Annual Meeting, and not revoked or superseded, will be voted at the Annual Meeting in accordance with the instructions indicated on those proxies.

     TSYS Dividend Reinvestment and Direct Stock Purchase Plan: If you participate in this Plan, your proxy card represents shares held in the Plan, as well as shares you hold in certificate form registered in the same name.

REQUIRED VOTES

     Directors are elected by a plurality of the votes, which means the seven nominees who receive the largest number of properly executed votes will be elected as directors. Each share of TSYS stock is entitled to one vote for each of seven director nominees. Cumulative voting is not permitted. Shares that are represented by proxies which are marked "withhold authority" for the election of one or more director nominees will not be counted in determining the number of votes cast for those persons.

                                       1

        The affirmative vote of a majority of the votes cast (in person or by proxy and entitiled to vote at the Annual Meeting) is needed to ratify the appointment of KPMG LLP as TSYS' independent auditor for 2004.

TABULATION OF VOTES

     Under certain circumstances, brokers are prohibited from exercising discretionary authority for beneficial owners who have not returned proxies to the brokers (so-called "broker non-votes"). In these cases, and in cases where the shareholder abstains from voting on a matter, those shares will be counted for the purpose of determining if a quorum is present, but will not be included in the vote totals with respect to those matters and, therefore, will have no effect on the vote. In addition, if a broker indicates on the proxy card that it does not have discretionary authority on other matters considered at the meeting, those shares will not be counted in determining the number of votes cast with respect to those matters.

HOW YOU CAN VOTE

     You may vote by proxy or in person at the meeting. To vote by proxy, you may select one of the following options:

     Vote By Telephone:

        You can vote your shares by telephone by calling the toll-free telephone number (at no cost to you) shown on your proxy card. Telephone voting is available 24 hours a day, seven days a week. Easy-to-follow voice prompts allow you to vote your shares and confirm that your instructions have been properly recorded. Our telephone voting procedures are designed to authenticate the shareholder by using individual control numbers. If you vote by telephone, you do NOT need to return your proxy card.

     Vote By Internet:

        You can also choose to vote on the Internet. The website for Internet voting is shown on your proxy card. Internet voting is available 24 hours a day, seven days a week. You will be given the opportunity to confirm that your instructions have been properly recorded, and you can consent to view future proxy statements and annual reports on the Internet instead of receiving them in the mail. If you vote on the Internet, you do NOT need to return your proxy card.

     Vote By Mail:

        If you choose to vote by mail, simply mark your proxy card, date and sign it, and return it in the postage-paid envelope provided.

REVOCATION OF PROXY

     If you vote by proxy, you may revoke that proxy at any time before it is voted at the meeting. You may do this by (a) signing another proxy card with a later date and returning it to us prior to the meeting, (b) voting again by telephone or on the Internet prior to the meeting, or (c) attending the meeting in person and casting a ballot.

                                       2

                     CORPORATE GOVERNANCE AND BOARD MATTERS

CORPORATE GOVERNANCE PHILOSOPHY

     The business affairs of TSYS are managed under the direction of the Board of Directors in accordance with the Georgia Business Corporation Code, as implemented by TSYS' Articles of Incorporation and bylaws. The role of the Board of Directors is to effectively govern the affairs of TSYS for the benefit of its shareholders and other constituencies. The Board strives to ensure the success and continuity of business through the election of qualified management. It is also responsible for ensuring that TSYS' activities are conducted in a responsible and ethical manner. TSYS is committed to having sound corporate governance principles.

INDEPENDENCE

     The Board has determined that a majority of its members are "independent" as defined by the listing standards of the New York Stock Exchange and TSYS' Corporate Governance Guidelines. TSYS' Board has determined that the following directors are independent: Richard Y. Bradley, G. Wayne Clough, Walter W. Driver, Jr., Sidney E. Harris, John P. Illges, III, Mason H. Lampton, W. Walter Miller, Jr., H. Lynn Page and Rebecca K. Yarbrough. The standards set and used by the Board to determine the independence of directors and committee members (which are incorporated within our Corporate Governance Guidelines) are available in the Corporate Governance section of our website at www.tsys.com/finance. All independent directors of TSYS meet the standards for independence set by the Board. Although TSYS is a "controlled" company under the rules of the NYSE as a result of its 81.1% ownership by Synovus and CB&T, and as such is entitled to an exemption from the independence requirements for its Board and its Corporate Governance and Nominating Committee and Compensation Committee, TSYS has not chosen to take advantage of this exemption.

ATTENDANCE AT MEETINGS

     The Board of Directors held five meetings in 2003. All directors attended at least 75% of Board and committee meetings held during their tenure during 2003. The average attendance by directors at the aggregate number of Board and committee meetings they were scheduled to attend was 98%. Although TSYS has no formal policy with respect to Board members' attendance at its annual meetings, it is customary for all Board members to attend as there is a Board meeting immediately preceding the annual meeting. Fifteen of our then sixteen directors attended the 2003 Annual Meeting of Shareholders.

COMMITTEES OF THE BOARD

     TSYS' Board of Directors has four principal standing committees -- an Executive Committee, an Audit Committee, a Corporate Governance and Nominating Committee and a Compensation Committee. Each committee has a written charter that complies with the listing standards of the NYSE pertaining to corporate governance. Copies of the committee charters are available in the Corporate Governance section of our website at www.tsys.com/finance. The Board has determined that each member of the Audit, Corporate Governance and Nominating and Compensation Committees is an "independent" director as defined by the listing standards of the NYSE and our Corporate Governance Guidelines.
The following table shows the membership of the various committees.

-----------------------------------------------------------------------------------------------------------------------
Executive                   Audit                        Corporate Governance and Nominating    Compensation
-----------                  -----                        ----------------------------------    -------------
James H. Blanchard, Chair   John P. Illges, III, Chair   Richard Y. Bradley, Chair              Mason H. Lampton, Chair
Richard Y. Bradley          Sidney E. Harris             Walter W. Driver, Jr.                  G. Wayne Clough
G. Wayne Clough             H. Lynn Page                 Rebecca K. Yarbrough
John P. Illges, III
Mason H. Lampton
Philip W. Tomlinson
Richard W. Ussery
------------------------------------------------------------------------------------------------------------------------

                                       3

     Executive Committee. TSYS' Executive Committee held five meetings in 2003. During the intervals between meetings of TSYS' Board of Directors, TSYS' Executive Committee possesses and may exercise any and all of the powers of TSYS' Board of Directors in the management and direction of the business and affairs of TSYS with respect to which specific direction has not been previously given by TSYS' Board of Directors.

     Audit Committee. TSYS' Audit Committee held nine meetings in 2003. Its Report begins on page 11. A copy of the Audit Committee charter, which contains a detailed list of the Committee's functions, is attached to this Proxy Statement as Appendix A. The Board has determined that all three members of the Committee are financially literate under the rules of the NYSE and that H. Lynn Page is an "audit committee financial expert" as defined by the rules of the Securities and Exchange Commission. The primary functions to be engaged in by TSYS' Audit Committee include:

     . Monitoring the integrity of TSYS' financial statements, TSYS' systems of internal controls and TSYS' compliance with regulatory and legal requirements;

     . Monitoring the independence, qualifications and performance of TSYS' independent auditor and internal auditing activities; and

     . Providing an avenue of communication among the independent auditor, management, internal audit and the Board of Directors.

     Corporate Governance and Nominating Committee. TSYS' Corporate Governance and Nominating Committee held three meetings in 2003. The primary functions to be engaged in by TSYS' Corporate Governance and Nominating Committee include:

     .   Identifying qualified individuals to become Board members;

     . Recommending to the Board the director nominees for each annual meeting of shareholders and director nominees to be elected by the Board to fill interim director vacancies;

     . Overseeing the annual review and evaluation of the performance of the Board and its committees; and

     . Developing and recommending to the Board corporate governance guidelines.

     Compensation Committee. TSYS' Compensation Committee held five meetings in 2003. Its Report on Executive Compensation begins on page 17. The primary functions to be engaged in by TSYS' Compensation Committee include:

     .    The design and oversight of TSYS' executive compensation program;

     . The design and oversight of all compensation and benefit programs in which employees and officers of TSYS are eligible to participate; and

     .    Performing an annual evaluation of the Chief Executive Officer.

CONSIDERATION OF DIRECTOR CANDIDATES

     Shareholder Candidates. The Corporate Governance and Nominating Committee will consider candidates for nomination as a director submitted by shareholders. Although the Committee does not have a separate policy that addresses the consideration of director candidates recommended by shareholders, the Board does not believe that such a separate policy is necessary as TSYS' bylaws permit shareholders to nominate candidates and as one of the duties set forth in the Corporate Governance and Nominating Committee charter is to review and consider director candidates submitted by shareholders. The Committee will consider individuals recommended by shareholders for nomination as directors in accordance with TSYS' bylaws and in accordance with the procedures described under "Shareholder Proposals and Nominations" on page 23.

                                       4

     Director Qualifications. TSYS' Corporate Governance Guidelines contain Board membership criteria considered by the Corporate Governance and Nominating Committee in recommending nominees for a position on TSYS' Board. The Committee believes that, at a minimum, a director candidate must possess personal and professional integrity, sound judgment and forthrightness. A director candidate must also have sufficient time and energy to devote to the affairs of TSYS, be free from conflicts of interest with TSYS, must not have reached the retirement age for TSYS directors and be willing to make, and financially capable of making, the required investment in TSYS' stock pursuant to TSYS' Director Stock Ownership Guidelines. The Committee also considers the following criteria when reviewing a director candidate:

..    The extent of the director's/potential director's business acumen and experience;

..    Whether the director/potential director assists in achieving a mix of Board members that represents a diversity of background and experience, including with respect to age, gender, race, place of residence and specialized experience;

..    Whether the director/potential director meets the independence requirements of the listing standards of the NYSE;

..    Whether the director/potential director would be considered a "financial expert" or "financially literate" as defined in the listing standards of the NYSE;

..    Whether the director/potential director, by virtue of particular technical expertise, experience or specialized skill relevant to TSYS' current or future business, will add specific value as a Board member; and

..    Whether the director/potential director possesses a willingness to challenge and stimulate management and the ability to work as part of a team in an environment of trust.

IDENTIFYING AND EVALUATING NOMINEES

     The Corporate Governance and Nominating Committee has two primary methods for identifying director candidates (other than those proposed by TSYS' shareholders, as discussed above). First, on a periodic basis, the Committee solicits ideas for possible candidates from a number of sources including members of the Board, TSYS executives and individuals personally known to the members of the Board. Second, the Committee is authorized to use its authority under its charter to retain at TSYS' expense one or more search firms to identify candidates (and to approve such firms' fees and other retention terms).

     The Committee will consider all director candidates identified through the processes described above, and will evaluate each of them, including incumbents, based on the same criteria. The director candidates are evaluated at regular or special meetings of the Committee and may be considered at any point during the year. If based on the Committee's initial evaluation a director candidate continues to be of interest to the Committee, the Chair of the Committee will interview the candidate and communicate his evaluation to the other Committee members and executive management. Additional interviews are conducted, if necessary, and ultimately the Committee will meet to finalize its list of recommended candidates for the Board's consideration.

     One nominee for election as a director, John T. Turner, has not previously served as a director of TSYS. Mr. Turner was recommended to the Committee for consideration as a director nominee by an executive officer (other than the chief executive officer) of TSYS.

MEETINGS OF NON-MANAGEMENT DIRECTORS

     The non-management directors of TSYS meet separately at least four times a year after each regularly scheduled meeting of the Board of Directors. G. Wayne Clough, TSYS' Lead Director, presides at the meetings of non-management directors.

                                       5

COMMUNICATING WITH THE BOARD

     TSYS' Board provides a process for shareholders to communicate with the Board. Shareholders may communicate with the Board by writing the Board of Directors, Total System Services, Inc., c/o General Counsel's Office, 901 Front Avenue, Suite 301, Columbus, Georgia 31901. Additional procedures by which shareholders can communicate with the non-management directors are available in the Corporate Governance section of our website at www.tsys.com/finance.

ADDITIONAL INFORMATION ABOUT CORPORATE GOVERNANCE

     TSYS has adopted Corporate Governance Guidelines which are regularly reviewed by the Corporate Governance and Nominating Committee. We have also adopted a Code of Business Conduct and Ethics which is applicable to all directors, officers and employees. In addition, we maintain procedures for the confidential, anonymous submission of any complaints or concerns about TSYS, including complaints regarding accounting, internal accounting controls or auditing matters. Shareholders may access TSYS' Corporate Governance Guidelines, Code of Business Conduct and Ethics, each committee's current charter, procedures for shareholders to communicate with the non-management directors and procedures for reporting complaints and concerns about TSYS, including complaints concerning accounting, internal accounting controls and auditing matters in the Corporate Governance section of our website at www.tsys.com/finance.

              DIRECTOR COMPENSATION AND STOCK OWNERSHIP GUIDELINES

COMPENSATION

     Directors of TSYS receive the following compensation:

     Annual retainer........................................$25,000
     Annual retainer for committee chair,
          excluding executive...............................$ 2,000
     Attendance fee for each Board meeting..................$ 1,800
     Attendance fee for each Executive Committee meeting,
          including the chairman............................$ 1,800
     Attendance fee for each committee meeting chaired,
          other than executive..............................$ 1,200
     Attendance fee for committee meetings,
          other than executive..............................$   750

     The Executive Committee has non-voting advisory members who are compensated in the same manner as committee members. Directors may elect to defer all or a portion of their cash compensation. Deferred amounts are deposited into one or more investment funds chosen by the director. All deferred fees are payable only in cash.

DIRECTOR STOCK PURCHASE PLAN

     TSYS' Director Stock Purchase Plan is a nontax-qualified, contributory stock purchase plan pursuant to which qualifying TSYS directors can purchase, with the assistance of contributions from TSYS, presently issued and outstanding shares of TSYS stock. Under the terms of the Director Stock Purchase
Plan, qualifying directors can elect to contribute up to $5,000 per calendar quarter to make purchases of TSYS stock, and TSYS contributes an additional amount equal to 50% of the directors' cash contributions. Participants in the Director Stock Purchase Plan are fully vested in, and may request the issuance to them of, all shares of TSYS stock purchased for their benefit under the Plan.

STOCK OWNERSHIP GUIDELINES

     Under TSYS' stock ownership guidelines for directors, all directors are required to accumulate over time shares of TSYS stock equal in value to at least three times the value of the annual retainer.

                                       6

                            PROPOSALS TO BE VOTED ON

                         PROPOSAL 1: ELECTION OF DIRECTORS

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE "FOR" ALL
NOMINEES.

NUMBER

     The Board of Directors of TSYS consists of 17 members. As 18 board seats have been authorized by TSYS' shareholders, TSYS has one directorship which remains vacant. This vacant directorship could be filled in the future at the discretion of TSYS' Board of Directors. This discretionary power gives TSYS' Board of Directors the flexibility of appointing new directors in the periods between TSYS' Annual Meetings should suitable candidates come to its attention. The Board is divided into three classes whose terms are staggered so that the term of one class expires at each Annual Meeting of Shareholders. The terms of office of the Class I directors expire at the 2005 Annual Meeting, the terms of office of the Class II directors expire at the 2006 Annual Meeting and the terms of office of the Class III directors expire at the 2004 Annual Meeting. Proxies cannot be voted at the 2004 Annual Meeting for a greater number of persons than the number of nominees named.

NOMINEES

     The following nominees have been selected by the Corporate Governance and Nominating Committee and approved by the Board for submission to the shareholders: Sidney E. Harris, Alfred W. Jones III, Mason H. Lampton, John T. Turner, M. Troy Woods, James D. Yancey and Rebecca K. Yarbrough, each to serve a three year term expiring at the Annual Meeting in the year 2007.

     The Board believes that each director nominee will be able to stand for election. If any nominee becomes unable to stand for election, proxies in favor of that nominee will be voted in favor of the remaining nominees and in favor of any substitute nominee named by the Board upon the recommendation of the Corporate Governance and Nominating Committee. If you do not wish your shares voted for one or more of the nominees, you may so indicate on the proxy.

MEMBERS OF THE BOARD OF DIRECTORS

     Following is the principal occupation, age and certain other information for each director nominee and other directors serving unexpired terms.

-----------------------------------------------------------------------------------------------------------
                                       TSYS        Year
                                       Director    First
                                       Classifi-   Elected      Principal Occupation
Name                         Age       cation      Director     and Other Information
------------------------     -----     ---------   ---------    -------------------------------------------
James H. Blanchard <f1>      62           II       1982         Chief Executive Officer, Synovus Financial
                                                                Corp.; Chairman of the Executive
                                                                Committee, Total System Services, Inc.;
                                                                Director, BellSouth Corporation

Richard Y. Bradley           65           II       1991         Partner, Bradley & Hatcher (Law Firm);
                                                                Director, Synovus Financial Corp.

G. Wayne Clough <f2>         62            I       2000         President, Georgia Institute
                                                                of Technology

Walter W. Driver, Jr.        58           II       2002         Chairman, King & Spalding LLP
                                                                (Law Firm)

Gardiner W. Garrard, Jr.     63           II       1982         President, The Jordan Company (Real
                                                                Estate Development); Director, Synovus
                                                                Financial Corp.

Sidney E. Harris             54          III       1999         Dean, J. Mack Robinson College of
                                                                Business, Georgia State University;
                                                                Director, The ServiceMaster Company and
                                                                Transamerica Investors, Inc.

                                       7

John P. Illges, III          69           II       1982         Senior Vice President and Financial
                                                                Consultant, Retired, The Robinson-Humphrey
                                                                Company, Inc. (Stockbroker); Director,
                                                                Synovus Financial Corp.

Alfred W. Jones III          46          III       2001         Chairman of the Board and Chief
                                                                Executive Officer, Sea Island Company
                                                                (Real Estate Development and Management);
                                                                Director, Synovus Financial Corp.

Mason H. Lampton             56          III       1986         President and Chief Executive Officer,
                                                                Standard Concrete Products
                                                                (Construction Company); Director,
                                                                Synovus Financial Corp.

W. Walter Miller, Jr. <f3>   55           II       1993         Group Executive, Retired, Total System
                                                                Services, Inc.

H. Lynn Page                 63            I       1982         Director, Synovus Financial Corp.

Philip W. Tomlinson <f4>     57            I       1982         Chief Executive Officer,
                                                                Total System Services, Inc.

John T. Turner <f3>          47          III       2003         Private Investor

Richard W. Ussery <f5>       56            I       1982         Chairman of the Board,
                                                                Total System Services, Inc.

M. Troy Woods <f6>           52          III       2003         President and Chief Operating Officer,
                                                                Total System Services, Inc.

James D. Yancey <f7>         62          III       1982         Chairman of the Board,
                                                                Synovus Financial Corp.
                                                                and Columbus Bank and Trust Company

Rebecca K. Yarbrough         66          III       1999         Private Investor

---------
<f1> James H. Blanchard was elected Chairman of the Executive Committee of TSYS in February 1992. From 1982 until 1992, Mr. Blanchard served as Chairman of the Board of TSYS.

<f2> G. Wayne Clough serves as Lead Director of the TSYS Board.

<f3> W. Walter Miller, Jr.'s spouse is the first cousin of John T. Turner.

<f4> Philip W. Tomlinson was elected Chief Executive Officer of TSYS in
     December 2003. From 1982 until 2003, Mr. Tomlinson served in various capacities with TSYS, including President of TSYS.

<f5> Richard W. Ussery was elected Chairman of the Board and Chief Executive
     Officer of TSYS in February 1992 and continues to serve as Chairman of the Board. From 1982 until 1992, Mr. Ussery served as President of TSYS.

<f6> M. Troy Woods was elected President and Chief Operating Officer of TSYS in December 2003. From 1987 until 2003, Mr. Woods served in various capacities with TSYS, including Executive Vice President of TSYS.

<f7> James D. Yancey was elected Chairman of the Board of Synovus in October
     2003. Prior to 2003, Mr. Yancey served in various capacities with Synovus and/or CB&T, including Vice Chairman of the Board and President of both Synovus and CB&T.

                                       8

                           PROPOSAL 2: RATIFICATION OF
                     APPOINTMENT OF THE INDEPENDENT AUDITOR

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE "FOR" RATIFICATION OF THE APPOINTMENT OF KPMG LLP THE INDEPENDENT AUDITOR.

     The Audit Committee has appointed the firm of KPMG LLP as the independent auditor to audit the consolidated financial statements of TSYS and its subsidiaries for the fiscal year ending December 31, 2004. Representatives of KPMG will be present at the Annual Meeting with the opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions from shareholders present at the meeting. Although shareholder ratification of the appointment of TSYS' independent auditor is not required by our bylaws or otherwise, we are submitting the selection of KPMG to our shareholders for ratification to permit shareholders to participate in this important corporate decision. If not ratified, the Audit Committee will reconsider the selection, although the Audit Committee will not be required to select a different independent auditor for TSYS.

                               EXECUTIVE OFFICERS

     The following table sets forth the name, age and position with TSYS of each executive officer of TSYS.

--------------------------------------------------------------------------------
Name                          Age     Position with TSYS
---------------------------   ---     ------------------------------------------
James H. Blanchard            62      Chairman of the Executive Committee
Philip W. Tomlinson           57      Chief Executive Officer
Richard W. Ussery             56      Chairman of the Board
M. Troy Woods                 52      President and Chief Operating Officer
James B. Lipham               55      Executive Vice President
                                       and Chief Financial Officer
William A. Pruett             50      Executive Vice President
Kenneth L. Tye                51      Executive Vice President
                                       and Chief Information Officer
G. Sanders Griffith, III      50      General Counsel and Secretary

     Messrs. Blanchard, Ussery, Tomlinson and Woods are directors of TSYS. James
B. Lipham was elected as Executive Vice President and Chief Financial Officer of TSYS in July 1995. From 1984 until 1995, Mr. Lipham served in various financial capacities with Synovus and/or TSYS, including Senior Vice President and Treasurer. William A. Pruett was elected as Executive Vice President of TSYS in February 1993. From 1976 until 1993, Mr. Pruett served in various capacities with CB&T and/or TSYS, including Senior Vice President. Kenneth L. Tye was elected as Executive Vice President and Chief Information Officer of TSYS in August 1999. From 1971 until 1999, Mr. Tye served in various capacities with CB&T and/or TSYS, including Senior Vice President. G. Sanders Griffith, III has served as General Counsel of TSYS since 1988 and was elected as Secretary of TSYS in June 1995. Mr. Griffith currently serves as Senior Executive Vice President, General Counsel and Secretary of Synovus and has held various positions with Synovus since 1988.

                                       9

              STOCK OWNERSHIP OF DIRECTORS AND EXECUTIVE OFFICERS

     The following table sets forth ownership of shares of TSYS stock by each director, by each executive officer named in the Summary Compensation Table on page 13 and by all directors and executive officers as a group as of December 31, 2003.

 ------------------------------------------------------------------------------------------------------
                                  Shares of            Shares of
                                 TSYS Stock           TSYS Stock                         Percentage of
                               Beneficially         Beneficially       Total               Outstanding
                                 Owned with           Owned with       Shares of             Shares of
                                Sole Voting        Shared Voting       TSYS Stock           TSYS Stock
                             and Investment       and Investment       Beneficially       Beneficially
                                Power as of          Power as of       Owned as of         Owned as of
 Name                              12/31/03             12/31/03         12/31/03<f1>         12/31/03
 --------------------------  ------------------- --------------------  ----------------  -------------
James H. Blanchard               790,792            360,480            1,151,272                  *
Richard Y. Bradley                24,737              5,000               29,737                  *
G. Wayne Clough                    2,929                ---                2,929                  *
Walter W. Driver, Jr.              1,345                ---                1,345                  *
Gardiner W. Garrard, Jr.          19,675                ---               19,675                  *
Sidney E. Harris                   4,799                ---                4,799                  *
John P. Illges, III              105,125             81,750              186,875                  *
Alfred W. Jones III                3,762                ---                3,762                  *
Mason H. Lampton                  83,503             59,426<f2>          142,929                  *
W. Walter Miller, Jr.             79,252              2,481               81,733                  *
H. Lynn Page                     398,713            132,606              531,319                  *
William A. Pruett                134,263                ---              244,263                  *
Philip W. Tomlinson              562,443             39,864            1,022,307                  *
John T. Turner                    21,600            576,000              597,600                  *
Kenneth L. Tye                    33,006             32,500               65,506                  *
Richard W. Ussery                540,692             66,000            1,026,692                  *
M. Troy Woods                     45,479              2,814              158,293                  *
James D. Yancey                  702,160             44,493              746,653                  *
Rebecca K. Yarbrough             249,339            417,554<f3>          666,893                  *
Directors and Executive
 Officers as a Group
  (21 persons)                 3,878,354          1,821,568            6,919,922                3.5

*    Less than one percent of the outstanding shares of TSYS stock.

--------

<f1> The totals shown for the following directors and executive officers of TSYS include the number of shares of TSYS stock that each individual, as of December 31, 2003, had the right to acquire within 60 days through the exercise of stock options:

          Person                                  Number of Shares
          ------                                  ----------------
     William A. Pruett                                110,000
     Philip W. Tomlinson                              420,000
     Richard W. Ussery                                420,000
     M. Troy Woods                                    110,000

     In addition, the other executive officers of TSYS had rights to acquire an aggregate of 160,000 shares of TSYS stock within 60 days through the exercise of stock options.

<f2> Includes 28,800  shares of TSYS stock held in a trust for which Mr.
     Lampton is not the trustee. Mr. Lampton disclaims beneficial ownership of such shares.

<f3> Includes 72,000 shares of TSYS stock held in a trust for which Mrs.
     Yarbrough is not the trustee. Mrs. Yarbrough disclaims beneficial ownership of such shares.


     For a detailed discussion of the beneficial ownership of Synovus stock by TSYS' named executive officers and directors and by all directors and executive officers of TSYS as a group, see "Synovus Stock Ownership of Directors and Management" on page 21.

                                       10

                             AUDIT COMMITTEE REPORT

     The Audit Committee of the Board of Directors is comprised of three directors, each of whom the Board has determined to be an "independent director" as defined by the listing standards of the New York Stock Exchange. The duties of the Audit Committee are summarized in this Proxy Statement under "Committees of the Board" on page 3 and are more fully described in the Audit Committee charter adopted by the Board of Directors which is attached to this Proxy Statement as Appendix A.

     As more fully described in its charter, one of the Audit Committee's primary responsibilities is to assist the Board in its oversight responsibility regarding the integrity of TSYS' financial statements and systems of internal controls. Management is responsible for TSYS' accounting and financial reporting processes, internal controls and the preparation and integrity of TSYS' consolidated financial statements. KPMG LLP, TSYS' independent auditor, is responsible both for performing an independent audit of TSYS' consolidated financial statements in accordance with auditing standards generally accepted in the United States and for issuing an opinion as to whether those financial statements are presented fairly in conformity with accounting principles generally accepted in the United States. The Audit Committee is directly responsible for the compensation, appointment and oversight of KPMG LLP. The function of the Audit Committee is not to duplicate the activities of management or the independent auditor, but to monitor and oversee TSYS' financial reporting process.

        In discharging its responsibilities regarding the financial reporting process, the Audit Committee:

     . Reviewed and discussed with management TSYS' audited financial statements as of and for the year ended December 31, 2003;

     . Discussed with KPMG LLP the matters required to be discussed by Statement on Auditing Standards No. 61 (Communication with Audit Committees); and

     . Received from KPMG LLP the written disclosures and the letter required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees) and has discussed with KPMG LLP their independence.

     Based upon the review and discussions referred to in the preceding paragraph, the Audit Committee recommended to the Board of Directors that the audited financial statements referred to above be included in TSYS' Annual Report on Form 10-K for the year ended December 31, 2003, to be filed with the Securities and Exchange Commission.

     This Audit Committee Report shall not be deemed incorporated by reference in any document previously or subsequently filed with the Securities and Exchange Commission that incorporates by reference all or any portion of this Proxy Statement, except to the extent TSYS specifically requests that the Report be specifically incorporated by reference.

The Audit Committee

John P. Illges, III, Chair
Sidney E. Harris
H. Lynn Page

KPMG LLP FEES AND SERVICES

     The following table presents fees for professional audit services rendered by KPMG LLP for the audit of TSYS' annual financial statements for the years ended December 31, 2003 and December 31, 2002 and fees billed for other services rendered by KPMG during those periods.

                                       2003                      2002
                                       ----                      ----
     Audit Fees <f1>              $  421,000                 $  283,000

     Audit Related Fees <f2>          89,000                    100,000

     Tax Fees <f3>                   455,000                    121,000

     All Other Fees <f4>             555,000                    537,000
                                  ----------                 ----------
     Total                        $1,520,000                 $1,041,000
                                  ===========                ===========

                                       11

---------------------

<f1>     Audit fees represent fees for professional services provided in connection with the audit of TSYS' financial statements and review of quarterly financial statements and audit services provided in connection with other statutory or regulatory filings.
<f2>     Audit related fees consisted principally of certain agreed upon procedures engagements, employee benefit plan audits and due diligence services related to business acquisitions.
<f3>     Tax fees consisted of fees for tax compliance and tax consultation services.
<f4>     All other fees consisted principally of assurance related services associated with data center reviews as well as certain agreed upon procedures related to computer security.

POLICY ON AUDIT COMMITTEE PRE-APPROVAL

     The Audit Committee has the responsibility for appointing, setting the compensation for and overseeing the work of TSYS' independent auditor. In recognition of this responsibility, the Audit Committee has established a policy to pre-approve all audit and permissible non-audit services provided by the independent auditor in order to assure that the provision of these services does not impair the independent auditor's independence. TSYS' Audit Committee Pre-Approval Policy addresses services included within the four categories of audit and permissible non-audit services, which include Audit Services, Audit Related Services, Tax Services and All Other Services.

     The annual audit services engagement terms and fees are subject to the specific pre-approval of the Audit Committee. In addition, the Audit Committee must specifically approve permissible non-audit services classified as All Other Services.

     Prior to engagement, management submits to the Committee for approval a detailed list of the Audit Services, Audit Related Services and Tax Services that it recommends the Committee engage the independent auditor to provide for the fiscal year. Each specified service is allocated to the appropriate category and accompanied by a budget estimating the cost of that service. The Committee will, if appropriate, approve both the list of Audit Services, Audit Related Services and Tax Services and the budget for such services.

     The Committee is informed at each Committee meeting as to the services actually provided by the independent auditor pursuant to the Pre-Approval Policy. Any proposed service that is not separately listed in the Pre-Approval Policy or any service exceeding the pre-approved fee levels must be specifically pre-approved by the Committee. The Audit Committee has delegated pre-approval authority to the Chairman. The Chairman must report any pre-approval decisions made by him to the Committee at its next scheduled meeting.

                                       12

                             EXECUTIVE COMPENSATION

SUMMARY COMPENSATION TABLE

     The following table summarizes the cash and noncash compensation for each of the last three fiscal years for the chief executive officer of TSYS and for the other four most highly compensated executive officers of TSYS.

-----------------------------------------------------------------------------------------------------------------------------------
                                                SUMMARY COMPENSATION TABLE
                                                                                                    Long-Term
                                                Annual Compensation                             Compensation Awards
                           -------------------------------------------------------   ----------------------------------------------
                                                                      Other                             Securities      All
                                                                      Annual           Restricted       Underlying      Other
Name and                                                              Compen-          Stock            Options/        Compen-
Principal Position <f1>     Year    Salary <f2>       Bonus           sation <f3>      Award(s)         SARs            sation <f4>
-----------------------    ------  --------------   -----------      ------------     --------------   -------------   ------------
Richard W. Ussery            2003    $591,875         $276,938          $10,000         $  -0-               -0-         $ 93,320
Chairman of the Board        2002     534,094          453,980            9,167            -0-            42,453          154,539
                             2001     534,400          425,000           10,000            -0-           539,829          148,868

Philip W. Tomlinson          2003     536,488          249,244             -0-             -0-               -0-          104,297
Chief Executive Officer      2002     480,685          408,582             -0-             -0-            38,208          137,287
                             2001     484,400          382,500             -0-             -0-           529,872          114,736

M. Troy Woods                2003     315,000          110,250             -0-             -0-               -0-           45,063
President and                2002     303,750          180,731             -0-             -0-            15,283           70,231
Chief Operating Officer      2001     270,000          161,650             -0-             -0-           417,923           73,439

William A. Pruett            2003     315,000          110,250             -0-             -0-               -0-           45,179
Executive Vice               2002     303,750          180,731             -0-             -0-            15,283           75,517
President                    2001     270,000          161,650             -0-             -0-           417,923           78,029

Kenneth L. Tye               2003     278,250           97,388             -0-             -0-               -0-           39,909
Executive Vice President and 2002     268,313          159,646             -0-             -0-            13,019           58,684
Chief Information Officer    2001     230,000          136,850             -0-             -0-           415,268           53,537


-----------------------
<f1> Mr. Blanchard received no cash compensation from TSYS during 2001, 2002 or
     2003, other than director compensation.

<f2> Amount consists of base salary and director fees for Messrs. Ussery and Tomlinson.

<f3> Amount represents matching contributions under the Director Stock
     Purchase Plan. Perquisites and other personal benefits are excluded because the aggregate amount does not exceed the lesser of $50,000 or 10% of annual salary and bonus for the named executives.

<f4> The 2003 amount consists of contributions or other allocations to defined contribution plans of $18,000 for each executive; allocations pursuant to defined contribution excess benefit agreements of $72,707, $63,636, $26,616, $26,616 and $21,411 for each of Messrs. Ussery, Tomlinson, Woods, Pruett and Tye, respectively; premiums paid for term life insurance coverage of $2,613, $6,561, $447, $563 and $498 for each of Messrs. Ussery, Tomlinson, Woods, Pruett and Tye, respectively; and the dollar value of the benefit of premiums paid for split dollar life insurance policies (unrelated to term life insurance coverage) projected on an actuarial basis of $16,100 for Mr. Tomlinson.

                                       13

STOCK OPTION EXERCISES AND GRANTS

     The following tables provide certain information regarding stock options granted and exercised in the last fiscal year and the number and value of unexercised options at the end of the fiscal year.

--------------------------------------------------------------------------------
                                        OPTION/SAR GRANTS IN LAST FISCAL YEAR
                                            Individual Grants
                     ---------------------------------------------------------
                                  % of Total                                   Potential
                                  Options/                                     Realized Value at
                                  SARs           Exercise                      Assumed Annual Rates of
                     Options/     Granted to     or                            Stock Price Appreciation
                     SARs         Employees      Base                          For Option Term
                     Granted      in Fiscal      Price       Expiration       --------------------------
Name                 (#)          Year           ($/Share)   Date                5%($)       10%($)
-------------------  -----------  -------------  --------    --------------   ---------    -------------
Richard W. Ussery        -0- <f1>   --- %         $---          ---             $  ---      $---

Philip W. Tomlinson      -0- <f1>   ---            ---          ---                ---       ---

M. Troy Woods            -0- <f1>   ---            ---          ---                ---       ---

William A. Pruett        -0- <f1>   ---            ---          ---                ---       ---

Kenneth L. Tye           -0- <f1>   ---            ---          ---                ---       ---

-----------------
<f1> As described in the Compensation Committee Report on Executive
     Compensation, there were no option/SAR grants to TSYS' executive officers in 2003.

-----------------------------------------------------------------------------------------------------------
                    AGGREGATED OPTION/SAR EXERCISES IN LAST FISCAL YEAR
                            AND FY-END OPTION/SAR VALUES

                                                Number of Securities          Value of
                                                Underlying Unexercised        Unexercised In-the-Money
                     Shares        Value        Options/SARs at FY-End (#)    Options/SARs at FY-End ($)<f1>
                     Acquired on   Realized     --------------------------    -----------------------------
Name                 Exercise (#)  ($)<f1>      Exercisable/Unexercisable     Exercisable/Unexercisable
-------------------  ------------  -----------  --------------------------    -----------------------------
Richard W. Ussery     87,722 <f2> $1,383,840    504,632 /  542,453             $5,213,044 / $102,736
                         -0-             -0-    420,000 /      -0- <f3>         7,543,200 /      -0-

Philip W. Tomlinson   50,000 <f2>    878,250    311,653 /  538,208              2,818,390 /   92,463
                         -0-             -0-    420,000 /      -0- <f3>         7,543,200 /      -0-

M. Troy Woods         23,655 <f2>    281,934    112,068 /  415,283                867,189 /   36,985
                     100,000 <f3>    979,564    110,000 /      -0-              1,975,600 /      -0-

William A. Pruett     22,000 <f2>    250,976    141,187 /  415,283              1,403,335 /   36,985
                     100,000 <f3>    983,000    110,000 /      -0-              1,975,600 /      -0-

Kenneth L. Tye        11,250 <f2>    164,816     59,446 /  413,019                484,628 /   31,506

---------

<f1> Market value of underlying securities at exercise or year-end, minus the exercise or base price.

<f2> Options pertain to shares of Synovus stock.

<f3> Options pertain to shares of TSYS stock.

                                       14

CHANGE IN CONTROL ARRANGEMENTS

     Long-Term Incentive Plans. Under the terms of the TSYS 2000 and 2002 Long-Term Incentive Plans and Synovus' 1992, 1994, 2000 and 2002 Long-Term Incentive Plans, all awards become automatically vested in the event of a Change of Control, as defined below, unless otherwise determined by the Committee at grant. Awards under the Plans may include stock options, restricted stock, stock appreciation rights and performance awards. Messrs. Ussery, Tomlinson, Pruett, Tye and Woods each have received restricted stock and stock options under the Synovus/TSYS Long-Term Incentive Plans.

     Change of Control Agreements. TSYS has entered into Change of Control Agreements with Messrs. Ussery, Tomlinson, Pruett, Tye and Woods, and certain other officers. In the event of a Change of Control, an executive would receive the following:

     . For Messrs. Ussery and Tomlinson, three times their current base salary and bonus (bonus is defined as the average bonus over the past three years measured as a percentage multiplied by the executive's current base salary). Messrs. Pruett, Tye and Woods would receive two times their current base salary and bonus, as defined above.

     . Three years of medical, life, disability and other welfare benefits (two years for Messrs. Pruett, Tye and Woods).

     . A pro rata bonus through the date of termination for the separation year.

     . A cash amount in lieu of a long-term incentive award for the year of separation equal to 1.5 times the normal market grant, if the executive received a long-term incentive award in the year of separation, or 2.5 times the market grant if not.

     In order to receive these benefits, an executive must be actually or constructively terminated within one year following a Change of Control, or the executive may voluntarily or involuntarily terminate employment during the thirteenth month following a Change of Control.

     With respect to Synovus, a Change of Control under these agreements is defined as: (i) the acquisition of 20% or more of the "beneficial ownership" of Synovus' outstanding voting stock, with certain exceptions for Turner family members; (ii) the persons serving as directors of Synovus as of January 1, 1996, and their replacements or additions, ceasing to comprise at least two-thirds of the Board members; (iii) a merger, consolidation, reorganization or sale of Synovus' assets unless the prior owners of Synovus own more than two-thirds of the new company, no person owns more than 20% of the new company, and two-thirds of the new company's Board members are prior Board members of Synovus; or (iv) a triggering event occurs as defined in the Synovus Rights Agreement. With respect to TSYS, a Change of Control is generally defined the same as a Change of Control of Synovus, except that (a) a spin-off of TSYS stock to Synovus shareholders, and (b) any transaction in which Synovus continues to own more than 50% of the outstanding stock of TSYS are specifically excluded from the Change of Control definition. In the event an executive is impacted by the Internal Revenue Service excise tax that applies to certain Change of Control arrangements, the executive would receive additional payments so that he or she would be in the same position as if the excise tax did not apply. The Change of Control Agreements do not provide for any retirement benefits or perquisites.

                                       15

                            STOCK PERFORMANCE GRAPH

     The following graph compares the yearly percentage change in cumulative shareholder return on TSYS stock with the cumulative total return of the Standard & Poor's 500 Index and the Standard & Poor's Systems Software Index for the last five fiscal years (assuming a $100 investment on December 31, 1998 and reinvestment of all dividends).


[Omitted Stock Performance Graph is represented by the following table.]

              COMPARISON OF FIVE YEAR CUMULATIVE TOTAL RETURN AMONG
                  TSYS, S&P 500 AND S&P SYSTEMS SOFTWARE INDEX

               1998      1999      2000      2001      2002      2003
               ----      ----      ----      ----      ----      -----
TSYS           $100      $ 70      $ 96      $ 91      $ 58      $134

S&P 500        $100      $121      $110      $ 97      $ 76      $ 97

S&P SS         $100      $189      $ 94      $ 99      $ 75      $ 87

                                       16

            COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

     The Compensation Committee of TSYS is responsible for the design and oversight of the TSYS executive compensation program, as well as the compensation and other benefit plans in which officers and employees of TSYS and its subsidiaries participate. The Committee has designed its compensation program to attract and retain highly motivated and well-trained executives in order to create superior shareholder value for TSYS shareholders.

     Elements of Executive Compensation. The four elements of executive compensation at TSYS are:

     .      Base Salary
     .      Annual Bonus
     .      Long-Term Incentives
     .      Other Benefits

     The Committee believes that a substantial portion (though not a majority) of an executive's compensation should be at risk based upon performance, both in the short-term (through the annual bonus and the Synovus/TSYS Profit Sharing Plan and the Synovus/TSYS 401(k) Savings Plan) and long-term (through long-term incentives such as stock options and restricted stock awards). The remainder of each executive's compensation is primarily based upon the competitive practices of computer systems/data processing companies ("similar companies"), with certain adjustments as described below. The companies used for comparison under this approach are not the same companies included in the peer group index appearing in the Stock Performance Graph on page 16. Each element of executive compensation is discussed in detail below.

     Base Salary. Base salary is an executive's annual rate of pay without regard to any other elements of compensation. The primary consideration used by the Committee is a market comparison of comparable positions within similar companies based upon the executive's level of responsibility and experience. The Committee has had difficulty, however, in obtaining appropriate market data for certain of TSYS' executives. Market data for most positions is based upon the 50th percentile of the computer systems/data processing market, adjusted to reflect the size of TSYS. If market data could not be obtained for a particular position, the Committee targeted the median level of general industry data with a premium added to reflect the technology component of TSYS' business. During 2003, the Committee did not change the base salary of Mr. Ussery (who served as chief executive officer during 2003) or the base salaries of TSYS' other executive officers.

     Annual Bonus. The Committee may award annual bonuses to TSYS executives under two different plans, the Synovus Executive Bonus Plan and the Synovus Incentive Bonus Plan. The Committee selects the participants in each Plan from year to year. For 2003, Mr. Ussery was selected to participate in the Synovus Executive Bonus Plan and Messrs. Tomlinson, Pruett, Tye and Woods were selected to participate in the Incentive Bonus Plan. Under the terms of the Plans, bonus amounts are paid as a percentage of base pay based on the achievement of performance goals that are established each year by the Committee. The performance goals may be chosen by the Committee from among the following measurements:

     . Number of cardholder, merchant and/or other customer accounts processed and/or converted by TSYS;

     . Successful negotiation or renewal of contracts with new and/or existing customers by TSYS;

     .    Productivity and expense control;

     .    Stock price;

     .    Return on capital compared to cost of capital;

     .    Net income;

     .    Operating income;

     .    Earnings per share and/or earnings per share growth;

     .    Return on equity;

     .    Return on assets; and

     .    Asset growth.

                                       17

     The Committee established a payout matrix based on attainment of growth in diluted earnings per share goals during 2003 for Mr. Ussery and TSYS' other executive officers. The maximum percentage payouts under the Plans for 2003 were 100% for Messrs. Ussery and Tomlinson and 70% for Messrs. Pruett, Tye and Woods. TSYS' financial performance and each executive's individual performance can reduce the bonus awards determined by the attainment of the goals. Although the Company's earnings per share growth goal was achieved, the Committee exercised downward discretion with respect to the bonus payments based upon a recommendation from TSYS' management. Based upon TSYS' 2003 earnings per share growth and the exercise of downward discretion described above, Mr. Ussery and TSYS' other executive officers were awarded the bonus amounts set forth in the Summary Compensation Table.

     Long-Term Incentives. The Committee has awarded both stock options and restricted stock awards to executives. Because of the relatively low number of publicly traded shares of TSYS, the Committee has awarded Synovus stock options and restricted stock awards to TSYS executives, linking their interests to those of Synovus and TSYS shareholders. Restricted stock awards are designed to focus executives on the long-term performance of Synovus and TSYS. Stock options provide executives with the opportunity to buy and maintain an equity interest in Synovus and TSYS and to share in their capital appreciation. The Committee has established a payout matrix for long-term grants that uses total shareholder return measured by Synovus' performance (stock price increases plus dividends) and how Synovus' total shareholder return compares to the return of a peer group of companies. For the 2003 long-term incentive awards, total shareholder return and peer comparisons were measured during the 2000 to 2002 performance period. Based upon Synovus' performance as measured by the payout matrix during the performance period, the Committee did not make any long-term incentive awards to Mr. Ussery or to TSYS' other executive officers in 2003.

     Effective January 1, 2004, the Committee adopted Executive Stock Ownership Guidelines to align the interests of TSYS' executive officers to that of TSYS' shareholders. For the named executive officers, the Guideline is a number of shares equal to five (for Messrs. Ussery and Tomlinson), four (for Mr. Woods), or three (for Messrs. Pruett and Tye) times the executive's base salary as of January 1, 2004, divided by the average closing price of TSYS stock for the 2003 calendar year. The Guideline is recalculated at the beginning of each calendar year after 2004. Executives have a five year grace period to fully achieve the Guideline, with an interim three year grace period to attain a specified percentage of the Guideline. Until the Guideline is achieved, executives are required to retain all net shares received upon the exercise of stock options, excluding shares used to pay the option's exercise price and any taxes due upon exercise. The Guidelines permit the development of an alternative ownership plan by the Chairman of the Board and Chairman of the Compensation Committee in the event of an executive's severe financial hardship.

     Other Benefits. Executives receive other benefits that serve a different purpose than the elements of compensation discussed above. In general, these benefits either provide retirement income or protection against catastrophic events such as illness, disability and death. Executives generally receive the same benefits offered to the employee population, with the only exceptions designed to promote tax efficiency or to replace other benefits lost due to regulatory limits. The Synovus/TSYS Profit Sharing Plan and the Synovus/TSYS 401(k) Savings Plan, including an excess benefit plan which replaces benefits lost due to regulatory limits (collectively the "Plan"), is the largest component of TSYS' benefits package for executives. The Plan is directly related to the performance of TSYS because the contributions to the Plan, up to a maximum of 14% of an executive's compensation, depend upon TSYS' profitability. For 2003, Mr. Ussery and TSYS' other executive officers received a Plan contribution of two percent of their compensation. The remaining benefits provided to executives are primarily based upon the competitive practices of similar companies.

     The Internal Revenue Code limits the deductibility for federal income tax purposes of annual compensation paid by a publicly held corporation to its chief executive officer and four other highest paid executives for amounts in excess of $1 million, unless certain conditions are met. Because the Committee seeks to maximize shareholder value, the Committee has taken steps to ensure that any compensation paid to its executives in excess of $1 million is deductible. When necessary to meet the requirements for deductibility under the Internal Revenue Code, members of the Committee may abstain from voting on performance based compensation. For 2003, Messrs. Ussery, Tomlinson, Woods and Pruett would have been affected by this provision, but for the steps taken by the

                                       18

Committee. The Committee reserves the ability to make awards which do not qualify for full deductibility under the Internal Revenue Code, however, if the Committee determines that the benefits of doing so outweigh full deductibility.

     The Committee believes that its executive compensation program serves the best interests of the shareholders of TSYS. As described above, a substantial portion of the compensation of TSYS' executives is directly related to TSYS' performance. The Committee believes that the performance of TSYS to date validates its compensation philosophy.

The Compensation Committee

Mason H. Lampton, Chair
G. Wayne Clough


          COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     Gardiner W. Garrard, Jr., Mason H. Lampton and G. Wayne Clough served as members of TSYS' Compensation Committee during 2003. No member of the Committee is a current or former officer or employee of TSYS or its subsidiaries. Mr. Garrard no longer serves as a member of the Committee.

                          TRANSACTIONS WITH MANAGEMENT

     TSYS has entered into an agreement with CB&T with respect to the use of aircraft owned or leased by CB&T and W.C.B. Air L.L.C. CB&T and W.C.B. Air are parties to a Joint Ownership Agreement pursuant to which they jointly own or lease aircraft. W.C. Bradley Co. owns all of the limited liability company interests of W.C.B. Air. CB&T and W.C.B. Air have each agreed to pay fixed fees for each hour they fly the aircraft owned and/or leased pursuant to the Joint Ownership Agreement. TSYS paid CB&T $1,163,922 for its use of the aircraft during 2003, which was used by CB&T to satisfy its commitments under the Joint Ownership Agreement. The charges payable by TSYS to CB&T in connection with its use of this aircraft approximate charges available to unrelated third parties in the State of Georgia for use of comparable aircraft for commercial purposes. During 2003, TSYS also leased office space in Columbus, Georgia at fair market value from W.C. Bradley Co. for lease payments of $196,241. James H. Blanchard, Chairman of the Executive Committee of TSYS, Chief Executive Officer of Synovus and a director of CB&T, is a director of W.C. Bradley Co. James D. Yancey, Chairman of the Board of Synovus and CB&T and a director of TSYS, is a director of W.C. Bradley Co. John T. Turner, a director of W.C. Bradley Co., is a director of TSYS and CB&T. William B. Turner, Jr., John T. Turner's brother, is an officer and director of W.C. Bradley and is also a director of Synovus and CB&T. W. Walter Miller, Jr., a director of W.C. Bradley Co., is a director of TSYS.

     King & Spalding, a law firm located in Atlanta, Georgia, performed legal services on behalf of TSYS during 2003. Walter W. Driver, Jr., a director of TSYS, is Chairman of King & Spalding. Mr. Driver does not personally provide any legal services to TSYS.

     On June 6, 2003, TSYS purchased an aggregate of 800,000 restricted shares of Vital Processing Services, LLC, a joint venture which is 50% owned by TSYS, from certain of its executive officers. On June 12, 2000, TSYS granted Messrs. Ussery, Tomlinson, Pruett, Tye, Woods and Lipham 100,000, 200,000, 100,000, 100,000, 100,000 and 200,000 restricted shares, respectively, of Vital with a three year cliff vesting schedule. The value of the awards were $325,000, $650,000, $325,000, $325,000, $325,000 and $650,000, respectively, based upon an independent, third party valuation of Vital conducted as of the date of grant. In connection with the termination of Vital's stock-based compensation plans, TSYS offered to repurchase the restricted shares granted to its executives. TSYS paid Messrs. Ussery, Tomlinson, Pruett, Tye, Woods and Lipham $385,000, $770,000, $385,000, $385,000, $385,000 and $770,000, respectively, for their restricted shares. The purchase price for the restricted shares was based upon an independent, third party valuation of Vital conducted as of May 31, 2003.

                                       19

     Michael O. Ussery, the brother of Richard W. Ussery, Chairman of TSYS, was employed by a subsidiary of TSYS as a director of sales during 2003. Michael O. Ussery received $74,417 in compensation for his services during the year. John Dale Hester, a son-in-law of Richard W. Ussery, was employed by TSYS as a director of sales and marketing during 2003. Mr. Hester received $134,948 in compensation for his services during the year. Mack Paul Daffin, Jr., a son-in-law of Philip W. Tomlinson, Chief Executive Officer and a director of TSYS, was employed by TSYS as a director of distributed technology during 2003. Mr. Daffin received $142,765 in compensation for his services during the year. Roderick Cowan Hunter, the son-in-law of director James D. Yancey, was employed by TSYS as a director of sales and marketing during 2003. Mr. Hunter received $107,169 in compensation for his services during the year. The compensation received by the employees listed above is determined under the standard compensation practices of TSYS.

     For a description of certain transactions between TSYS and its affiliated companies, upon whose Boards of Directors certain of TSYS' directors also serve, see "Electronic Payment Processing Services Provided to CB&T and Certain of Synovus' Subsidiaries; Other Agreements Between TSYS, Synovus, CB&T and Certain of Synovus' Subsidiaries" on page 22.

        RELATIONSHIPS BETWEEN TSYS, SYNOVUS, CB&T AND CERTAIN OF SYNOVUS'
                                  SUBSIDIARIES

BENEFICIAL OWNERSHIP OF TSYS STOCK BY CB&T

     The following table sets forth the number of shares of TSYS stock beneficially owned by CB&T, the only known beneficial owner of more than 5% of the issued and outstanding shares of TSYS stock, as of December 31, 2003.

--------------------------------------------------------------------------------
                                                  Percentage of
                         Shares of                Outstanding Shares of
                         TSYS Stock               TSYS Stock
Name and Address of      Beneficially Owned       Beneficially Owned
Beneficial Owner         as of 12/31/03           as of 12/31/03
------------------------ ------------------------ -----------------------------
Columbus Bank
and Trust Company        159,630,980 <f1><f2>          81.1%
1148 Broadway
Columbus, Georgia 31901

------------

<f1> CB&T individually owns these shares.

<f2> As of December 31, 2003, Synovus Trust Company, N.A., a wholly owned trust company subsidiary of CB&T, and the other banking, brokerage, investment advisory and trust company subsidiaries of Synovus held in various fiduciary or advisory capacities a total of 2,846,409 shares (1.45%) of TSYS stock. Of this total, Synovus Trust Company held 2,629,111 shares as to which it possessed sole voting power, 2,581,444 shares as to which it possessed sole investment power, 204,714 shares as to which it possessed shared voting power and 220,606 shares as to which it possessed shared investment power. The other banking, brokerage, investment advisory and trust company subsidiaries of Synovus held 18,500 shares as to which they possessed sole investment power. In addition, as of December 31, 2003, Synovus Trust Company and the other banking, brokerage, investment advisory and trust company subsidiaries of Synovus held in various agency or non-advisory capacities an additional 3,083,785 shares of TSYS stock as to which they possessed no voting or investment power. Synovus and its subsidiaries disclaim beneficial ownership of all shares of TSYS stock which are held by them in various fiduciary, advisory, non-advisory and agency capacities.


     CB&T, by virtue of its individual ownership of 159,630,980 shares, or 81.1%, of the outstanding shares of TSYS stock on December 31, 2003 is able to, and intends to, elect a majority of TSYS' Board of Directors. CB&T presently controls TSYS. Synovus presently controls CB&T.

INTERLOCKING DIRECTORATES OF TSYS, SYNOVUS AND CB&T

     Six of the seventeen members of and nominees to serve on TSYS' Board of Directors also serve as members of the Boards of Directors of Synovus and CB&T. They are James H. Blanchard, Richard Y. Bradley, Gardiner W. Garrard, Jr., John
P. Illges, III, H. Lynn Page and James D. Yancey. Alfred W. Jones III serves as a director of Synovus, Mason H. Lampton serves as an Advisory Director of CB&T and as a director of Synovus and John T. Turner serves as a director of CB&T.

                                       20

SYNOVUS STOCK OWNERSHIP OF DIRECTORS AND MANAGEMENT

     The following table sets forth the number of shares of Synovus stock beneficially owned by TSYS' directors, by each executive officer named in the Summary Compensation Table on page 13 and by all directors and executive officers as a group as of December 31, 2003.

------------------------------------------------------------------------------------
                           Shares of       Shares of
                       Synovus Stock   Synovus Stock                      Percentage
                        Beneficially    Beneficially                              of
                          Owned with      Owned with           Total     Outstanding
                         Sole Voting          Shared       Shares of       Shares of
                                 and      Voting and   Synovus Stock   Synovus Stock
                          Investment      Investment    Beneficially    Beneficially
                         Power as of     Power as of     Owned as of     Owned as of
Name                        12/31/03        12/31/03     12/31/03<f1>       12/31/03
--------------------    --------------  ------------    ------------    ------------
James H. Blanchard         1,234,719<f2>    204,415      2,897,163              1.0
Richard Y. Bradley            23,681         84,887        108,568                *
G. Wayne Clough                  ---            ---            ---              ---
Walter W. Driver, Jr.            ---            ---            ---              ---
Gardiner W. Garrard, Jr.     204,147        879,211      1,083,358                *
Sidney E. Harris                 ---            ---            ---              ---
John P. Illges, III          280,704        441,429        722,133                *
Alfred W. Jones III            7,496            ---          7,496                *
Mason H. Lampton              94,458        278,981<f3>    373,439                *
W. Walter Miller, Jr.         30,873        498,391        572,960                *
H. Lynn Page                 746,826         11,515        758,341                *
William A. Pruett             11,082            ---        152,269                *
Philip W. Tomlinson           55,296            ---        366,949                *
John T. Turner               478,056            ---        478,056                *
Kenneth L. Tye                   ---            ---         59,446                *
Richard W. Ussery             58,224            878        563,734                *
M. Troy Woods                  1,190            ---        113,258                *
James D. Yancey            1,062,101         90,090      2,136,125                *
Rebecca K. Yarbrough          45,074         11,869         56,943                *
Directors and Executive
 Officers as a Group
 (21 persons)              4,503,675      2,504,856     11,186,384              3.7

*    Less than one percent of the outstanding shares of Synovus stock.

-------------------

<f1> The totals shown for the following directors and executive officers of TSYS include the number of shares of Synovus stock that each individual, as of December 31, 2003, had the right to acquire within 60 days through the exercise of stock options:

          Person                                       Number of Shares
          ------                                       ----------------
     James H. Blanchard                                   1,458,029
     W. Walter Miller, Jr.                                   43,696
     William A. Pruett                                      141,187
     Philip W. Tomlinson                                    311,653
     Kenneth L. Tye                                          59,446
     Richard W. Ussery                                      504,632
     M. Troy Woods                                          112,068
     James D. Yancey                                        983,934

     In addition, the other executive officers of TSYS had rights to acquire an aggregate of 563,208 shares of Synovus stock within 60 days through the exercise of stock options.

<f2> Includes  59,784 shares with respect to which Mr. Blanchard has no investment power.

<f3> Includes 276,187 shares of Synovus stock held in a trust for which
     Mr. Lampton is not the trustee. Mr. Lampton disclaims beneficial ownership of such shares.

                                       21

ELECTRONIC PAYMENT PROCESSING SERVICES PROVIDED TO CB&T AND CERTAIN OF SYNOVUS' SUBSIDIARIES; OTHER AGREEMENTS BETWEEN TSYS, SYNOVUS, CB&T AND CERTAIN OF SYNOVUS' SUBSIDIARIES

     The terms of the transactions set forth below are comparable to those provided for between similarly situated unrelated third parties in similar transactions.

     During 2003, TSYS provided electronic payment processing services to CB&T and certain of Synovus' other banking subsidiaries. The electronic payment processing agreement between TSYS and CB&T can be terminated by CB&T upon 60 days prior written notice to TSYS or terminated by TSYS upon 180 days prior written notice to CB&T. During 2003, TSYS derived $4,325,774 in revenues from CB&T and certain of Synovus' other banking subsidiaries for the performance of electronic payment processing services and $5,457,656 in revenues from Synovus and its subsidiaries for the performance of other data processing, software and business process management services.

     TSYS and Synovus are parties to a Lease Agreement pursuant to which Synovus leased from TSYS office space for lease payments aggregating $684,922 during 2003. Synovus also paid TSYS $2,075 during 2003 for data processing services.

     TSYS and Synovus are parties to Management Agreements pursuant to which Synovus provided certain management services to TSYS. During 2003, these services included human resource services, maintenance services, security services, communications services, corporate education services, travel services, investor relations services, corporate governance services, legal services, regulatory and statutory compliance services, executive management services performed on behalf of TSYS by certain of Synovus' officers and financial services. As compensation for management services provided during 2003, TSYS paid Synovus aggregate management fees of $8,038,296. Management fees are subject to future adjustments based upon charges at the time by unrelated third parties for comparable services.

     During 2003, Synovus Trust Company served as Trustee of various employee benefit plans of TSYS. During 2003, TSYS paid Synovus Trust Company trustee's fees under these plans of $544,726. Also during 2003, Synovus Investment Advisors, Inc., a subsidiary of Synovus, provided advisory services to various employee benefit plans of TSYS for advisory fees of $31,772.

     During 2003, CB&T paid TSYS Total Debt Management, Inc., a subsidiary of TSYS, $164,970 for debt collection services.

     During 2003, Columbus Depot Equipment Company, a wholly owned subsidiary of TSYS, and Synovus, CB&T and two of Synovus' other subsidiaries were parties to Lease Agreements pursuant to which Synovus, CB&T and two of Synovus' other subsidiaries leased from Columbus Depot Equipment Company computer related equipment for bankcard and bank data processing services for lease payments aggregating $18,265.

     During 2003, Synovus and CB&T paid TSYS an aggregate of $1,284,921 for miscellaneous reimbursable items, such as data links, network services and postage, primarily related to processing services provided by TSYS.

     During 2003, Synovus, CB&T and other Synovus subsidiaries paid to Columbus Productions, Inc., a wholly owned subsidiary of TSYS, $731,299 for printing services.

     During 2003, CB&T leased office space from TSYS for lease payments of $39,405. In addition, TSYS leased furniture and equipment from CB&T during 2003 for lease payments of $318,940. Also during 2003, TSYS and its subsidiaries were paid $582,056 of interest by CB&T in connection with deposit accounts with, and commercial paper purchased from, CB&T. Furthermore, during 2003 TSYS paid CB&T interest of $29,257 in connection with a line of credit and fees of $124,376 for the provision of other banking services.

                                       22

            SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Section 16(a) of the Securities Exchange Act of 1934 requires TSYS' officers and directors, and persons who own more than ten percent of TSYS stock, to file reports of ownership and changes in ownership on Forms 3,4 and 5 with the Securities and Exchange Commission and the New York Stock Exchange. Officers, directors and greater than ten percent shareholders are required by SEC regulations to furnish TSYS with copies of all Section 16(a) forms they file.

     To TSYS' knowledge, based solely on its review of the copies of such forms received by it, and written representations from certain reporting persons that no Forms 5 were required for those persons, TSYS believes that during the fiscal year ended December 31, 2003, all Section 16(a) filing requirements applicable to its officers, directors and greater than ten percent beneficial owners were complied with, except for the following. Mr. Driver and Mrs. Yarbrough each filed one late report, each of which reported one transaction late.

                     SHAREHOLDER PROPOSALS AND NOMINATIONS

     In order for a shareholder proposal to be considered for inclusion in TSYS' Proxy Statement for the 2005 Annual Meeting of Shareholders, the written proposal must be received by the Corporate Secretary of TSYS at the address below. The Corporate Secretary must receive the proposal no later than November 10, 2004. The proposal will also need to comply with the SEC's regulations under Rule 14a-8 regarding the inclusion of shareholder proposals in company sponsored proxy materials. Proposals should be addressed to:

                               Corporate Secretary
                           Total System Services, Inc.
                           901 Front Avenue, Suite 301
                             Columbus, Georgia 31901

     For a shareholder proposal that is not intended to be included in TSYS' Proxy Statement, or if you want to nominate a person for election as a director, you must provide written notice to the Corporate Secretary at the address above. The Secretary must receive this notice not earlier than December 10, 2004 and not later than January 24, 2005. The notice of a proposed item of business must provide information as required in the bylaws of TSYS which, in general, require that the notice include for each matter a brief description of the matter to be brought before the meeting; the reason for bringing the matter before the meeting; your name, address, and number of shares you own; and any material interest you have in the proposal.

     The notice of a proposed director nomination must provide information as required in the bylaws of TSYS which, in general, require that the notice of a director nomination include your name, address and the number of shares you own; the name, age, business address, residence address and principal occupation of the nominee; and the number of shares beneficially owned by the nominee. It must also include the information that would be required to be disclosed in the solicitation of proxies for the election of a director under federal securities laws. You must submit the nominee's consent to be elected and to serve. A copy of the bylaw requirements will be provided upon request to the Corporate Secretary at the address above.

                                       23

                              GENERAL INFORMATION

FINANCIAL INFORMATION

    Consolidated financial statements for TSYS and its subsidiaries are attached as a Financial Appendix to this Proxy Statement and are included in the Annual Report on Form 10-K as filed with the Securities and Exchange Commission, 450 Fifth Street, N.W., Washington, D.C. 20549. A copy of the 2003 Form 10-K (excluding exhibits) will be furnished, without charge, by writing to the Corporate Secretary, Total System Services, Inc., 901 Front Avenue, Suite 301, Columbus, Georgia 31901. The Form 10-K is also available on the Internet at www.tsys.com/finance. Click on "Financials" and "SEC Filings."

SOLICITATION OF PROXIES

     TSYS will pay the cost of soliciting proxies. Proxies may be solicited on behalf of TSYS by directors, officers or employees by mail, in person or by telephone, facsimile or other electronic means. TSYS will reimburse brokerage firms, nominees, custodians and fiduciaries for their out-of-pocket expenses for forwarding proxy materials to beneficial owners.

HOUSEHOLDING

     The Securities and Exchange Commission has adopted amendments to its proxy rules which permit companies and intermediaries, such as brokers and banks, to satisfy delivery requirements for proxy statements with respect to two or more shareholders sharing the same address by delivering a single proxy statement to those shareholders. This method of delivery, often referred to as householding, should reduce the amount of duplicate information that shareholders receive and lower printing and mailing costs for companies. TSYS is not householding proxy materials for its shareholders of record in connection with its 2004 Annual Meeting. However, we have been notified that certain intermediaries will household proxy materials. If you hold your shares of TSYS stock through a broker or bank that has determined to household proxy materials:

         . Only one annual report and proxy statement will be delivered to multiple shareholders sharing an address unless you notify your broker or bank to the contrary;

         . You can contact TSYS by calling (706) 649-5220 or by writing Investor Relations Manager, Total System Services, Inc., P.O. Box 120, Columbus, Georgia 31902 to request a separate copy of the annual report and proxy statement for the 2004 Annual Meeting and for future meetings or you can contact your bank or broker to make a similar request; and

         . You can request delivery of a single copy of annual reports or proxy statements from your bank or broker if you share the same address as another TSYS shareholder and your bank or broker has determined to household proxy materials.

     The above Notice of Annual Meeting and Proxy Statement are sent by order of the TSYS Board of Directors.

                                             /s/Philip W. Tomlinson
                                             Philip W. Tomlinson
                                             Chief Executive Officer


March 10, 2004

                                       24

                                   Appendix A

                           Total System Services, Inc.
                             Audit Committee Charter



PURPOSE
-------


The Audit Committee is appointed by the Board of Directors of the Company to assist the Board in fulfilling its oversight responsibilities for the Company's accounting and financial reporting processes and audits of the financial statements of the Company, by monitoring:

    *    The integrity of the Company's financial statements;

    *    The independence and qualifications of its independent auditor;

    *    The Company's system of internal controls;

    * The performance of the Company's internal audit function and independent auditor; and

    *    The Company's compliance with legal and regulatory requirements.

The Committee shall also prepare an audit committee report as required by the Securities and Exchange Commission ("SEC") to be included in the Company's annual proxy statement.



AUTHORITY
---------


The Committee has authority to conduct or authorize examinations into any matters within its scope of responsibility. It has sole authority to:

    * Appoint, compensate, retain, evaluate, terminate and directly oversee the work of the Company's independent auditor (subject to shareholder ratification if applicable). The independent auditor will report directly to the Audit Committee;

    * Resolve any disagreements between management and the auditor regarding financial reporting; and

    * Pre-approve all audit services and permitted non-audit services provided to the Company by its independent auditor to the extent required by and in a manner consistent with applicable law.

It also has authority to:

    * Retain outside advisors, including counsel, as it determines necessary to carry out its duties;

    * Seek any information it requires from employees--all of whom are directed to cooperate with the Committee's requests--or external parties;

    * Meet with Company officers, independent auditor, or outside counsel, as necessary;

    * Form and delegate to subcommittees consisting of one or more members when appropriate, including the authority to grant pre-approvals of audit services and permitted non-audit services, provided that decisions of such subcommittee to grant pre-approvals shall be presented to the full Committee at its next scheduled meeting; and

    * Establish detailed pre-approval policies for permitted non-audit services.

The Company shall provide appropriate funding, as determined by the Committee, for payment of compensation to any registered public accounting firm engaged for the purpose of rendering or issuing an audit report or related work or performing other audit, review or attest services for the Company and to any advisors employed by the Committee.

COMPOSITION
-----------


The Committee will consist of at least three members of the Board of Directors. The Board will appoint Committee members and the Committee Chair after taking into consideration the recommendation of the Company's Corporate Governance and Nominating Committee. Committee members may be replaced by the Board of Directors.

Each Committee member shall meet the independence and experience requirements of the New York Stock Exchange, Section 10A(m)(3) of the Securities Exchange Act of 1934 ("Exchange Act"), and the rules and regulations of the SEC. At least one member shall satisfy the definition of, and be designated as, a "financial expert", as defined by the SEC; provided, however, that if no member of the Committee satisfies such definition, the Committee shall direct the Company to include appropriate disclosures in SEC filings as required by SEC rules and regulations then in effect. No Committee member shall serve simultaneously on the Audit Committees of more than two other public companies without the approval of the Board. Any such approval will be disclosed in the proxy statement.



MEETINGS
--------


The Committee will meet as often as it determines is appropriate, but not less frequently than quarterly. All Committee members are expected to attend each meeting, in person or via tele- or videoconference. The Committee periodically will hold private meetings with management, the chief audit executive and the independent auditor. The Committee may invite any officer or employee of the Company, the independent auditor, counsel or others to attend meetings and provide pertinent information. Meeting agendas will be prepared by the chief audit executive in consultation with the Chairman of the Committee and provided in advance to members, along with appropriate briefing materials.



RESPONSIBILITIES
----------------


The Committee will carry out the following responsibilities:

Financial Statements



    * Review and discuss with management and the independent auditor significant accounting and financial reporting issues, including complex or unusual transactions and judgments concerning significant estimates or significant changes in the Company's selection or application of accounting principles, and recent professional, accounting and regulatory pronouncements and initiatives, and understand their impact on the Company's financial statements.

    * Review with management and the independent auditor the results of the audit, including any difficulties encountered in the course of the audit work, any restrictions on the scope of activities or access to requested information and any significant disagreements with management.

    * Review and discuss with management and the independent auditor the annual audited consolidated financial statements, including disclosures made in management's discussion and analysis, and recommend to the Board of Directors whether they should be included in the Company's Form 10-K.

    * Review and discuss with management and the independent auditor the disclosure required by the SEC to be included in the Company's proxy statement with respect to the independent auditor's fees.

    * Review and discuss with management and the independent auditor interim financial statements, including the results of the independent auditor's review of the quarterly financial statements, before filing the Company's Form 10-Q with the SEC.

    * Review disclosures made to the Committee by the Company's CEO and CFO during their certification process for the Form 10-K and Forms 10-Q about any significant deficiencies in the design or operation of internal controls or material weaknesses therein and any fraud involving management or other employees who have a significant role in the Company's internal controls.

    * At least annually prior to the filing of the Company's Form 10-K with the SEC (and more frequently if appropriate), review and discuss written and verbal reports from the independent auditor on: (1) all critical accounting policies and practices to be used; (2) all alternative treatments within generally accepted accounting principles that have been discussed with management, including ramifications of the use of such alternative disclosures and treatments and the treatment preferred by the independent auditor; and (3) other material written communications between the external auditor and management, such as any management letter or schedules of unadjusted differences.

    * Review with management and the independent auditor all matters required to be communicated by the independent auditor to the Committee under generally accepted auditing standards, including matters required to be discussed by Statement on Auditing Standards No. 61 and No. 90 relating to conduct of the audit.

    * Discuss with management the Company's earnings press releases, including the use of any non-GAAP information, as well as financial information and earnings guidance provided to analysts and rating agencies. Such discussion may be done generally (consisting of discussing the types of information to be disclosed and the types of presentations to be made).


Internal Controls and Risk Management



    * Consider the effectiveness of the Company's internal control systems, including information technology security and control.

    * Meet with management to review the Company's major financial risk exposures and the steps management has taken to monitor and control such exposures, including the Company's risk assessment and risk management policies.

    * Understand the scope of Internal Audit's and the independent auditor's reviews of internal control over financial reporting, and obtain reports on significant findings and recommendations, together with management's responses.



Internal Audit



    * Review with management, the independent auditor and the chief audit executive the plans, activities, staffing and organizational structure of the Internal Audit function, and any recommended changes thereto, as well as staff qualifications.

    * Review significant reports to management prepared by Internal Audit and management's responses.

    * Ensure there are no unjustified restrictions or limitations on the chief audit executive's scope of activities or access to information, and review and concur in the appointment, replacement, or dismissal of the chief audit executive.

    * On a regular basis, meet separately with the chief audit executive to discuss any matters that the Committee or Internal Audit believes should be discussed privately.

    *    Have the chief audit executive report to the Committee.


External Audit



    *    Have the independent auditor report directly to the Committee.

    * Meet with the independent auditor to discuss the independent auditor's proposed audit planning, scope, staffing and approach, including coordination of its effort with Internal Audit. This discussion shall include a review of, and concurrence by the Committee with, the appointment by the independent auditor of the lead (or coordinating) audit partner having primary responsibility for the Company's audit.

    * Obtain and review annually a report from the independent auditor regarding its quality control procedures, and material issues raised by the most recent internal quality control review, or peer review, of the firm or by any inquiry or investigation by governmental or professional authorities within the preceding five years respecting one or more of the independent audits carried out by the firm, and any steps taken to deal with any such issues and all relationships between the independent auditor and the Company.

    * Evaluate, and present to the Board of Directors its conclusions regarding, the qualifications, performance and independence of the independent auditor, including considering whether the auditor's quality controls are adequate and permitted non-audit services are compatible with maintaining the auditor's independence, and taking into account the opinions of management and the Internal Auditors.

    * Ensure the rotation of the audit partners as required by law and consider whether in order to assure continuing auditor independence it is appropriate to adopt a policy of rotating the external audit firm on a regular basis.

    * Establish policies concerning the Company's hiring of employees or former employees of the independent auditor, as required by law and by NYSE listing standards.

    * On a regular basis, meet separately with the independent auditor to discuss any matters that the Committee or independent auditor believes should be discussed privately.



Compliance



    * Review the effectiveness of the system for monitoring compliance with laws and regulations. The results of management's investigation and follow-up (including disciplinary action) of any instances of noncompliance should also be reviewed.

    * Obtain from the independent auditor any information with respect to illegal acts in accordance with Section 10A(b) of the Exchange Act.

    * Establish procedures for the receipt, retention and treatment of complaints received by the Company regarding accounting, internal accounting controls or auditing matters and the confidential, anonymous submission by employees of concerns regarding questionable accounting or auditing matters.

    * Review and discuss with management and the independent auditor any correspondence with, or the findings of any examinations by, regulatory agencies and any published reports or auditor observations that raise significant issues regarding the Company's financial statements or accounting policies.

    * Obtain regular updates from management and Company counsel regarding compliance matters and legal matters that may have a significant impact on the financial statements and related disclosures or the Company's compliance policies.



Reporting Responsibilities


    * Regularly report to the Board of Directors about Committee activities, issues and related recommendations.

    * Provide an open avenue of communication between Internal Audit, the independent auditor and the Board of Directors.

    * Review any other reports the Company issues that relate to Committee responsibilities.



Other Responsibilities



    * Perform other activities related to this charter as requested by the Board of Directors.

    *    Institute and oversee special investigations as needed.

    * Review and assess the adequacy of the Committee charter annually, request Board approval for proposed changes and ensure appropriate disclosure as may be required by law or regulation.

    * Annually review the Committee's own performance, including a review of the compliance of the Committee with this charter.

                             2003 FINANCIAL APPENDIX

                                [TSYS (R) LOGO]

SELECTED FINANCIAL DATA..............................................        F-2

FINANCIAL OVERVIEW...................................................        F-3

FINANCIAL REVIEW.....................................................        F-4

CONSOLIDATED BALANCE SHEETS..........................................       F-22

CONSOLIDATED STATEMENTS OF INCOME....................................       F-23

CONSOLIDATED STATEMENTS OF CASH FLOWS................................       F-24

CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY AND COMPREHENSIVE
 INCOME..............................................................       F-25

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS...........................       F-26

REPORT OF INDEPENDENT AUDITORS.......................................       F-48

REPORT OF FINANCIAL RESPONSIBILITY...................................       F-49

QUARTERLY FINANCIAL DATA, STOCK PRICE, DIVIDEND INFORMATION..........       F-50

SELECTED FINANCIAL DATA

The following financial data should be read in conjunction with the Consolidated Financial Statements and related Notes thereto and Financial Review, included elsewhere in this Annual Report. The historical trends in TSYS' results of operations and financial position over the last five years are presented below. Revenues before reimbursable items and net income have grown over the last five years at compounded annual growth rates of 15.9% and 20.8%, respectively. The balance sheet data also reflect the continued strong financial position of TSYS as evidenced by the current ratio of 1.9:1 at December 31, 2003, and increased shareholders' equity.

                                                            Years Ended December 31,
                                              ---------------------------------------------------
(in thousands except per share data)             2003        2002       2001      2000     1999
                                              -----------   -------   -------   -------   -------
Income Statement Data:
Revenues:
   Electronic payment processing services     $   707,816   617,876   572,412   511,663   451,227
   Other services                                 120,485   106,087    86,816    95,350    77,086
                                              -----------   -------   -------   -------   -------
     Revenues before reimbursable items           828,301   723,963   659,228   607,013   528,313
   Reimbursable items                             225,165   231,170   233,093   238,081   213,322
                                              -----------   -------   -------   -------   -------
     Total revenues                             1,053,466   955,133   892,321   845,094   741,635
                                              -----------   -------   -------   -------   -------
Expenses:
   Salaries and other personnel expense           326,568   300,240   267,792   240,658   207,618
   Net occupancy and equipment expense            205,845   174,958   171,680   163,953   151,964
   Other operating expenses                       105,334    91,168    81,961    87,446    80,439
   (Gain) loss on disposal of equipment, net          (25)      (75)       92     1,422      (798)
                                              -----------   -------   -------   -------   -------
     Expenses before reimbursable items           637,722   566,291   521,525   493,479   439,223
   Reimbursable items                             225,165   231,170   233,093   238,081   213,322
                                              -----------   -------   -------   -------   -------
     Total expenses                               862,887   797,461   754,618   731,560   652,545
                                              -----------   -------   -------   -------   -------
     Operating income                             190,579   157,672   137,703   113,534    89,090
Nonoperating income (expense)                       3,790     5,614     2,858     5,116     2,159
                                              -----------   -------   -------   -------   -------
   Income before income taxes,
     minority interest and equity
     in income of joint ventures                  194,369   163,286   140,561   118,650    91,249
Income taxes                                       70,868    57,908    53,891    46,601    34,983
Minority interest in subsidiary's net income         (338)     (154)      (76)      (99)      ---
Equity in income of joint ventures                 17,810    20,581    17,824    15,586    12,327
                                              -----------   -------   -------   -------   -------
     Net income                               $   140,973   125,805   104,418    87,536    68,593
                                              ===========   =======   =======   =======   =======
     Basic earnings per share                 $       .72       .64       .54       .45       .35
                                              ===========   =======   =======   =======   =======
     Diluted earnings per share               $       .71       .64       .53       .45       .35
                                              ===========   =======   =======   =======   =======
Cash dividends declared per share             $      .078      .068      .060      0.48      .040
                                              ===========   =======   =======   =======   =======
Weighted average common shares outstanding        196,830   197,017   194,773   194,785   194,913
                                              ===========   =======   =======   =======   =======
Weighted average common and common
   equivalent shares outstanding                  197,438   197,497   195,604   195,265   195,479
                                              ===========   =======   =======   =======   =======

                                                               At  December 31,
                                              ---------------------------------------------------
               (in thousands)                    2003        2002       2001      2000     1999
--------------------------------------------  -----------   -------   -------   -------   -------
Balance Sheet Data:
   Total assets                               $ 1,001,236   779,493   656,554   604,007   463,622
   Working capital                                127,392   148,623    99,620    63,180    68,553
   Obligations under capital leases
     and software arrangements
     (excluding current portion)                   29,748        67       135       164       204
   Shareholders' equity                           732,534   602,206   507,330   414,016   334,292

FINANCIAL OVERVIEW

TSYS' revenues are derived from providing electronic payment processing and related services to financial and nonfinancial institutions, generally under long-term processing contracts. TSYS' services are provided primarily through the Company's cardholder systems, TS2 and TS1, to financial institutions and other organizations throughout the United States, Mexico, Canada, Honduras, the Caribbean and Europe. The Company currently offers merchant services to financial institutions and other organizations in Japan through its majority owned subsidiary, GP Network Corporation (GP Net), and in the United States through its joint venture, Vital Processing Services L.L.C. (Vital).

Due to the somewhat seasonal nature of the credit card industry, TSYS' revenues and results of operations have generally increased in the fourth quarter of each year because of increased transaction and authorization volumes during the traditional holiday shopping season. Furthermore, growth or declines in card portfolios of existing clients, the conversion of cardholder accounts of new clients to the Company's processing platforms, and the loss of cardholder accounts impact the results of operations from period to period. Another factor which may affect TSYS' revenues and results of operations from time to time, is the sale by a client of its business, its card portfolio or a segment of its accounts to a party which processes cardholder accounts internally or uses another third-party processor. Consolidation in either the financial services or retail industries, a change in the economic environment in the retail sector, or a change in the mix of payments between cash and cards could favorably or unfavorably impact TSYS' financial position, results of operations and cash flows in the future.

A significant amount of the Company's revenues is derived from long-term contracts with large clients, including certain major customers. Processing contracts with large clients, representing a significant portion of the Company's total revenues, generally provide for discounts on certain services based on the size and activity of clients' portfolios. Therefore, electronic payment processing revenues and the related margins are influenced by the client mix relative to the size of client card portfolios, as well as the number and activity of individual cardholder accounts processed for each client. Consolidation among financial institutions has resulted in an increasingly concentrated client base, which results in a changing client mix toward larger clients and increasing pressure on the Company's net profit margins.

Based upon available market share data that includes cards processed in-house, the Company believes it has a 20% market share of the domestic consumer card processing arena; an 83% share of the Visa and MasterCard domestic commercial card processing market; a 15% share of the domestic retail card processing market; and a 4% market share of the U.S. off-line debit processing market at the end of 2003. The Company believes it has significant growth opportunities as in-house processors and issuers processed by competitors realize the potential for reduced costs and better portfolio performance offered through TSYS' processing solutions.

The Company provides services to its clients including processing consumer, retail, commercial, debit and stored value cards, as well as student loan account processing. Consumer cards include Visa and MasterCard credit cards as well as American Express cards. Retail cards include private label and gift cards. Commercial cards include purchasing cards, corporate cards and fleet cards for employees. Government services/EBT accounts on file consist mainly of student loan processing accounts. Debit/Stored value accounts include debit cards and stored value cards. The table on page F-11 summarizes TSYS' accounts on file (AOF) data by type of account at December 31, 2003, 2002 and 2001.

Significant highlights occurring during 2003 include:

     - Total revenues exceeded $1 billion for the first time in the Company's history.

     -   Operating income increased 20.9% in 2003 as compared to 2002.

     -   Net income increased 12.1% in 2003 as compared to 2002.

     - TSYS' synthetic lease on the corporate campus was terminated. The Company purchased the facility for $93.5 million through a combination of cash on hand and a line of credit.

     - TSYS cash generated from operating activities increased 34.8% in 2003 as compared to 2002.

     - Accounts on file processed on TSYS' systems increased 11.4% to 273.9 million.

     - TSYS' board of directors approved a stock repurchase plan that allows the Company to purchase up to 2 million shares between April 2003 and April 2005.

The major industry development occurring in 2003 and the early part of 2004 remains consolidation among financial institutions, particularly in the area of credit card operations. In 2003, Sears' credit card business was sold to Citigroup, Inc.; Circuit City sold its Visa and MasterCard portfolio to Fleet Financial, who in turn announced a merger with Bank of America; J.P. Morgan & Chase Co. and Bank One announced a merger; and Circuit City agreed to sell its private label card business to Bank One. TSYS' management continually monitors the situation with each of these portfolios. The impact of these transactions on the financial position, results of operations and cash flows of TSYS cannot be determined at this time.

FINANCIAL REVIEW

This Financial Review provides a discussion of critical accounting policies, related party transactions and off-balance sheet arrangements. This Financial Review also discusses the results of operations, financial condition, liquidity and capital resources of TSYS and outlines the factors that have affected its recent earnings, as well as those factors that may affect its future earnings. The accompanying Consolidated Financial Statements and related Notes and Selected Financial Data are an integral part of this Financial Review and should be read in conjunction with it.

CRITICAL ACCOUNTING POLICIES AND ESTIMATES

TSYS' (The Company's) financial position, results of operations and cash flows are impacted by the accounting policies the Company has adopted. In order to get a full understanding of the Company's financial statements, one must have a clear understanding of the accounting policies employed.

Factors that could affect the Company's future operating results and cause actual results to vary materially from expectations include, but are not limited to, lower than anticipated growth from existing customers, an inability to attract new customers and grow internationally, loss of one or more of the Company's major customers or other significant clients, an inability to grow through acquisitions or successfully integrate acquisitions, an inability to control expenses, technology changes, financial services consolidation, change in regulatory mandates, a decline in the use of cards as a payment mechanism, a decline in the financial stability of the Company's clients and uncertain economic conditions. Negative developments in these or other risk factors could have a material adverse effect on the Company's financial position, results of operations and cash flows.

The Company has prepared the accompanying consolidated financial statements in conformity with accounting principles generally accepted in the United States of America. In preparing financial statements, it is necessary for management to make assumptions and estimates affecting the amounts reported in the consolidated financial statements and related notes. These estimates and assumptions are developed based upon all information available. Actual results could differ from estimated amounts.

A summary of the Company's critical accounting policies follows:

ACCOUNTS RECEIVABLE: Accounts receivable balances are stated net of allowances for doubtful accounts and billing adjustments of $9.8 million and $8.0 million at December 31, 2003 and December 31, 2002, respectively. The allowance represents 7.5% and 6.2% of total accounts receivable at December 31, 2003 and December 31, 2002, respectively. TSYS' client base mainly consists of financial institutions and other card issuers such as retailers. A substantial amount of the Company's account receivable balances are current, and the average number of days sales outstanding in accounts receivable at December 31, 2003 was 42 days. Because TSYS invoices clients for services monthly in arrears, accounts receivable includes one month of service billings not yet invoiced.

TSYS records allowances for doubtful accounts when it is probable that the accounts receivable balance will not be collected. When estimating the allowances for doubtful accounts, the Company takes into consideration such factors as its day-to-day knowledge of the financial position of specific clients, the industry and size of its clients, the overall composition of its accounts receivable aging, prior history with specific customers of accounts receivable writeoffs and prior history of allowances in proportion to the overall receivable balance. This analysis includes an ongoing and continuous communication with its largest clients and those clients with past due balances. A financial decline of any one of the Company's large clients could have an adverse and material effect on collectibility of receivables and thus the adequacy of the allowance for doubtful accounts.

Increases in the allowance for doubtful accounts are recorded as charges to bad debt expense and are reflected in other operating expenses in the Company's consolidated statements of income. Write-offs of uncollectible accounts are charged against the allowance for doubtful accounts.

TSYS records allowances for billing adjustments for actual and potential billing discrepancies. When estimating the allowance for billing adjustments, the Company considers its overall history of billing adjustments, as well as its history with specific clients and known disputes. Increases in the allowance for billing adjustments are recorded as a reduction of revenues in the Company's consolidated statements of income, and actual adjustments to invoices are charged against the allowance for billing adjustments.

REVENUE RECOGNITION: The Company's electronic payment processing revenues are derived from long-term processing contracts with financial institutions and nonfinancial customers and are recognized as the services are performed. Electronic payment processing revenues are generated primarily from charges based on the number of accounts on file, transactions and authorizations processed, statements mailed, and other processing services for cardholder accounts on file. Most of these contracts have prescribed annual revenue minimums. The original terms of processing contracts generally range from three to ten years in length.

On March 3, 2003, the Company announced that Bank One selected TSYS to upgrade its credit card processing. Under the long-term software licensing and services agreement, TSYS will provide electronic payment processing of Bank

One's credit card accounts for at least two years beginning in 2004 (excluding statement and card production services), and then TSYS will license a modified version of its TS2 consumer and commercial card software to Bank One under a perpetual license with a six year payment term. The Company uses the percentage-of-completion accounting method for its agreement with Bank One.

The Company recognizes software license revenue in accordance with Statement of Position No. (SOP) 97-2, "Software Revenue Recognition," and SOP 98-9, "Modification of SOP 97-2, Software Revenue Recognition With Respect to Certain Transactions." For software licenses for which any services rendered are not considered essential to the functionality of the software, revenue is recognized upon delivery of the software, provided (1) there is evidence of an arrangement,
(2) collection of the fee is considered probable, (3) the fee is fixed or determinable, and (4) vendor specific objective evidence (VSOE) exists to allocate revenue to the undelivered elements of the arrangement.

When services are considered essential to the functionality of the software licensed, revenues are recognized over the period that such services will be performed using the percentage-of-completion method in accordance with SOP 81-1, "Accounting for Performance of Construction-Type and Certain Production-Type Contracts." Progress during the period services performed is measured by the percentage of costs incurred to date to estimated total costs for each arrangement. Provisions for estimated losses on incomplete contracts are made in the period in which such losses are determined. For license arrangements in which the fee is not fixed or determinable, the license revenue is recognized as payments become due.

The Company's other service revenues are derived from recovery collections work, bankruptcy process management, legal account management, skip tracing, commercial printing activities, targeted loyalty programs, and customer relationship management services, such as call center activities for card activation, balance transfer requests, customer service and collection. The contract terms for these services are generally shorter in nature as compared with the Company's long-term processing contracts. Revenue is recognized on these other services as the services are performed either on a per unit or a fixed price basis. The Company uses the percentage-of-completion method of accounting for its fixed price contracts, and progress is measured by the percentage of costs incurred to date to estimated total costs for each arrangement. Provisions for estimated losses on incomplete contracts are made in the period in which such losses are determined.

CONTRACT ACQUISITION COSTS: The Company capitalizes contract acquisition costs related to signing or renewing long-term contracts. These costs, primarily consisting of cash payments for rights to provide processing services and internal conversion costs, are amortized using the straight-line method over the contract term beginning when the client's cardholder accounts are converted and producing revenues. All costs incurred prior to a signed agreement are expensed as incurred.

The amortization of contract acquisition costs associated with cash payments is included in as a reduction of revenues in the Company's consolidated statements of income. The amortization of contract acquisition costs associated with conversion activity is recorded as other operating expenses in the Company's consolidated statements of income. The Company evaluates the carrying value of contract acquisition costs for impairment for each customer on the basis of whether these costs are fully recoverable from expected undiscounted net operating cash flows of the related contract. The determination of expected undiscounted net operating cash flows requires management to make estimates.

These costs may become impaired with the loss of a contract, the financial decline of a client, termination of conversion efforts after a contract is signed, diminished prospects for current clients or if the Company's actual results differ from its estimates of future cash flows.

SOFTWARE DEVELOPMENT COSTS: In accordance with Financial Accounting Standards Board (FASB) Statement No. 86, "Computer Software to be Sold, Leased or Otherwise Marketed," software development costs are capitalized once technological feasibility of the software product has been established. Costs incurred prior to establishing technological feasibility are expensed as incurred. Technological feasibility is established when the Company has completed a detailed program design and has determined that a product can be produced to meet its design specifications, including functions, features and technical performance requirements. Capitalization of costs ceases when the product is generally available to clients. The Company evaluates the unamortized capitalized costs of software development as compared to the net realizable value of the software product which is determined by expected undiscounted net operating cash flows. The amount by which the unamortized software development costs exceed the net realizable value is written off in the period that such determination is made. Software development costs are amortized using the greater of (1) the straight-line method over its estimated useful life, which ranges from three to ten years or (2) the ratio of current revenues to total anticipated revenue over its useful life.

The Company also develops software that is used internally. These software development costs are capitalized based upon Statement of Position 98-1, "Accounting for the Costs of Computer Software Developed or Obtained for Internal Use." Internal-use software development costs are capitalized once (a) preliminary project stage is completed, (b) management authorizes and commits to funding a computer software project, and (c) it is probable that the project will be completed, and the software will be used to perform the function intended. Costs incurred prior to meeting these qualifications are expensed as incurred. Capitalization of costs ceases when the project is substantially complete and ready for its intended use. Internal-use software development costs are amortized using an estimated useful life of three to seven years. Software development costs may become impaired in situations where development efforts are abandoned due to the viability of the planned project becoming doubtful or due to technological obsolescence of the planned software product.

GOODWILL: Goodwill results from the excess of cost over the fair value of net assets of businesses acquired. In July 2001, the FASB issued Statement No. 141 (SFAS No. 141), "Business Combinations," and Statement No. 142 (SFAS No. 142), "Goodwill and Other Intangible Assets." SFAS No. 141 requires that the purchase method of accounting be used for all business combinations initiated after June 30, 2001. SFAS No. 141 also specifies criteria that intangible assets acquired in a purchase method business combination must meet to be recognized and reported apart from goodwill, noting that any purchase price allocable to an assembled workforce may not be accounted for separately.

SFAS No. 142 requires that goodwill and intangible assets with indefinite useful lives no longer be amortized, but instead tested for impairment at least annually in accordance with the provisions of SFAS No. 142. SFAS No. 142 also requires that intangible assets with estimable useful lives be amortized over their respective estimated useful lives to their estimated residual values, and reviewed for impairment in accordance with Statement of Financial Accounting Standards No. 144 (SFAS No. 144), "Accounting for the Impairment or Disposal of Long-Lived Assets." The Company adopted SFAS No. 142 January 1, 2002.

TRANSACTION PROCESSING PROVISIONS: The Company has recorded estimates to accrue for contract contingencies (performance penalties) and processing errors. A significant number of the Company's contracts with large clients contain service level agreements which can result in TSYS incurring performance penalties if contractually required service levels are not met. When providing these accruals, the Company takes into consideration such factors as the prior history of performance penalties and processing errors incurred, actual contractual penalties inherent in the Company's contracts, progress towards milestones and known processing errors not covered by insurance.

These accruals are included in other current liabilities in the accompanying consolidated balance sheets. Increases and decreases in transaction processing provisions are charged to other operating expenses in the Company's consolidated statements of income, and payments or credits for performance penalties and processing errors are charged against the accrual.

IMPAIRMENT OF LONG-LIVED ASSETS AND INTANGIBLES: In accordance with SFAS No.144, the Company reviews long-lived assets, such as property and equipment and intangibles subject to amortization, such as contract acquisition costs and certain computer software, for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of an asset to estimated undiscounted operating cash flows expected to be generated by the asset. If the carrying amount of an asset exceeds its estimated future cash flows, an impairment charge is recognized by the amount by which the carrying amount of the asset exceeds the fair value of the asset. Assets to be disposed of are separately presented in the balance sheet and reported at the lower of the carrying amount or fair value less costs to sell, and would no longer be depreciated. The assets and liabilities of a disposed group classified as held for sale are presented separately in the appropriate asset and liability sections of the balance sheet.

RELATED PARTY TRANSACTIONS

The Company provides electronic payment processing and other services to its parent company, Synovus Financial Corp. (Synovus), and its affiliates, and to its joint ventures, Vital Processing Services L.L.C. (Vital) and Total System Services de Mexico, S.A. de C.V (TSYS de Mexico). The services are performed under contracts that are similar to its contracts with other customers. The Company believes the terms and conditions of transactions between the Company and these related parties are comparable to those which could have been obtained in transactions with unaffiliated parties. The Company's margins with respect to related party transactions are comparable to margins recognized in transactions with unrelated third parties. The amounts related to these transactions are disclosed on the face of TSYS' consolidated financial statements.

At December 31, 2003, Columbus Bank and Trust Company (CB&T), a wholly owned subsidiary of Synovus, owned 159,630,980 shares (81.1%) of TSYS' common stock.

VITAL RESTRICTED UNITS

In 2000, the Board of Directors of Vital approved a plan to allow its owners to set aside 2 million units of the 100 million units held by the owners to make awards to key management of Visa and TSYS. In June 2000, TSYS awarded six of its key executives an aggregate of 800,000 Vital restricted stock units for their role in the development, growth and success of Vital, and was made to incent key executives to continue to grow and develop Vital. The units were to vest over a 36-month cliff-vesting schedule.

In connection with the termination of Vital's stock-based compensation plans, TSYS, with approval from the Compensation Committee, repurchased the Vital restricted units from the Company's six key executives in June 2003,

The purchase price for the restricted shares of $3.85 per unit was based upon an independent, third party valuation of Vital conducted as of May 31, 2003. The Company recognized compensation expense throughout the entire vesting period. Semiannually, the Company received an independent third party valuation of Vital throughout the vesting period and adjusted compensation expense accordingly. Through December 2002, the Company recognized $3.0 million as compensation expense. After adjusting for the updated valuation in 2003, TSYS recognized $80,000 as compensation expense in 2003.

LEASE GUARANTEE

To assist Vital in leasing its corporate facility, the Company and Visa U.S.A.
(Visa) are guarantors, jointly and severally, for the lease payments on Vital's Tempe facility. The lease on the facility expires in July 2007. The total future minimum lease payments remaining at December 31, 2003 are $5.2 million. If Vital fails to perform its obligations with regard to the lease, TSYS and Visa would be required to perform in the same manner and to same extent as is required by Vital.

LINE OF CREDIT

On June 30, 2003, TSYS obtained a $45.0 million long-term line of credit from a banking affiliate of Synovus. The line is an automatic draw-down facility. The interest rate for the line of credit is the London Interbank Offered Rate (LIBOR) plus 150 basis points. In addition, there is a charge of 15 basis points on any funds unused. The line of credit is unsecured debt and includes covenants requiring the Company to maintain certain minimum financial ratios. At December 31, 2003, TSYS did not have an outstanding balance on the line of credit and was in compliance with all covenants. As the LIBOR rate changes, TSYS will be subject to interest rate risk.

In addition, TSYS maintains another unsecured credit agreement with CB&T. The credit agreement has a maximum available principal balance of $5.0 million, with interest at prime. TSYS did not use the credit facility during 2003, 2002 or 2001.

ACQUISITIONS

Upon the recommendation of a special committee of TSYS directors on October 15, 2002, the board of directors of TSYS approved the purchase of ProCard, Inc. (ProCard) from Synovus for $30.0 million in cash. ProCard is a provider of software and Internet tools designed to assist organizations with the management of purchasing, travel and fleet card programs. ProCard's software solutions have been integrated into TSYS' processing solutions. On November 1, 2002, TSYS completed the ProCard acquisition.

Because the acquisition of ProCard was a transaction between entities under common control, the Company has reflected the acquisition at historical cost in accordance with SFAS No. 141. In accordance with the provisions of SFAS No. 141, TSYS has restated its consolidated financial statements for periods prior to TSYS' acquisition of ProCard that Synovus controlled both ProCard and TSYS to include the financial position, results of operations and cash flows of ProCard since May 2000.

Effective January 1, 2002, TSYS acquired TSYS Total Debt Management, Inc. (TDM) from Synovus in exchange for 2,175,000 newly issued shares of TSYS' common stock with a market value of $43.5 million at the date of acquisition. Prior to the acquisition, TDM operated as a wholly owned subsidiary of Synovus, providing third-party collection services. TDM operates as a separate, wholly owned subsidiary of TSYS. Because the acquisition of TDM was a transaction between entities under common control, the Company has reflected the acquisition at historical cost in accordance with SFAS No. 141 and has reflected the results of operations of TDM in the Company's consolidated financial statements beginning January 1, 2002. The Company did not restate periods prior to 2002 because such restatement was not significant. Refer to Note 12 for more information on TSYS acquisitions.

BALANCE SHEETS

TSYS maintains deposit accounts with CB&T, the majority of which earn interest and on which TSYS receives market rates of interest. Included in cash and cash equivalents are deposit balances with CB&T of $80.8 million and $84.5 million at December 31, 2003 and 2002, respectively.

The Company maintains restricted cash balances on deposit with CB&T. The restricted cash balances relate to cash collected on behalf of clients which are held in escrow. At December 31, 2003 and 2002, the Company had restricted cash balances of $7.6 million and $4.0 million, respectively, on deposit with CB&T.

TSYS paid cash dividends to CB&T in the amount of approximately $12.0 million, $10.3 million and $9.1 million in 2003, 2002 and 2001, respectively. TSYS received cash dividends from its equity method joint ventures of approximately $5.3 million, $17.9 million and $7.1 million in 2003, 2002 and 2001, respectively. Additionally, as part of the modification to the joint venture agreement in 2001, TSYS received a capital distribution of approximately $3.3 million from TSYS de Mexico.

Through its related party transactions, TSYS generates accounts receivable and liability accounts with Synovus, CB&T and its affiliates, Vital and TSYS de Mexico. At December 31, 2003 and 2002, the Company had accounts receivable balances of $1.1 million and $1.6 million, respectively, associated with related parties. At December 31, 2003 and 2002, the Company had accounts payable balances of $1.0 million and $76,188, respectively, associated with related parties. At December 31, 2003 and 2002, the Company had an accrued current liability to related parties of $135,710 and $87,461, respectively.

STATEMENTS OF INCOME

The Company provides electronic payment processing services and other services for Synovus, CB&T and its affiliates, as well as its equity method joint ventures, TSYS de Mexico and Vital.

The table below details revenues derived from affiliated companies for the years ended December 31, 2003, 2002 and 2001:

                                                                2003         2002         2001
                                                            ------------   ----------   ----------
Electronic payment processing services:
   Vital                                                    $ 14,373,892   15,116,769   15,069,633
   CB&T                                                        3,874,441    3,425,785    3,274,862
   Synovus and affiliates                                        451,333      488,148      433,223
   TSYS de Mexico                                                 29,893       44,788   15,961,010
                                                            ------------   ----------   ----------
Total electronic payment processing services                $ 18,729,559   19,075,490   34,738,728
                                                            ============   ==========   ==========
Other services:
   CB&T                                                     $  5,677,176    5,575,853    5,789,004
   Synovus and affiliates                                        695,014      959,250      641,701
   Vital                                                          48,313       28,121       22,447
                                                            ------------   ----------   ----------
Total other services                                        $  6,420,503    6,563,224    6,453,152
                                                            ============   ==========   ==========
Reimbursable items:
   Vital                                                    $  7,716,703    8,464,318    7,569,155
   CB&T                                                        1,200,640    1,173,370    1,065,103
   Synovus and affiliates                                         84,281       53,781      243,582
   TSYS de Mexico                                                    ---      237,519      958,400
                                                            ------------   ----------   ----------
Total reimbursable items                                    $  9,001,624    9,928,988    9,836,240
                                                            ============   ==========   ==========

The Company and Synovus and its affiliates are parties to various agreements to provide certain services between one another. The table below details expenses associated with affiliated companies for the years ended December 31, 2003, 2002 and 2001 by expense category:

                                                                2003         2002         2001
                                                            ------------   ----------   ----------
Salaries and other personnel expense:
   Trustee fees paid to Synovus                             $    576,498      525,189      558,303
                                                            ------------    ---------   ----------
Total salaries and other personnel expense                  $    576,498      525,189      558,303
                                                            ============    =========   ==========
Net occupancy and equipment expense:
   Rent paid to TSYS by CB&T                               ($     39,405)     (39,405)     (39,405)
   Rent paid to CB&T by TSYS                                     318,940      377,285      211,878
   Rent paid to TSYS by Synovus                                 (684,922)    (537,140)    (454,926)
                                                            ------------    ---------   ----------
Total net occupancy and equipment expense                  ($    405,387)    (199,260)    (282,453)
                                                            ============    =========   ==========
Other operating expenses:
   Management fees paid to Synovus                          $  8,038,296    8,078,484    8,606,544
   Management fees paid by Synovus                                   ---          ---   (1,497,000)
   Processing support fees paid to TSYS de Mexico                590,649      916,538      300,587
   Service fees paid to Vital                                        ---      325,000          ---
   Data processing service fees paid to TSYS by Synovus           (2,075)     (24,900)     (24,900)
   Data processing service fees paid to Vital                    123,381      123,381      327,240
   Data processing service fees paid to TSYS de Mexico            23,316          ---          ---
   Lockbox fees paid to Synovus                                      ---          ---      100,697
   Escrow account fees paid to Synovus Trust                       2,010          ---          ---
   Banking service fees paid by TSYS to CB&T                     124,376       43,479       46,345
                                                            ------------    ---------   ----------
Total other operating expenses                              $  8,899,953    9,461,982    7,859,513
                                                            ============    =========   ==========

Nonoperating Income

                      2003           2002          2001
                   ----------      ---------    ---------
Interest income
 from CB&T         $  582,056      1,082,405    2,305,617
Interest expense
   paid to CB&T        29,257            ---          ---
                   ----------      ---------    ---------

Stock Options

Certain officers of TSYS and other TSYS employees participate in the Synovus Incentive Plans. Nonqualified options to acquire Synovus common stock were granted in 2003, 2002 and 2001 as follows:

                      2003           2002          2001
                   ----------      ---------    ---------
Number of shares
   under options      436,413        150,548    3,077,223
Weighted average
   exercise price  $    18.91          26.56        28.60
                   ----------      ---------    ---------

These stock options were granted with an exercise price equal to the fair market value of Synovus common stock at the date of grant. The options vest over two to three years and expire eight to ten years from date of grant with the exception of the performance-accelerated options described below.

In 2001, Synovus granted performance-accelerated stock options to certain key TSYS executives. The exercise price per share is equal to the fair market value at the date of grant. The options are subject to a seven-year cliff vesting, but the exercisability may be accelerated if the market price of Synovus common stock exceeds $40, $45 and $50. Refer to Note 6 for more information on stock options.

The Company believes the terms and conditions of the transactions described above between TSYS, CB&T, Synovus and other affiliated companies are comparable to those which could have been obtained in transactions with unaffiliated parties. No significant changes have been made to the method of establishing terms with the affiliated companies during the periods presented.

OFF-BALANCE SHEET ARRANGEMENTS

OPERATING LEASES: As a method of funding its operations, TSYS employs noncancelable operating leases for computer equipment, software and facilities. These leases allow the Company to provide the latest technology while avoiding the risk of ownership because of potential rapid technological obsolescence. Neither the assets nor obligations related to these leases are included on the balance sheet. Refer to Note 9 for further information on operating lease commitments. One of the Company's most significant leases was its synthetic lease for its corporate campus.

SYNTHETIC LEASE: In 1997, the Company entered into an operating lease agreement with a special purpose entity (SPE) for the Company's corporate campus. The business purpose of the SPE was to provide a means of financing the Company's corporate campus. The assets and liabilities of the SPE consisted solely of the cost of the building and loans from a consortium of banks.

In 2002, the Company extended its operating lease agreement with the SPE for the Company's corporate campus for one year. On April 30, 2003, the Company provided written notice that it intended to terminate the lease agreement for the Company's corporate campus. If the synthetic lease had not been terminated, Financial Accounting Standards Board (FASB) Interpretation No. 46, "Consolidation of Variable Interest Entities, an interpretation of ARB No. 51," would require TSYS to consolidate the SPE effective with the reporting period after December 15, 2003.

On June 30, 2003, the Company terminated the operating lease agreement and purchased the corporate campus for $93.5 million with a combination of $73.3 million in cash and funds from a long-term line of credit through a banking affiliate of Synovus, which is discussed in the Related Party Transactions on page F-6.

Interest income, net, derived from the investment of available cash balances will be negatively impacted as a result of purchasing the campus.

At December 31, 2003, the Company did not have any synthetic lease agreements.

The following table sets forth certain revenue and expense items as a percentage of total revenues and the percentage increase or decrease in those items from the table of Selected Financial Data presented on page F-2:

                                                    Percentage of Total Revenues          Percent Change
                                                       Years Ended December 31,          in Dollar Amounts
                                                    -----------------------------------------------------------
                                                     2003       2002       2001    2003 vs 2002    2002 vs 2001
                                                    ------     ------     ------   ------------    ------------
Revenues:
   Electronic payment processing services            67.2%      64.7       64.2        14.6            7.9
   Other services                                    11.4       11.1        9.7        13.6           22.2
                                                    -----      -----      -----
     Revenues before reimbursable items              78.6       75.8       73.9        14.4            9.8
   Reimbursable items                                21.4       24.2       26.1        (2.6)          (0.8)
                                                    -----      -----      -----
     Total revenues                                 100.0      100.0      100.0        10.3            7.0
                                                    -----      -----      -----
Expenses:
   Salaries and other personnel expense              31.0       31.4       30.0         8.8           12.1
   Net occupancy and equipment expense               19.5       18.3       19.2        17.7            1.9
   Other operating expenses                          10.0        9.6        9.3        15.5           11.2
   (Gain) loss on disposal of equipment, net         (0.0)      (0.0)       0.0          nm             nm
                                                    -----      -----      -----
     Expenses before reimbursable items              60.5       59.3       58.5        12.6            8.6
   Reimbursable items                                21.4       24.2       26.1        (2.6)          (0.8)
                                                    -----      -----      -----
     Total operating expenses                        81.9       83.5       84.6         8.2            5.7
                                                    -----      -----      -----
     Operating income                                18.1       16.5       15.4        20.9           14.5
   Nonoperating income (expense)                      0.4        0.6        0.3       (32.5)          96.4
                                                    -----      -----      -----
     Income before income taxes, minority interest
       and equity in income of joint ventures        18.5       17.1       15.7        19.0           16.2
Income taxes                                          6.8        6.1        6.0        22.4            7.5
Minority interest in subsidiary's net income         (0.0)      (0.0)      (0.0)         nm             nm
Equity in income of joint ventures                    1.7        2.2        2.0       (13.5)          15.5
                                                    -----      -----      -----
   Net income                                        13.4%      13.2       11.7        12.1           20.5
                                                    =====      =====      =====

nm = not meaningful

RESULTS OF OPERATIONS

Revenues

Total revenues increased 10.3%, or $98.3 million, for the year ended December 31, 2003, compared to the year ended December 31, 2002, which increased 7.0%, or $62.8 million, compared to the year ended December 31, 2001. The increases in revenues include increases of $6.4 million and $2.4 million related to the effects of currency translation of its foreign-based subsidiaries and branches. Excluding reimbursable items, revenues increased 14.4%, or $104.3 million, for the year ended December 31, 2003, compared to the year ended December 31, 2002, which increased 9.8%, or $64.7 million, compared to the year ended December 31, 2001.

                 ELECTRONIC PAYMENT PROCESSING SERVICES REVENUES

[Omitted Electronic Payment Processing Services Revenues Bar Chart is represented by the following table.]

                (in millions)
1999             $  451.2
2000             $  511.7
2001             $  572.4
2002             $  617.9
2003             $  707.8

ACCOUNTS ON FILE (AOF) TABLES (in millions)

                                                   Percent Change
                                               --------------------------
        AOF               2003  2002    2001   2003 vs 2002  2002 vs 2001
                         -----  -----   -----  ------------  ------------
At December 31,          273.9  245.9   218.5     11.4%         12.5%
Average                  262.6  232.1   206.1     13.1          12.6
                         -----  -----   -----

AOF BY PORTFOLIO TYPE

                                                                               Percent Change
                                                                       ---------------------------
                         2003     %     2002     %     2001     %      2003 vs 2002   2002 vs 2001
                         -----   ---    -----   ---    -----   ---     ------------   ------------
Consumer                 143.5    52%   137.0    56%   123.0    56%        4.5%          11.3%
Retail                    85.5    31     77.3    31     73.5    34        10.7            5.2
Commercial                21.5     8     19.8     8     17.8     8         8.4           11.5
Government Services/EBT   13.8     5      5.5     2      ---   ---       148.5             nm
Debit/Stored Value         9.6     4      6.3     3      4.2     2        53.2           48.5
                         -----   ---    -----   ---    -----   ---
Total                    273.9   100%   245.9   100%   218.5   100%       11.4           12.5
                         =====   ===    =====   ===    =====   ===

AOF BY GEOGRAPHIC AREA

                                                                               Percent Change
                                                                       ---------------------------
                         2003     %     2002     %     2001     %      2003 vs 2002   2002 vs 2001
                         -----   ---    -----   ---    -----   ---     ------------   ------------
Domestic                 229.8    84%   215.4    88%   190.4    87%       6.7%            13.1%
International             44.1    16     30.5    12     28.1    13       44.8              8.6
                         -----   ---    -----   ---    -----   ---
Total                    273.9   100%   245.9   100%   218.5   100%      11.4             12.5
                         =====   ===    =====   ===    =====   ===

Note: The accounts on file distinction between domestic and international is based on the geographic domicile of processing clients.

ACTIVITY IN AOF

                                         2002 TO 2003   2001 to 2002    2000 to 2001
                                         ------------   ------------    ------------
Beginning balance:                          245.9           218.5          195.2
   Internal growth of existing clients       25.1            22.9           24.2
   New clients                               19.9            13.2           16.0
   Purges/Sales                             (13.2)           (8.7)         (11.8)
   Deconversions                             (3.8)            ---           (5.1)
                                            -----           -----          -----
Ending balance:                             273.9           245.9          218.5
                                            =====           =====          =====

nm = not meaningful

Electronic Payment Processing Services

Electronic payment processing revenues are generated primarily from charges based on the number of accounts on file, transactions and authorizations processed, statements mailed, credit bureau requests, credit cards embossed and mailed, and other processing services for cardholder accounts on file. Cardholder accounts on file include active and inactive consumer credit, retail, debit, stored value and commercial card accounts. Due to the number of cardholder accounts processed by TSYS and the expanding use of cards, as well as increases in the scope of services offered to clients, revenues relating to electronic payment processing services have continued to grow.

Electronic payment processing services revenues increased 14.6%, or $89.9 million, for the year ended December 31, 2003, compared to the year ended December 31, 2002, which increased 7.9%, or $45.5 million, compared to the year ended December 31, 2001.

On March 3, 2003, the Company announced that Bank One had selected TSYS to upgrade its credit card processing. Under the long-term software licensing and services agreement, TSYS will provide electronic payment processing services to Bank One's credit card accounts for at least two years starting in 2004 (excluding statement and card production services), and then TSYS will license a modified version of its TS2 consumer and commercial software to Bank One under a perpetual license with a six year payment term. The Company uses the percentage-of-completion accounting method for its agreement with Bank One and recognizes revenues in proportion to costs incurred. TSYS' revenues from Bank One were approximately 3.3% of total revenues in 2003. The 2004 earnings per share (EPS) contribution from the Bank One agreement is expected to range from $0.03 to $0.04. Beginning in 2005 and continuing thereafter through the payment term of the license, the EPS contribution of the Bank One agreement is expected to exceed $0.04 on an annual basis.

On January 14, 2004, J.P. Morgan Chase & Co. (JPM) and Bank One announced that they have agreed to merge. Based on discussions with executive management of Bank One after the recent merger announcement by JPM and Bank One, TSYS and Bank One are proceeding with their efforts to complete the Bank One conversion according to schedule. However, there are no assurances that the Bank One conversion will be completed on schedule or that Bank One and JPM may not elect to terminate the Bank One agreement with TSYS prior to the conversion. The impact of the transaction between Bank One and JPM on the financial position, results of operations and cash flows of TSYS cannot be determined at this time.

In October 2003, Circuit City Stores, Inc. announced that it had sold its Visa and MasterCard portfolio, which includes credit card receivables and related cash reserves to FleetBoston Financial. On January 20, 2004, Circuit City announced an agreement to sell its private-label credit card business to Bank One. TSYS has a long-term agreement with Circuit City Stores until April 2006. TSYS' revenues from Circuit City were approximately 3% of total revenues in 2003. The impact of the transactions between Circuit City and FleetBoston Financial and Circuit City and Bank One on the financial position, results of operations and cash flows of TSYS cannot be determined at this time.

In July 2003, Sears and Citigroup announced an agreement for the sale by Sears to Citigroup of the Sears credit card and financial services businesses. Sears and Citigroup are both clients of TSYS, and TSYS considers its relationships with both companies to be very positive.

TSYS and Sears are parties to a 10-year agreement, which was renewed in January of 2000, under which TSYS provides transaction processing for more than 80.7 million Sears accounts. During the year ended December 31, 2003, TSYS' revenues from the TSYS/Sears agreement represented 6.2% of TSYS' consolidated revenues. The agreement includes provisions for termination for convenience prior to its expiration upon the payment of a termination fee. The TSYS/Sears agreement also grants to Sears the one-time right to market test TSYS' pricing and functionality after May 1, 2004. Potential results of such market test, in which TSYS will be a participant, include continuation of the processing agreement under its existing terms, continuation of the processing agreement under mutually agreed modified terms, or termination of the processing agreement after May 1, 2006 without a termination fee. The impact of the transaction between Sears and Citigroup on the financial position, results of operations and cash flows of TSYS cannot be determined at this time.

TSYS provides processing services to its clients worldwide and plans to continue to expand its service offerings internationally in the future. On August 6, 2002, TSYS announced the signing of a 10-year processing agreement with CIBC to process more than 5 million Visa accounts. The portfolio was converted in early 2003 to TS2. In a separate agreement, TSYS announced in January 2002 that it would process the new "entourage" line of American Express products for CIBC, including Canada's first nationwide chip card. TSYS has supported CIBC's commercial card product since 1994.

Total revenues from clients based in Mexico was $31.4 million for 2003, a 7.5% increase over the $29.2 million in 2002, which was a 75.2% increase over the $16.9 million in 2001. The increase in revenue in 2002 was attributable to increased accounts on file growth of approximately 29.3% and the restructuring of the joint venture agreement.

During 2003, the Company's largest client in Mexico notified TSYS that the client intends to utilize its internal global platform and deconverted in the fourth quarter of 2003. This client represented approximately 70% of TSYS' revenues from Mexico. Another Mexican client notified the Company of its intentions to deconvert in mid-2004. This client represented approximately 21% of TSYS' revenues from Mexico prior to the deconversions. As a result, management expects that electronic payment processing revenues for 2004 from Mexico will decrease significantly when compared to electronic payment processing revenues from Mexico for 2003 and 2002.

The Company's electronic payment processing services revenues are also impacted by the use of optional value added products and services of TSYS' processing systems. Value added products and services are optional features to which each client can choose to subscribe in order to potentially increase the financial performance of its portfolio. Value added products and services include: risk management tools and techniques, such as credit evaluation, fraud detection and prevention, and behavior analysis tools; and revenue enhancement tools and customer retention programs, such as loyalty programs and bonus rewards. These revenues can increase or decrease over time as clients subscribe to or cancel these services.

For the years ended December 31, 2003, 2002 and 2001, value added products and services represented 14.1%, 12.7% and 11.7% of total revenues, respectively. Revenues from these products and services, which include some reimbursable items paid to third-party vendors, increased 22.1%, or $26.8 million, for 2003 compared to 2002, and increased 16.3%, or $17.0 million, for 2002 compared to 2001.

Revenues associated with ProCard are included in electronic payment processing services. These services include providing customized, Internet, Intranet and client/server software solutions for commercial card management programs. Revenues from these services increased 23.0% to $22.2 million in 2003, compared to $18.0 million in 2002, which increased 17.8% compared to $15.3 million in 2001.

Other Services

Revenues associated with TSYS' wholly owned subsidiaries, Columbus Depot Equipment Company (CDEC), Columbus Productions, Inc. (CPI), TSYS Total Debt Management, Inc. (TDM) and Enhancement Services Corporation (ESC) are included in other service revenues. These services include mail and correspondence processing services, teleservicing, data documentation capabilities, offset printing, client service, collections and account solicitation services. CDEC provides TSYS clients with an option to lease certain equipment necessary for online communications and for the use of TSYS applications. CPI provides full-service commercial printing services to TSYS clients and others. TDM provides recovery collections work, bankruptcy process management, legal account management and skip tracing. ESC provides targeted loyalty consulting and travel, as well as gift card and merchandise, reward programs to more than 40 national and regional financial institutions in the United States.

In April 2003, TSYS completed the acquisition of Enhancement Services Corporation (ESC) for $36.0 million in cash. For the year ended December 31, 2003, TSYS' revenues include $11.9 million related to ESC's revenues and are included in other services. The Company believes the acquisition of ESC enhances TSYS processing services by adding distinct value differentiation for TSYS and its clients.

Revenues from other services increased $14.4 million, or 13.6%, in 2003, compared to 2002. In 2002, revenues from other services increased $19.3 million, or 22.2%, compared to 2001. In September 2003, TDM entered into a new debt collection services agreement resulting in TDM's revenues increasing $18.3 million in 2003 over 2002. The revenues from this new agreement are expected to continue throughout 2004.

Major Customers

A significant amount of the Company's revenues is derived from long-term contracts with large clients, including certain major customers. Bank of America Corporation, a major customer, has a long-term processing agreement with the Company through 2009. Bank of America accounted for approximately 18%, 19% and 18% of total revenues for the years ended December 31, 2003, 2002 and 2001, respectively. The loss of Bank of America, or any other major or significant clients, could have a material adverse effect on the Company's financial position, results of operations and cash flows.

In October 2003, Bank of America announced that it would acquire FleetBoston Financial (Fleet), creating one of the largest financial institutions in the United States. The impact of the transaction between Bank of America and Fleet on the financial position, results of operations and cash flows of TSYS cannot be determined at this time.

The Company has a long-term processing relationship with Providian Financial Corporation (Providian), one of the largest bankcard issuers in the nation. In October 2001, the Company announced it signed a multi-year extension to its long-term credit card-processing agreement with Providian until 2011, which included a cash payment for processing rights of $12.7 million. Providian accounted for approximately 10%, 13% and 19% of total revenues for the years ended December 31, 2003, 2002 and 2001, respectively. The loss of Providian, or any other major or significant clients, could have a material adverse effect on the Company's financial position, results of operations and cash flows.

The Company works to maintain a large and diverse customer base across various industries. In addition to its two major customers, the Company has other large clients representing a significant portion of its total revenues. The loss of any one of the Company's large clients could have a material adverse effect on the Company's financial position, results of operations and cash flows.

Reimbursable Expenses

As a result of the Financial Accounting Standards Board's (FASB's) Emerging Issues Task Force 01-14 (EITF 01-14), formerly known as Staff Announcement Topic D-103, "Income Statement Characterization of Reimbursements Received for `Out-of-Pocket' Expenses Incurred," the Company has included reimbursements received for out-of-pocket expenses as revenue. Historically, TSYS had not reflected such reimbursements in its consolidated statements of income. The largest reimbursement expense for which TSYS is reimbursed by clients is postage. Reimbursable items decreased $6.0 million, or 2.6%, in 2003, as compared to 2002. Reimbursable items decreased $1.9 million, or 0.8%, in 2002, as compared to 2001. The decreases are the result of certain clients decreasing mailing activities, such as the reissuance of cards, and the loss of certain clients.

Operating Expenses

As a percentage of revenues, operating expenses decreased in 2003 to 81.9%, compared to 83.5% and 84.6% for 2002 and 2001, respectively. The principal decreases in operating expenses as a percentage of revenue in 2003 as compared to 2002 resulted from a concerted emphasis on expense control, a focus on improved processes, lower provisions for transaction processing accruals and a reduction in reimbursable items. The principal decreases in operating expenses as a percentage of revenue in 2002 as compared to 2001 resulted from a company-wide emphasis on expense control, a decrease in reimbursable items, reduction in expenses associated with computer equipment and software rentals and a decrease in rent expense on the campus facility. Operating expenses were $862.9 million in 2003, compared to $797.5 million in 2002 and $754.6 million in 2001.

Salaries and other personnel expense increased 8.8% in 2003 over 2002, compared to 12.1% in 2002 over 2001. A significant portion of TSYS' operating expenses relates to salaries and other personnel costs. During 2003, the average number of employees increased to 5,422, compared to 5,267 in 2002 and 4,943 in 2001. The majority of the increase in the number of employees for 2003 compared to 2002 related to the acquisition of ESC and the opening of a programming center in Boise, Idaho. The majority of the increase in the number of employees for 2002 compared to 2001 related to the acquisition of TDM. The change in total employment costs consists of increases of $16.1 million, $53.1 million and $40.3 million in 2003, 2002 and 2001, respectively, associated with the growth in the number of employees, normal salary increases and related employee benefits. These increases were net of $32.6 million, $42.9 million and $22.2 million in 2003, 2002 and 2001, respectively, invested in software development and contract acquisition costs. The increase in 2003 was also offset with a reduction in the accrual for performance-based incentive benefits.

Net occupancy and equipment expense increased 17.7% in 2003 over 2002, compared to 1.9% in 2002 over 2001. Depreciation and amortization expense increased $17.8 million, or 30.6%, to $76.1 million for the year ended December 31, 2003, compared to $58.3 million for the year ended December 31, 2002, which increased $7.9 million, or 15.6%, from $50.4 million for the year ended December 31, 2001. Amortization expense of purchased computer software increased $10.9 million in 2003 as the Company expanded it processing capacity. The Company has certain license agreements requiring increased license fees based upon achieving certain thresholds of processing capacity. Amortization expense of developed software increased $5.3 million as a result of developed software placed in service during 2002.

Due to rapidly changing technology in computer equipment and software, TSYS' equipment and software needs are fulfilled primarily through operating leases and software licensing arrangements. Equipment and software rental expense was $85.9 million for the year ended December 31, 2003, an increase of $10.9 million, or 14.6%, compared to $74.8 million for the year ended December 31, 2002, a decrease of $4.2 million, or 5.3%, compared to $79.0 million for the year ended December 31, 2001. TSYS equipment and software rentals increased in 2003 as a result of expanding processing capacity and converting clients to TS2. Equipment and software rentals decreased in 2002 as TSYS made a concerted effort to improve processing productivity and implement cost controls.

In July 2003, the Company announced plans to build a state-of-the-art (dollar)20 million European data center to accommodate future client growth and to prepare for its corporate expansion throughout Europe. The center is scheduled to be completed and operational by the fourth quarter of 2004.

Other operating expenses increased 15.5% in 2003 compared to 2002, and increased 11.2% in 2002 compared to 2001. Other operating expenses were impacted by the court costs associated with a new debt-collection arrangement entered into by TDM, amortization of contract acquisition costs, the provision for bad debt expense, the provision for transaction processing accruals and the amount of management fee income TSYS received from Synovus for management services TSYS provided to TDM in 2001. As a result of a new debt-collection agreement with an existing client in 2003, the Company recognized approximately $12.4 million of court costs and attorney commissions in operating expense that it expects to recover in future periods. Amortization of contract acquisition costs associated with conversions was $7.7 million, $3.5 million and $387,000 in 2003, 2002 and 2001, respectively.

For 2003, 2002 and 2001, transaction processing provisions were $3.4 million, $6.5 million and $1.4 million, respectively. For 2003, 2002 and 2001, bad debt expense was $2.7 million, $2.7 million and $683,000, respectively. TSYS received $1.5 million in 2001 for management services from Synovus related to TDM.

Operating Income

Operating income increased 20.9% to $190.6 million in 2003, compared to $157.7 million in 2002, which was an increase of 14.5% over 2001 operating income of $137.7 million. The operating income margin increased to 18.1% in 2003, compared to 16.5% and 15.4% in 2002 and 2001, respectively. The increase in operating income in 2002 and 2001 was the result of the Company's continued commitment to contain the growth in operating expenses below the growth rate in revenues as well as other factors described above.

Management believes that reimbursable items distort operating profit margins as defined by generally accepted accounting principles. Management evaluates the Company's operating performance based upon operating margin excluding reimbursable items. Management believes that operating profit margin excluding reimbursable items is more useful because reimbursable items do not impact profitability as the Company receives reimbursement for expenses incurred on behalf of its clients.

Excluding reimbursable items, the Company's operating profit margin for the year ended December 31, 2003 was 23.0%, compared to 21.8% and 20.9% for the years ended December 31, 2002 and 2001, respectively. Below is the reconciliation between reported operating margin and adjusted operating margin excluding reimbursable items for the years ended December 31, 2003, 2002 and 2001:

                              2003             2002          2001
                        ----------------   -----------   -----------
Operating income (a)    $    190,578,977   157,672,473   137,730,103
                        ================   ===========   ===========
Total revenues (b)      $  1,053,465,913   955,132,831   892,321,171
                        ================   ===========   ===========
Operating margin
 (as reported) (a)/(b)              18.1%         16.5%         15.4%
                        ================   ===========   ===========
Revenue before
 reimbursable items (c) $    828,300,732   723,962,805   659,228,125
                        ================   ===========   ===========
Adjusted operating
 margin (a)/(c)                     23.0%         21.8%         20.9%
                        ================   ===========   ===========

Nonoperating Income

Nonoperating income decreased in 2003 from 2002 and increased in 2002 compared to 2001 primarily due to changes in foreign currency translation gains and the amount of interest the Company earned on its cash investments. Interest income, net for 2003 was $2.7 million, a 5.6% increase compared to $2.6 million in 2002, which was a 5.9% decrease compared to $2.8 million in 2001. The variation in interest income is primarily attributable to the fluctuations in the cash available for investment and lower short-term interest rates. Nonoperating income is expected to decrease in 2004, as compared to 2003, as the result of the interest expense associated with software license obligations.

In connection with the Company's purchase of its corporate campus and its potential impact to nonoperating income, a detailed discussion of TSYS' synthetic lease for its corporate campus and subsequent termination of the lease in 2003 is provided in Related Party Transactions on page F-6.

In July 2002, the Company restructured $12.6 million of its permanent financing of its UK operation as an intercompany loan. The financing requires the unit to repay the financing in US dollars. The functional currency of the European operations is the British Pound Sterling (BPS). As the Company translates the European financial statements into US dollars, the translated balance of the financing (liability) is adjusted upward or downward to match the US-dollar obligation (receivable) on the parent's financial statement. The upward or downward adjustment is recorded as a gain or loss on foreign currency translation in the Company's statements of income. As a result of the restructuring, the Company recorded a foreign currency translation loss on the Company's financing with its European operations for the year ended December 31, 2003 of $13,800, compared to a foreign currency translation gain of $1.9 million and $122,800 for the years ended December 31, 2002 and 2001, respectively. During the third quarter of 2003, the European operations repaid the remaining balance of the financing.

The Company also records foreign currency translation adjustments associated with other balance sheet accounts. The Company maintains several cash accounts denominated in foreign currencies, primarily in Euros and BPS. As the Company translates the foreign-denominated cash balances into US dollars, the translated cash balance is adjusted upward or downward depending upon the foreign currency exchange movements. The upward or downward adjustment is recorded as a gain or loss on foreign currency translation in the Company's statements of income. As those cash accounts have increased, the upward or downward adjustments have increased. The majority of the translation gain of $1.0 million for the year ended December 31, 2003 relates to the translation of cash accounts.

In anticipation of future capital expenditures in Europe, the Company contributed its BPS cash accounts as additional equity in its European operations. The funds will be primarily used by the European operation to pay for the building of the new data center in Europe. The balance of the Company's foreign-denominated cash accounts subject to risk of translation gains or losses at December 31, 2003 was approximately $1.8 million, the majority of which is denominated in BPS.

Income Taxes

Income tax expense was $70.9 million, $57.9 million and $53.9 million in 2003, 2002 and 2001, respectively, representing effective income tax rates of 33.6%, 31.7% and 34.4%, respectively. The calculation of the effective tax rate includes minority interest in consolidated subsidiary's net income and equity in income of the joint venture of Vital in pretax income. TSYS' increase in its effective income tax rate for 2003 was primarily due to the result of federal and state tax credits growing at a slower rate than pretax income.

Equity in Income of Joint Ventures

TSYS' share of income from its equity in joint ventures was $17.8 million, $20.6 million and $17.8 million for 2003, 2002 and 2001, respectively. The decrease in 2003 is primarily attributable to the decrease in Vital's operating results as a result of pricing concessions and charges associated with an executive's retirement and termination of Vital's stock-based compensation plans. The increase in 2002 is primarily the result of Vital's improved operating results as a result of operating efficiencies and increased transaction volumes compared to 2001.

Vital Processing Services L.L.C.

The Company has a joint venture with Visa U.S.A. and records its 50% ownership in the joint venture using the equity method of accounting. The Company considers Vital to be an integral part of its overall processing operations and an important part of its overall market strategy. Prior to forming the joint venture, TSYS performed back-end merchant processing services for its clients. The revenues and expenses associated with merchant processing were included in revenues, expenses and operating income. In 1996, the Company formed Vital with Visa U.S.A. in order to expand its merchant processing business. TSYS remains involved in the daily processing of Vital's merchant clients, and within TSYS' operating expenses are expenses related to merchant processing. In the ordinary course of business, TSYS, which owns the merchant back-end processing software used by Vital, provides processing services to Vital. For 2003, TSYS generated $22.1 million of revenue from Vital, compared to $23.6 million and $22.7 million in 2002 and 2001, respectively.

During 2003, the Company's equity in income of joint ventures related to Vital was $16.7 million, a 15.6% decrease, or $3.1 million, compared to $19.8 million in 2002, which was a 23.6% increase, or $3.8 million compared to $16.0 million in 2001. The decrease in Vital's net income was primarily the result of higher salaries and other personnel related expenses due to an executive retirement, termination of a stock option plan and charges to record the impairment of certain software and investment assets.

Vital is a leader in providing integrated end-to-end electronic transaction processing services primarily to large financial institutions and other merchant acquirers. Vital processes all payment forms including credit, debit, electronic benefit transfer and check truncation for merchants of all sizes across a wide array of retail market segments. Vital's unbundled products and services include: authorization and capture of electronic transactions; clearing and settlement of electronic transactions; information reporting services related to electronic transactions; merchant billing services; and point of sale terminal sales and service. Revenues generated by these activities depend upon a number of factors, such as demand for and price of Vital's services, the technological competitiveness of its product offerings, Vital's reputation for providing timely and reliable service, competition within the industry, and general economic conditions. Vital's products and services are marketed to merchant acquirers through a direct sales force, which concentrates on developing long-term relationships with existing and prospective clients.

Refer to Note 5 for condensed consolidated financial information for Vital.

Processing contracts with large clients, representing a significant portion of Vital's total revenues, generally provide for discounts on certain services based on the volume of transactions processed by the client. Transaction volumes are influenced by both the number and type of merchants. The growth or loss of merchants impacts the results of operations from period to period. Operating results may also be significantly impacted by a customer selling all or a portion of its merchant acquiring business. Consolidation among financial institutions has resulted in an increasingly concentrated client base, which results in a high concentration of revenues being derived from a small number of customers.

Revenues for Vital increased $7.2 million, or 2.9%, in 2003, compared to 2002. In 2002, revenues increased $24.6 million, or 11.0%, compared to 2001. The increase in 2003 over 2002 was primarily the result of increases in the number of transactions processed (net of price reductions to certain clients), debit network fees charged to customers and revenues associated with Vital's terminal deployment business. The increase in 2002 over 2001 was primarily the result of increases in the number of transactions processed (net of price reductions to certain customers), debit network transaction fees charged to customers and revenues associated with Vital's terminal deployment business.

Vital's major expense items include salaries and other personnel expense and cost of network and telecommunication expenses. Salaries and other personnel expense consists of the cost of personnel who develop and maintain processing applications, operate computer networks and provide customer support; wages and related expenses paid to sales personnel; and costs associated with non-revenue producing customer support functions, administrative employees and management.

Other expenses consist primarily of the cost of network telecommunications capability; transaction processing systems including depreciation and amortization, maintenance and other system costs; third party service providers including TSYS and Visa; and terminal equipment cost of sales. Vital has agreements with both TSYS and Visa to provide key services related to its business. Vital is dependent on both TSYS and Visa to perform on their obligations under these agreements. Vital's results of operation could be significantly impacted by material changes in the terms and conditions of the agreements with TSYS and Visa, changes in performance standards and the financial condition of both TSYS and Visa.

Vital, as a limited liability corporation, is treated similar to a partnership for income tax purposes. As a result, no provision for current or deferred income taxes has been made in Vital's financial statements. Vital's taxable income or loss is reportable on the tax returns of its owners based on their proportionate interest in the joint venture.

TSYS de Mexico

The Company has a joint venture with a number of Mexican banks and records its 49% ownership in the joint venture using the equity method of accounting. The operation, Total System Services de Mexico, S.A. de C.V. (TSYS de Mexico), prints statements and provides card-issuing support services to the joint venture clients.

During 2003, the Company's equity in income of joint ventures related to TSYS de Mexico was $1.1 million, a

38.2% increase, or $316,000, compared to $828,000 in 2002, which was a 55.0%
decrease, or $1.0 million, compared to $1.8 million in 2001.

As a result of the restructuring of its joint venture agreement, TSYS agreed to pay TSYS de Mexico a processing support fee for certain client relationship and network services that TSYS de Mexico has assumed from TSYS. TSYS paid TSYS de Mexico a processing support fee of $591,000, $917,000 and $301,000 in 2003, 2002 and 2001, respectively. This processing support fee decreased, beginning in the fourth quarter of 2003, with the deconversion of TSYS' largest client in Mexico.

Net Income

Net income increased 12.1% to $141.0 million (basic earnings per share of $0.72 and diluted earnings per share of $0.71) in 2003, compared to 2002. In 2002, net income increased 20.5% to $125.8 million (basic and diluted earnings per share of $0.64), compared to $104.4 million (basic earnings per share of $0.54 and diluted earnings per share of $0.53) in 2001.

Net Profit Margin

The Company's net profit margin for 2003 was 13.4%, compared to 13.2% and 11.7% for the years ended December 31, 2002 and 2001, respectively. Management believes that reimbursable items distort net profit margin as defined by generally accepted accounting principles. Management evaluates the Company's operating performance based upon net margin excluding reimbursable items. Management believes that net profit margin excluding reimbursable items is more useful because reimbursable items do not impact profitability as the Company receives reimbursement for expenses incurred on behalf of its clients.

Excluding reimbursable items, the Company's net profit margin for the year ended December 31, 2003 was 17.0%, compared to 17.4% and 15.8% for the years ended December 31, 2002 and 2001, respectively.

Below is the reconciliation between reported net profit margin and adjusted net profit margin excluding reimbursable items for the years ended December 31, 2003, 2002 and 2001:

                                  2003             2002          2001
                            ----------------   -----------   -----------
Net income (a)              $    140,972,967   125,804,971   104,418,229
                            ================   ===========   ===========
Total revenues (b)          $  1,053,465,913   955,132,831   892,321,171
                            ================   ===========   ===========
Net profit margin
  (as reported) (a)/(b)                 13.4%         13.2%         11.7%
                            ================   ===========   ===========
Revenue before
  reimbursable items (c)    $    828,300,732   723,962,805   659,228,125
                            ================   ===========   ===========
Adjusted net profit
  margin (a)/(c)                        17.0%         17.4%         15.8%
                            ================   ===========   ===========

Projected Outlook 2004 and 2005

TSYS expects its 2004 earnings per share (EPS) to exceed its 2003 EPS by 5-7% and its revenues (excluding reimbursables) to exceed its 2003 revenues by 11-13%. The forecast does not include any revenues or expenses associated with signing and converting any new major clients and does not include the effect of any potential changes to relationships with certain large clients.

TSYS anticipates 10-15% growth in earnings per share in 2005, based on the following assumptions: revenue before reimbursable items, increasing between 10-12%, driven by 6-9% growth in revenue from existing electronic payment processing clients, no significant client losses occurring through 2005 and Vital's earnings growing by at least 5%.

FINANCIAL POSITION, LIQUIDITY AND CAPITAL RESOURCES

The Consolidated Statements of Cash Flows show the Company's cash flows from operating, investing and financing activities. TSYS' primary methods for funding its operations and growth have been cash generated from current operations and the use of leases and the occasional use of borrowed funds to supplement financing of capital expenditures.

Cash Flows from Operating Activities

TSYS' main source of funds is derived from operating activities, specifically net income. During 2003, the Company generated $266.4 million in cash from operating activities compared to $197.6 million and $90.6 million in 2001 and 2000, respectively. The increase in 2003 in net cash provided from operating activities was driven by the increase in net income, the increase in noncash activities such as depreciation and amortization, and the payment from Bank One in connection with the new processing arrangement signed in 2003. The increase in 2002 in net cash provided by operating activities was related to changes in working capital and increased profitability. The decline in 2001 in net cash provided by operating activities was related to changes in working capital and cash commitments of expanding in Europe without the full year benefit of any processing revenues.

Cash Flows from Investing Activities

The major uses of cash generated by operations have been the addition of property and equipment, primarily computer equipment and the purchase of the campus facility, internal development and purchase of computer software, investments in contract acquisition costs associated with obtaining and serving new or existing clients, and business acquisitions, offset by cash dividends from joint ventures. The Company used $234.6 million in cash for investing activities in 2003, compared to $134.4 million and $103.2 million in 2002 and 2001, respectively.

Property and Equipment

Capital expenditures for property and equipment were $125.3 million in 2003, compared to $14.8 million in 2002 and $32.5 million in 2001. The increase in capital expenditures in 2003 is due to the purchase of the corporate campus and the building of a new data center in Europe, as discussed below. A detailed discussion of TSYS' synthetic lease for its corporate campus and subsequent termination of the lease in 2003 is provided in Off-Balance Sheet Arrangements on page F-9. During 2001, the Company began building the infrastructure necessary to establish an operations facility in Europe, which resulted in higher capital expenditures in 2001 as compared to 2002.

On July 30, 2003, the Company announced the groundbreaking for a new TSYS data center in Knaresborough, England. The 47,000 square-foot facility will replace the current center in Harrogate, England. It will be built on three acres and includes 15,000 square feet of office space. The new data center is estimated to cost approximately (pound)20 million and should be completed by the end of the fourth quarter of 2004.

Purchased Computer Software

Expenditures for purchased computer software were $47.3 million in 2003, compared to $37.0 million in 2002 and $36.7 million in 2001. The increase in 2003 relates to annual site licenses for mainframe processing systems whose fees are based upon a measure of TSYS' computer processing capacity, commonly referred to as millions of instructions per second (MIPs).

Software Development Costs

Additions to software development costs, including enhancements to and development of TS2 processing systems, were $17.7 million in 2003, $29.5 million in 2002 and $19.5 million in 2001. As a result of discontinuing and abandoning development on certain software development projects, the Company expensed $1.2 million in software development costs in 2001 as employment and other operating expenses that were previously capitalized. The decline in the amount capitalized as software development costs in 2003, as compared to 2002, is the result of several projects being completed in 2002.

The following is a summary of the additions to software development costs by project for the years ended December 31, 2003, 2002 and 2001:

    (in millions)              2003        2002      2001
                              -------      ----      ----
TSYS ProphIT                  $  10.7      11.1       4.2
Integrated Payments               0.8       4.6       2.3
Double Byte                       0.5       5.5       4.0
TSYS Total Commerce                 -       3.4       6.2
Other Capitalized Software
  Development Costs               5.7       4.9       1.6
                              -------      ----      ----
Total                         $  17.7      29.5      18.3
                              =======      ====      ====

The Company continues to develop TSYS ProphIT(SM), a Web-based process management system that provides direct access to account information and other system interfaces to help streamline an organization's business processes. TSYS ProphIT is currently being offered to TSYS' processing clients with the general release of the core platform having occurred in the fourth quarter of 2003. Continued development of TSYS ProphIT provides increased and enhanced functionality to the core platform, to include additional customer service functions. The Company capitalized approximately $10.7 million in 2003 on TSYS ProphIT, bringing the total capitalized costs to $26.0 million since the project began.

The Company is developing its Integrated Payments Platform (IPP) supporting the online and offline debit and stored value markets, which will give clients access to all national and regional networks, electronic benefit transfer (EBT) programs, and ATM driving and switching services for online debit processing. The Company capitalized approximately $0.8 million in 2003 on IPP, bringing the total capitalized costs to $7.7 million since the project began. The Company expects to complete the system in phases. As of December 31, 2003, the EBT and offline debit phases were complete and placed in service. The online debit and stored value phases continue to be developed.

Due to the complexity of the differences between the English language and Asian languages, computer systems require two bytes to store an Asian character compared to one byte in the English language. With the opening of a branch office in Japan to facilitate its marketing of card processing services, TSYS began modifying its current TS2 system to accommodate language and currency differences with Asia, commonly referred to as the "double byte project." The Company capitalized a total of $0.5 million in 2003. The Company has invested a total of $10.1 million since the project began.

The Company developed a new commercial card system, TSYS Total Commerce, which was built upon the architectural design of TS2. The new system provides enhanced reporting for multi-languages/currencies, and global commercial card processing for multinational corporations on a single platform. The Company has invested a total of $36.9 million. The Company placed the new system in service in late 2002.

Cash Used in Acquisitions

On April 28, 2003, TSYS announced the acquisition of ESC for $36.0 million in cash. The Company has allocated approximately $26.0 million to goodwill, approximately $8.2 million to intangibles and the remaining amount to the net assets acquired. ESC provides targeted loyalty consulting and travel, as well as gift card and merchandise, reward programs to more than 40 national and regional financial institutions in the United States. The Company believes the acquisition of ESC enhances TSYS' processing services by adding distinct value differentiation for TSYS and its clients.

Upon the recommendation of a special committee of TSYS directors, on October 15, 2002 the Board of Directors of TSYS approved the purchase of ProCard from Synovus for $30.0 million in cash. ProCard is a provider of software and Internet tools designed to assist organizations with the management of purchasing, travel and fleet card programs. On November 1, 2002, TSYS completed the acquisition. ProCard's software solutions have been integrated into TSYS' processing solutions. Because the acquisition of ProCard was a transaction between entities under common control, the Company is reflecting the acquisition at historical cost in accordance with SFAS No. 141. In accordance with the provisions of SFAS No. 141, TSYS restated its consolidated financial statements for periods that Synovus controlled both ProCard and TSYS to include the financial position, results of operations and cash flows of ProCard since May 2000.

Cash Dividends from Joint Ventures

Total cash dividends received from joint ventures was $5.3 million in 2003, compared to $17.9 million and $10.4 million in 2002 and 2001, respectively. As part of the restructured agreement for the Mexican joint venture, TSYS de Mexico made a capital distribution to its owners. TSYS received $3.3 million in 2001 from TSYS de Mexico as its share of the capital distribution, which reduced TSYS' investment in TSYS de Mexico. The $3.3 million capital distribution is included in the dividend for 2001.

Contract Acquisition Costs

TSYS makes cash payments for processing rights, third-party development costs and other direct salary related costs in connection with converting new customers to the Company's processing systems. The Company's investments in contract acquisition costs were $18.1 million in 2003, $44.0 million in 2002 and $27.2 million in 2001. Cash payments for processing rights were $4.5 million, $25.7 million and $16.5 million in 2003, 2002 and 2001, respectively. Conversion cost additions were $13.6 million, $18.3 million and $10.7 million in 2003, 2002 and 2001, respectively.

Cash Flows from Financing Activities

The major use of cash for financing activities has been the payment on long-term debt, the payment of dividends and the purchase of stock under the stock repurchase plan as described below. The main source of cash from financing activities has been the occasional use of borrowed funds. Net cash used in financing activities for the year ended December 31, 2003 was $20.9 million mainly as a result of the purchase of common stock and the payment of dividends. The Company used $12.7 million and $11.0 million in cash for financing activities for the years ended December 31, 2002 and 2001, respectively, primarily for the payment of cash dividends.

Stock Repurchase Plan

On April 15, 2003, TSYS announced that its board had approved a stock repurchase plan to purchase up to 2 million shares, which represents slightly more than five percent of the shares of TSYS stock held by shareholders other than Synovus. The shares may be purchased from time to time over the next two years and will depend on various factors including price, market conditions, acquisitions and the general financial position of TSYS. Repurchased shares will be used for general corporate purposes. Through December 31, 2003, the Company had purchased 525,291 shares at an average cost of $18.70 per share.

Line of Credit

In connection with the purchase of the campus, TSYS obtained a $45.0 million long-term line of credit from a banking affiliate of Synovus. A detailed discussion is included in Related Party Transactions on page F-6.

Dividends

The Company has paid a dividend for 57 consecutive quarters. Dividends on common stock of $14.8 million were paid in 2003, compared to $12.8 million and $11.2 million in 2002 and 2001, respectively. On April 17, 2003, the Company announced a 14.3% increase in its quarterly dividend from $0.0175 to $0.0200 per share. On April 18, 2002, the Company announced a 16.7% increase in its quarterly dividend from $0.0150 to $0.0175 per share and increased the number of authorized shares from 300 million to 600 million. On February 26, 2001, the Company announced a 20% increase in its quarterly cash dividend from $0.0125 to $0.0150 per share.

Significant Noncash Transactions

The Company has recorded $42.2 million as the present value of payments under software arrangements as computer software and an obligation under software arrangements, previously accounted for incorrectly and disclosed as operating lease commitments. This correction was not material to the Company's financial position, results of operations or cash flows in prior periods. Under these agreements, the Company has negotiated substantial price discounts and the right to use the software perpetually up to certain levels of capacity. These liabilities will be satisfied with scheduled annual payments that generally increase each year. A portion of the annual payments relates to software maintenance and is expensed over the respective maintenance periods. The Company has also acquired computer equipment in the amount of $3.1 million under a capital lease.

Effective January 1, 2002, TSYS acquired TDM from Synovus in exchange for 2,175,000 newly issued shares of TSYS common stock with a market value of $43.5 million. TDM now operates as a wholly owned subsidiary of TSYS. This transaction increased Synovus' ownership of TSYS to 81.1% in 2002.

Because the acquisition of TDM was a transaction between entities under common control, the Company is reflecting the acquisition at historical cost in accordance with SFAS No. 141.

Additional Cash Flow Information Off-Balance Sheet Financing

TSYS uses various operating leases in its normal course of business. These "off-balance sheet" arrangements obligate TSYS under noncancelable operating leases for computer equipment, software and facilities. These computer and software lease commitments may be replaced with new lease commitments due to new technology. Management expects that, as these leases expire, they will be renewed or replaced by similar leases.

On June 30, 2003, the Company terminated the operating lease agreement and purchased the corporate campus for $93.5 million with a combination of $73.3 million in cash and funds from a long-term line of credit through a banking affiliate of Synovus, which is discussed in the Related Party Transactions on page F-6.

The following table summarizes future contractual cash obligations, including lease payments and software arrangements, as of December 31, 2003, for the next five years and thereafter:

                          Contractual Cash Obligations
                            Payments Due By Period
                      ---------------------------------------
                               1 Year   2 - 3  4 - 5   After
(in millions)          Total   or Less  Years  Years  5 years
                      -------  -------  -----  -----  -------
Operating leases      $ 254.0   95.1    126.1   24.4    8.4
Capital lease
   obligations            3.6    0.8      1.6    1.2      -
Software
   arrangements          59.3   20.9     38.4      -      -
                      -------  -----    -----   ----    ---
Total contractual
   cash obligations   $ 316.9  116.8    166.1   25.6    8.4
                      =======  =====    =====   ====    ===

Foreign Exchange

TSYS operates internationally and is subject to potentially adverse movements in foreign currency rate changes. Since December 2000, TSYS has not entered into foreign exchange forward contracts to reduce its exposure to foreign currency rate changes. The Company continues to review potential hedging instruments to safeguard it from significant currency translation risks.

Impact of Inflation

Although the impact of inflation on its operations cannot be precisely determined, the Company believes that by controlling its operating expenses and by taking advantage of economies of scale through utilization of more efficient computer hardware and software, it can minimize the impact of inflation.

Working Capital

TSYS may seek additional external sources of capital in the future. The form of any such financing will vary depending upon prevailing market and other conditions and may include short-term or long-term borrowings from financial institutions or the issuance of additional equity and/or debt securities such as industrial revenue bonds. However, there can be no assurance that funds will be available on terms acceptable to TSYS. Management expects that TSYS will continue to be able to fund a significant portion of its capital expenditure needs through internally generated cash in the future, as evidenced by TSYS' current ratio of 1.9:1. At December 31, 2003, TSYS had working capital of $127.4 million, compared to $148.6 million in 2002 and $99.6 million in 2001.

Legal Proceedings

The Company has received notification from the United States Attorneys' Office for the Northern District of California that the United States Department of Justice is investigating whether the Company and/or one of its large credit card processing clients violated the False Claims Act, 31 U.S.C. Sections 3729-33, in connection with mailings made on behalf of the client from July 1997 through November 2001. Although the exact scope of the investigation is not clear, the Company believes that the subject matter of the investigation relates to the U.S. Postal Service's Move Update Requirements. In general, the Postal Service's Move Update Requirements are designed to reduce the volume of mail that is returned to sender as undeliverable as addressed. In effect, these requirements provide, among other things, various procedures that may be utilized to maintain the accuracy of mailing lists in exchange for discounts on postal rates. The Company has received a subpoena from the Office of the Inspector General of the U.S. Postal Service, and has produced documents responsive to the subpoena, and expects to provide further documentation to the government in connection with this investigation. The Company intends to fully cooperate with the Department of Justice in the investigation and there can be no assurance as to the timing or outcome of the investigation, including whether the investigation will result in any criminal or civil fines, penalties, judgments or treble damage or other claims against the Company. The Company is not in a position to estimate whether or not any loss may arise out of this investigation. As a result, no reserve or accrual has been recorded in the Company's financial statements relating to this matter.

FORWARD-LOOKING STATEMENTS

Certain statements contained in this filing which are not statements of historical fact constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act (the Act). These forward-looking statements include, among others, TSYS' belief with respect to its current market share and its growth opportunities, TSYS' expectation with respect to the impact of the Bank One contract on its earnings per share growth for 2004 and 2005 and thereafter through the payment term of the license, TSYS' expected growth in earnings per share and revenues for 2004, TSYS' expected growth in earnings per share for 2005, the expected cost and completion date for TSYS' new data center located in England, any matter that may arise out of the United States Department of Justice's investigation, TSYS' belief with respect to the fair value of its investments in joint ventures, TSYS' belief with respect to its ability to meet its contractual commitments and with respect to lawsuits, claims and other complaints, the Board of Directors' present intent to continue to pay cash dividends, and the assumptions underlying such statements, including, with respect to TSYS' expected growth in earnings per share for 2005, an increase in revenues before reimbursable items of 10-12%, a 6-9% growth in revenues from existing electronic payment processing clients, Vital Processing Services growing earnings by at least 5% and no significant client losses through 2005. In addition, certain statements in future filings by TSYS with the Securities and Exchange Commission, in press releases, and in oral and written statements made by or with the approval of TSYS which are not statements of historical fact constitute forward-looking statements within the meaning of the Act. Examples of forward-looking statements include, but are not limited to: (i) projections of revenue, income or loss, earnings or loss per share, the payment or nonpayment of dividends, capital structure and other financial items; (ii) statements of plans and objectives of TSYS or its management or Board of Directors, including those relating to products or services; (iii) statements of future economic performance; and (iv) statements of assumptions underlying such statements. Words such as "believes," "anticipates," "expects," "intends," "targeted," and similar expressions are intended to identify forward-looking statements but are not the exclusive means of identifying such statements.

Prospective investors are cautioned that any such forward-looking statements are not guarantees of future performance and involve risks and uncertainties, and that actual results may differ materially from those contemplated by such forward-looking statements. A number of important factors could cause actual results to differ materially from those contemplated by the forward- looking statements in this filing. Many of these factors are beyond TSYS' ability to control or predict. The factors include, but are not limited to: (i) delays in converting Bank One to TSYS' platforms; (ii) revenues are lower than anticipated; (iii) revenues from TSYS' existing customers are lower than anticipated; (iv) Vital's earnings are lower than anticipated; (v) adverse developments with respect to TSYS' sub-prime or retail clients; (vi) lower than anticipated internal growth rates for TSYS' existing clients; (vii) TSYS' inability to control expenses and increase market share; (viii) TSYS' inability to successfully bring new products to market, including, but not limited to stored value products, e-commerce products, loan processing products and other processing services; (ix) the inability of TSYS to grow its business through acquisitions or successfully integrate acquisitions; (x) TSYS' inability to increase the revenues derived from international sources; (xi) adverse developments with respect to entering into contracts with new clients and retaining current clients; (xii) the merger of TSYS clients with entities that are not TSYS clients or the sale of portfolios by TSYS clients to entities that are not TSYS clients; (xiii) TSYS' inability to anticipate and respond to technological changes, particularly with respect to e-commerce; (xiv) adverse developments with respect to the successful conversion of clients; (xv) the absence of significant changes in foreign exchange spreads between the United States and the countries TSYS transacts business in, to include Mexico, United Kingdom, Japan, Canada and the European Union; (xvi) changes in consumer spending, borrowing and saving habits, including the mix of payments between cash and cards; (xvii) changes in laws, regulations, credit card association rules or other industry standards affecting TSYS' business which require significant product redevelopment efforts; (xviii) the effect of changes in accounting policies and practices as may be adopted by the Financial Accounting Standards Board or the Securities and Exchange Commission; (xix) the costs and effects of litigation or adverse facts and developments relating thereto; (xx) adverse developments with respect to the credit card industry in general; (xxi) TSYS' inability to successfully manage any impact from slowing economic conditions or consumer spending; (xxii) the occurrence of catastrophic events that would impact TSYS' or its major customers' operating facilities, communications systems and technology, or that has a material negative impact on current economic conditions or levels of consumer spending; (xxiii) successfully managing the potential both for patent protection and patent liability in the context of rapidly developing legal framework for expansive software patent protection; (xxiv) hostilities increase in the Middle East or elsewhere; and
(xxv) overall market conditions.

                          CONSOLIDATED BALANCE SHEETS

                                                                                           December 31,
                                                                                ---------------------------------
                                                                                      2003               2002
                                                                                ---------------       -----------
ASSETS
Current assets:
 Cash and cash equivalents (includes $80.8 million and $84.5 million on
  deposit with a related party at 2003 and 2002, respectively) (Notes 2 and 10) $   122,873,589       109,171,206
 Restricted cash (includes $7.6 million and $4.0 million on deposit
  with a related party at 2003 and 2002, respectively) (Note 2)                       7,679,063         4,035,052
 Accounts receivable, net of allowance for doubtful accounts and billing
  adjustments of $9.8 million and $8.0 million at 2003 and 2002, respectively       120,645,594       121,439,387
 Deferred income tax assets (Note 7)                                                    400,500         5,411,353
 Prepaid expenses and other current assets (Note 10)                                 22,764,221        22,547,590
                                                                                ---------------       -----------
         Total current assets                                                       274,362,967       262,604,588
Property and equipment, net (Note 3)                                                232,076,232       120,835,260
Computer software, net (Note 4)                                                     258,090,135       200,297,026
Contract acquisition costs, net (Note 10)                                           125,471,644       123,728,968
Equity investments (Note 5)                                                          66,708,383        54,181,246
Goodwill, net (Note 10)                                                              29,625,842         3,619,178
Other assets                                                                         14,901,294        14,227,058
                                                                                ---------------       -----------
         Total assets                                                           $ 1,001,236,497       779,493,324
                                                                                ===============       ===========
LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
 Accounts payable                                                               $    17,549,482        10,365,836
 Accrued salaries and employee benefits                                              32,562,228        43,314,882
 Current portion of obligations under capital leases
  and software arrangements (Note 9)                                                 15,230,761            68,110
 Billings in excess of costs and profit on uncompleted contracts                     17,573,019                --
 Other current liabilities (includes $4.3 million and $2.9 million payable
  to related parties at 2003 and 2002, respectively) (Note 10)                       64,055,680        60,232,889
                                                                                ---------------       -----------
         Total current liabilities                                                  146,971,170       113,981,717
Obligations under capital leases and software arrangements,
 excluding current portion (Note 9)                                                  29,747,837            67,354
Other accounts payable                                                                       --           562,500
Deferred income tax liabilities (Note 7)                                             88,544,419        59,932,000
                                                                                ---------------       -----------
         Total liabilities                                                          265,263,426       174,543,571
                                                                                ---------------       -----------
Minority interest in consolidated subsidiary                                          3,439,424         2,743,863
                                                                                ---------------       -----------
Shareholders' equity (Note 6):
 Common stock - $.10 par value, Authorized 600,000,000 shares; 197,504,087 and 197,254,087 issued at 2003 and 2002, respectively; 196,815,429 and
  197,049,470 outstanding at 2003 and 2002, respectively                             19,750,409        19,725,409
 Additional paid-in capital                                                          41,573,634        35,143,089
 Accumulated other comprehensive income                                               8,314,304         1,052,897
 Treasury stock (shares of 688,658 and 204,617 at 2003 and 2002, respectively)      (12,426,320)       (3,316,703)
 Retained earnings                                                                  675,321,620       549,601,198
                                                                                ---------------       -----------
         Total shareholders' equity                                                 732,533,647       602,205,890
                                                                                ---------------       -----------
         Total liabilities and shareholders' equity                             $ 1,001,236,497       779,493,324
                                                                                ===============       ===========

See accompanying Notes to Consolidated Financial Statements

                       CONSOLIDATED STATEMENTS OF INCOME

                                                                                 Years Ended December 31,
                                                                   ---------------------------------------------------
                                                                        2003                 2002             2001
                                                                   ---------------       -----------       -----------
Revenues:
 Electronic payment processing services (includes $18.7 million,
  $19.1 million and $34.7 million from related parties for
  2003, 2002 and 2001, respectively)                               $   707,816,033       617,876,400       572,412,050
 Other services (includes $6.4 million, $6.6 million and $6.5 million from related parties for 2003, 2002 and 2001,
  respectively)                                                        120,484,699       106,086,405        86,816,075
                                                                   ---------------       -----------       -----------
    Revenues before reimbursable items                                 828,300,732       723,962,805       659,228,125

 Reimbursable items (includes $9.0 million, $9.9 million and
  $9.8 million from related parties for 2003, 2002 and 2001,
  respectively)                                                        225,165,181       231,170,026       233,093,046
                                                                   ---------------       -----------       -----------
    Total revenues (Notes 2 and 11)                                  1,053,465,913       955,132,831       892,321,171
                                                                   ---------------       -----------       -----------

Expenses:
 Salaries and other personnel expense                                  326,568,225       300,239,783       267,791,982
 Net occupancy and equipment expense                                   205,844,528       174,957,895       171,679,560
 Other operating expenses (includes $8.9 million,
  $9.5 million and $7.9 million to related parties for 2003, 2002
  and 2001, respectively)                                              105,333,560        91,167,502        81,960,950
 (Gain) loss on disposal of equipment, net                                 (24,558)          (74,848)           92,530
                                                                   ---------------       -----------       -----------
    Expenses before reimbursable items                                 637,721,755       566,290,332       521,525,022
 Reimbursable items                                                    225,165,181       231,170,026       233,093,046
                                                                   ---------------       -----------       -----------
    Total expenses (Note 2)                                            862,886,936       797,460,358       754,618,068
                                                                   ---------------       -----------       -----------
    Operating income                                                   190,578,977       157,672,473       137,703,103
                                                                   ---------------       -----------       -----------
Nonoperating income (expense):
 Interest income, net of interest expense (includes $0.6 million,
  $1.1 million and $2.3 million from related parties for 2003,
  2002 and 2001, respectively)                                           2,747,569         2,600,989         2,736,298
 Gain on foreign currency translation, net                               1,042,144         3,012,842           121,967
 Other, net                                                                      1                90                68
                                                                   ---------------       -----------       -----------
    Total nonoperating income (expense)                                  3,789,714         5,613,921         2,858,333
                                                                   ---------------       -----------       -----------
    Income before income taxes, minority interest and equity in
     income of joint ventures                                          194,368,691       163,286,394       140,561,436
Income taxes                                                            70,868,175        57,907,900        53,891,659
Minority interest in subsidiary's net income                              (337,895)         (154,627)          (76,003)
Equity in income of joint ventures (Note 5)                             17,810,346        20,581,104        17,824,455
                                                                   ---------------       -----------       -----------
 Net income                                                        $   140,972,967       125,804,971       104,418,229
                                                                   ===============       ===========       ===========
 Basic earnings per share                                          $          0.72              0.64              0.54
                                                                   ===============       ===========       ===========
 Diluted earnings per share                                        $          0.71              0.64              0.53
                                                                   ===============       ===========       ===========
Weighted average common shares outstanding                             196,829,802       197,016,699       194,772,766
Increase due to assumed issuance of shares related to stock
 options outstanding                                                       607,942           480,350           831,696
                                                                   ---------------       -----------       -----------
Weighted average common and common equivalent shares outstanding       197,437,744       197,497,049       195,604,462
                                                                   ===============       ===========       ===========

See accompanying Notes to Consolidated Financial Statements.

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                                                 Years Ended December 31,
                                                                   ---------------------------------------------------
                                                                        2003                 2002             2001
                                                                   ---------------       -----------       -----------
Cash flows from operating activities:
 Net income                                                        $   140,972,967       125,804,971       104,418,229
 Adjustments to reconcile net income to net cash provided by operating activities:
   Minority interest in subsidiary's net income                            337,895           154,627            76,003
   Gain on foreign currency translation, net                            (1,042,144)       (3,012,842)         (121,967)
   Equity in income of joint ventures                                  (17,810,346)      (20,581,104)      (17,824,455)
   Depreciation and amortization                                        98,415,417        74,013,487        58,477,523
   Charges for bad debt expense and billing adjustments                  2,690,373         3,262,830           569,434
   Charges for transaction processing provisions                         3,449,943         6,532,268         1,438,241
   Deferred income tax expense                                          27,066,682        13,620,858        15,743,047
   (Gain) loss on disposal of equipment, net                               (24,558)          (74,848)           92,530
 (Increase) decrease in:
   Accounts receivable                                                   3,624,120        (5,355,433)      (16,496,167)
   Prepaid expenses and other assets                                     3,827,159         1,662,303        (3,191,167)
 Increase (decrease) in:
   Accounts payable                                                      3,027,639       (11,339,601)      (30,510,677)
   Accrued salaries and employee benefits                              (10,819,056)        3,276,104        (5,444,281)
   Billings in excess of costs and profit on uncompleted
    contracts                                                           17,573,019                --                --
   Other current liabilities                                            (4,933,935)        9,650,177       (16,642,448)
                                                                   ---------------      ------------      ------------
        Net cash provided by operating activities                      266,355,175       197,613,797        90,583,845
                                                                   ---------------      ------------      ------------
Cash flows from investing activities:
 Purchase of property and equipment                                   (125,301,543)      (14,781,422)      (32,476,377)
 Additions to purchased computer software                              (47,311,850)      (37,020,367)      (36,727,463)
 Additions to internally developed computer software                   (17,688,831)      (29,451,048)      (18,304,356)
 Proceeds from disposal of equipment                                        66,143           161,973         1,084,219
 Cash acquired in acquisition                                            4,442,163         2,858,384                --
 Cash used in acquisition                                              (36,000,000)      (30,000,000)               --
 Dividends received from joint ventures                                  5,277,523        17,855,119        10,410,281
 Increase in contract acquisition costs                                (18,128,948)      (44,043,871)      (27,194,200)
                                                                   ---------------      ------------      ------------
        Net cash used in investing activities                         (234,645,343)     (134,421,232)     (103,207,896)
                                                                   ---------------      ------------      ------------
Cash flows from financing activities:
 Purchase of common stock                                               (9,824,814)               --                --
 Proceeds from issuance of long-term debt                               20,233,983                --                --
 Principal payments on long-term debt                                  (20,233,983)               --                --
 Principal payments on capital lease obligations                          (205,629)         (102,989)         (110,480)
 Dividends paid on common stock                                        (14,764,849)      (12,772,086)      (11,198,915)
 Proceeds from exercise of stock options                                 3,929,297           204,550           264,365
                                                                   ---------------      ------------      ------------
        Net cash used in financing activities                          (20,865,995)      (12,670,525)      (11,045,030)
                                                                   ---------------      ------------      ------------
Effect of exchange rate changes on cash and cash equivalents             2,858,546            (9,334)         (664,564)
                                                                   ---------------      ------------      ------------
 Net increase (decrease) in cash and cash equivalents              $    13,702,383        50,512,706       (24,333,645)
Cash and cash equivalents at beginning of year                         109,171,206        58,658,500        82,992,145
                                                                   ---------------      ------------      ------------
Cash and cash equivalents at end of period                         $   122,873,589       109,171,206        58,658,500
                                                                   ===============      ============      ============
Cash paid for interest                                             $       138,887            36,304            66,149
                                                                   ===============      ============      ============
Cash paid for income taxes (net of refunds received)               $    38,729,242        34,017,594        50,732,072
                                                                   ===============      ============      ============

See accompanying Notes to Consolidated Financial Statements.

    CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY AND COMPREHENSIVE INCOME

                                                                        Accumulated
                                       Common Stock        Additional      Other                                      Total
                                ------------------------    Paid-in    Comprehensive    Treasury      Retained     Shareholders'
                                  Shares       Dollars      Capital    Income (Loss)     Stock        Earnings        Equity
                                -----------  -----------  -----------  -------------  ------------  -------------  -------------
Balance as of December 31, 2000 195,079,087  $19,507,909  $25,352,864  ($  1,613,681) ($ 3,594,683) $ 374,363,492  $ 414,015,901
Comprehensive income:
 Net income                             ---          ---          ---            ---           ---    104,418,229    104,418,229
 Other comprehensive loss,
  net of tax:
  Foreign currency translation          ---          ---                  (1,841,657)          ---            ---     (1,841,657)
                                                                                                                   -------------
 Other comprehensive loss               ---          ---          ---            ---           ---            ---     (1,841,657)
                                                                                                                   -------------
Comprehensive income                    ---          ---          ---            ---           ---            ---    102,576,572
                                                                                                                   -------------
 Common stock issued from
  treasury shares for exercise
  of stock options (Note 6)             ---          ---      243,167            ---        61,358            ---        304,525
Cash dividends declared
 ($0.060 per share)                     ---          ---          ---            ---           ---    (11,686,355)   (11,686,355)
Tax benefits associated with
 stock options                          ---          ---    2,118,956            ---           ---            ---      2,118,956
                                -----------  -----------  -----------  -------------  ------------  -------------  -------------
Balance as of December 31, 2001 195,079,087   19,507,909   27,714,987     (3,455,338)   (3,533,325)   467,095,366    507,329,599
Comprehensive income:
 Net income                             ---          ---          ---            ---           ---    125,804,971    125,804,971
 Other comprehensive income,
  net of tax:
  Foreign currency translation          ---          ---          ---      4,508,235           ---            ---      4,508,235
                                                                                                                   -------------
 Other comprehensive income             ---          ---          ---            ---           ---            ---      4,508,235
                                                                                                                   -------------
Comprehensive income                    ---          ---          ---            ---           ---            ---    130,313,206
                                                                                                                   -------------
Common stock issued in an
 acquisition (Note 2)             2,175,000      217,500    6,077,050            ---           ---            ---      6,294,550
Common stock issued from
 treasury shares for exercise
 of stock options (Note 6)              ---          ---      122,670            ---       216,622            ---        339,292
Cash issued in an acquisition
 (Notes 2 and 12)                       ---          ---          ---            ---           ---    (30,000,000)   (30,000,000)
Cash dividends declared
 ($0.068 per share)                     ---          ---          ---            ---           ---    (13,299,139)   (13,299,139)
Tax benefits associated with
 stock options                          ---          ---    1,228,382            ---           ---            ---      1,228,382
                                -----------  -----------  -----------  -------------  ------------  -------------  -------------
Balance as of December 31, 2002 197,254,087   19,725,409   35,143,089      1,052,897    (3,316,703)   549,601,198    602,205,890
Comprehensive income:
 Net income                             ---          ---          ---            ---           ---    140,972,967    140,972,967
 Other comprehensive income,
  net of tax:
  Foreign currency translation          ---          ---          ---      7,261,407           ---            ---      7,261,407
                                                                                                                   -------------
 Other comprehensive income             ---          ---          ---            ---           ---            ---      7,261,407
                                                                                                                   -------------
Comprehensive income                    ---          ---          ---            ---           ---            ---    148,234,374
                                                                                                                   -------------
Common stock issued from
 treasury shares for exercise
 of stock options (Note 6)              ---          ---      (78,400)           ---       715,197            ---        636,797
Common stock issued for
 exercise of stock options          250,000       25,000    3,267,500            ---           ---            ---      3,292,500
Purchase of treasury shares             ---          ---          ---            ---    (9,824,814)           ---     (9,824,814)
Cash dividends declared
 ($0.078 per share)                     ---          ---          ---            ---           ---    (15,252,545)   (15,252,545)
Tax benefits associated with
 stock options                          ---          ---    3,241,445            ---           ---            ---      3,241,445
                                -----------  -----------  -----------  -------------  ------------  -------------  -------------
Balance as of December 31, 2003 197,504,087  $19,750,409  $41,573,634  $   8,314,304  ($12,426,320) $ 675,321,620  $ 732,533,647
                                ===========  ===========  ===========  =============  ============  =============  =============

See accompanying Notes to Consolidated Financial Statements

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1  BASIS OF PRESENTATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

BUSINESS: Total System Services, Inc. (TSYS or the Company) is an 81.1% owned subsidiary of Columbus Bank and Trust Company (CB&T) which is a wholly owned subsidiary of Synovus Financial Corp. (Synovus). Synovus' stock is traded on the NYSE under the symbol "SNV."

TSYS provides electronic payment processing and related services to banks and other card-issuing institutions located in the United States, Mexico, Canada, Honduras, the Caribbean and Europe. The Company offers merchant processing services to financial institutions and other organizations in Japan through its majority owned subsidiary, GP Network Corporation (GP Net), and in the United States through its joint venture, Vital Processing Services L.L.C. (Vital).

PRINCIPLES OF CONSOLIDATION AND BASIS OF PRESENTATION: The accompanying consolidated financial statements of Total System Services, Inc. include the accounts of TSYS and its subsidiaries, which are listed below. Significant intercompany accounts and transactions have been eliminated in consolidation.

                                          YEAR
     COMPANY                            ACQUIRED/  OWNERSHIP
      NAME                               STARTED   PERCENTAGE
------------------                      --------   ----------
Columbus Depot
  Equipment Company        CDEC           1988        100%

Columbus
  Productions, Inc.        CPI            1994        100%
TSYS Canada, Inc.          TSYS Canada    1998        100%

GP Network
  Corporation              GP Net         2000         51%

TSYS Total Debt
  Management, Inc.         TDM            2002        100%

ProCard, Inc.              ProCard        2002        100%

Enhancement Services
  Corporation              ESC            2003        100%

TSYS Technology
  Center, Inc.             TTC            2003        100%

TSYS Japan Co., Ltd.       TSYS Japan     2003        100%

RISKS AND UNCERTAINTIES AND USE OF ESTIMATES: Factors that could affect the Company's future operating results and cause actual results to vary materially from expectations include, but are not limited to, lower than anticipated growth from existing clients, an inability to attract new clients and grow internationally, loss of a major customer, an inability to grow through acquisitions or successfully integrate acquisitions, an inability to control expenses, technology changes, financial services consolidation, changes in regulatory requirements, a decline in the use of cards as a payment mechanism, a decline in the financial stability of the Company's clients and uncertain economic conditions. Negative developments in these or other risk factors could have a material adverse effect on the Company's financial position, results of operations and cash flows.

The Company has prepared the accompanying consolidated financial statements in conformity with accounting principles generally accepted in the United States of America. In preparing these consolidated financial statements, it is necessary for management to make assumptions and estimates affecting the amounts reported in the consolidated financial statements and related notes. These estimates and assumptions are developed based upon all information available. Actual results can differ from estimated amounts.

CASH EQUIVALENTS: For purposes of the statements of cash flows, investments with a maturity of three months or less when purchased are considered to be cash equivalents.

RESTRICTED CASH: Restricted cash balances relate to cash balances collected on behalf of customers and are held in escrow. TSYS records a corresponding liability for the obligation to the customer which is reflected in other current liabilities in the accompanying consolidated balance sheets.

ACCOUNTS RECEIVABLE: Accounts receivable balances are stated net of allowances for doubtful accounts and billing adjustments of $9.8 million and $8.0 million at December 31, 2003 and December 31, 2002, respectively.

TSYS records an allowance for doubtful accounts when it is probable that the accounts receivable balance will not be collected. When estimating the allowance for doubtful accounts, the Company takes into consideration such factors as its day-to-day knowledge of the financial position of specific clients, the industry and size of its clients, the overall composition of its accounts receivable aging, prior history with specific customers of accounts receivable write-offs and prior history of allowances in proportion to the overall receivable balance. This analysis includes an ongoing and continuous communication with its largest clients and those clients with past due balances. A financial decline of any one of the Company's large clients could have an adverse and material effect on collectibility of receivables and thus the adequacy of the allowance for doubtful accounts.

Increases in the allowance for doubtful accounts are recorded as charges to bad debt expense and are reflected in other operating expenses in the Company's consolidated statements of income. Write-offs of uncollectible accounts are charged against the allowance for doubtful accounts.

TSYS records an allowance for billing adjustments for actual and potential billing discrepancies. When estimating the allowance for billing adjustments, the Company considers its overall history of billing adjustments, as well as its history with specific clients and known disputes. Increases in the allowance for billing adjustments are recorded as a reduction of revenues in the Company's consolidated statements of income and actual adjustments to invoices are charged against the allowance for billing adjustments.

PROPERTY AND EQUIPMENT: Property and equipment are stated at cost less accumulated depreciation and amortization. Depreciation and amortization are computed using the straight-line method over the estimated useful lives of the assets. Buildings and improvements are depreciated over estimated useful lives of 5-40 years, computer and other equipment over estimated useful lives of 2-4 years, and furniture and other equipment over estimated useful lives of 3-15 years. The Company evaluates impairment losses on long-lived assets used in operations in accordance with Statement of Financial Accounting Standards No. 144 (SFAS No. 144), "Accounting for the Impairment or Disposal of Long-Lived Assets."

PURCHASED COMPUTER SOFTWARE: The Company purchases software that is used in providing electronic payment processing and other services to clients. Purchased software is obtained through perpetual licenses and site licenses and through agreements based on processing capacity (called "MIPs agreements"). Perpetual and site licenses are amortized using the straight-line method over their estimated useful lives which range from three to five years. Software purchased under MIPs agreements is amortized using a units-of-production basis over the estimated useful life of the software, generally not to exceed ten years. The Company evaluates impairment losses on long-lived assets used in operations in accordance with SFAS No. 144.

SOFTWARE DEVELOPMENT COSTS: In accordance with Financial Accounting Standards Board (FASB) Statement No. 86, "Computer Software to be Sold, Leased or Otherwise Marketed," software development costs are capitalized once technological feasibility of the software product has been established. Costs incurred prior to establishing technological feasibility are expensed as incurred. Technological feasibility is established when the Company has completed a detailed program design and has determined that a product can be produced to meet its design specifications, including functions, features and technical performance requirements. Capitalization of costs ceases when the product is generally available to clients. The Company evaluates the unamortized capitalized costs of software development as compared to the net realizable value of the software product which is determined by future undiscounted net cash flows. The amount by which the unamortized software development costs exceed the net realizable value is written off in the period that such determination is made. Software development costs are amortized using the greater of (1) the straight-line method over its estimated useful life, which ranges from three to ten years or (2) the ratio of current revenues to total anticipated revenue over its useful life.

The Company also develops software that is used internally. These software development costs are capitalized based upon Statement of Position 98-1, "Accounting for the Costs of Computer Software Developed or Obtained for Internal Use." Internal-use software development costs are capitalized once (a) preliminary project stage is completed, (b) management authorizes and commits to funding a computer software project, and (c) it is probable that the project will be completed and the software will be used to perform the function intended. Costs incurred prior to meeting the qualifications are expensed as incurred. Capitalization of costs ceases when the project is substantially complete and ready for its intended use. Internal-use software development costs are amortized using an estimated useful life of three to seven years. Software development costs may become impaired in situations where development efforts are abandoned due to the viability of the planned project becoming doubtful or due to technological obsolescence of the planned software product.

CONTRACT ACQUISITION COSTS: The Company capitalizes contract acquisition costs related to signing or renewing long-term contracts. These costs, primarily consisting of cash payments for rights to provide processing services and internal conversion costs, are amortized using the straight-line method over the contract term beginning when the client's cardholder accounts are converted and producing revenues. All costs incurred prior to a signed agreement are expensed as incurred.

The amortization of contract acquisition costs associated with cash payments is included in as a reduction of revenues in the Company's consolidated statements of income. The amortization of contract acquisition costs associated with conversion activity is recorded as other operating expenses in the Company's consolidated statements of income. The Company evaluates the carrying value of contract acquisition costs for impairment for each customer on the basis of whether these costs are fully recoverable from expected undiscounted net operating cash flows of the related contract. The determination of expected undiscounted net operating cash flows requires management to make estimates.

These costs may become impaired with the loss of a contract, the financial decline of a client, termination of conversion efforts after a contract is signed, diminished prospects for current clients or if the Company's actual results differ from its estimates of future cash flows.

EQUITY INVESTMENTS: TSYS' 49% investment in Total System Services de Mexico, S.A. de C.V. (TSYS de Mexico), an electronic payment processing support operation located in Mexico, is accounted for using the equity method of accounting, as is TSYS' 50% investment in Vital Processing Services L.L.C., a merchant processing operation headquartered in Tempe, Arizona. Investments in joint ventures are included in other noncurrent assets in the accompanying consolidated balance sheets.

GOODWILL: Goodwill results from the excess of cost over the fair value of net assets of businesses acquired. In July 2001, the FASB issued Statement No. 141 (SFAS No. 141), "Business Combinations," and Statement No. 142 (SFAS No. 142), "Goodwill and Other Intangible Assets." SFAS No. 141 requires that the purchase method of accounting be used for all business combinations initiated after June 30, 2001. SFAS No. 141 also specifies criteria that intangible assets acquired in a purchase method business combination must meet to be recognized and reported apart from goodwill, noting that any purchase price allocable to an assembled workforce may not be accounted for separately.

SFAS No. 142 requires that goodwill and intangible assets with indefinite useful lives no longer be amortized, but instead tested for impairment at least annually in accordance with the provisions of SFAS No. 142. SFAS No. 142 also requires that intangible assets with estimable useful lives be amortized over their respective estimated useful lives to their estimated residual values, and reviewed for impairment in accordance with Statement of Financial Accounting Standards No. 144, "Accounting for the Impairment or Disposal of Long-Lived Assets." The Company adopted SFAS No. 142 January 1, 2002.

At December 31, 2003, the Company had unamortized goodwill in the amount of $29.6 million. As a result of implementing SFAS No. 142, the Company incurred no amortization expense of goodwill during the years ended December 31, 2003 and 2002. Amortization expense related to goodwill was $889,000 for the year ended December 31, 2001. On May 31, 2003, the Company performed its annual impairment analyses of its unamortized goodwill balance, and this test did not result in any impairment.

FAIR VALUES OF FINANCIAL INSTRUMENTS: The Company uses financial instruments in the normal course of its business. The carrying values of cash equivalents, accounts receivable, accounts payable, accrued salaries and employee benefits, and other current liabilities approximate their fair value due to the short-term maturities of these assets and liabilities. The fair value of the Company's obligations under capital leases is not significantly different from its carrying value.

Investments in joint ventures are accounted for using the equity method of accounting and pertain to privately held companies for which fair value is not readily available. The Company believes the fair values of its investments in joint ventures exceed their respective carrying values.

IMPAIRMENT OF LONG-LIVED ASSETS: In accordance with SFAS No. 144, the Company reviews long-lived assets, such as property and equipment and intangibles subject to amortization, such as contract acquisition costs and certain computer software, for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of an asset to estimated undiscounted operating cash flows expected to be generated by the asset. If the carrying amount of an asset exceeds its estimated future cash flows, an impairment charge is recognized by the amount by which the carrying amount of an asset exceeds the fair value of the asset. Assets to be disposed of are separately presented in the balance sheet and reported at the lower of the carrying amount or fair value less costs to sell, and would no longer be depreciated. The assets and liabilities of a disposed group classified as held for sale are presented separately in the appropriate asset and liability sections of the balance sheet.

TRANSACTION PROCESSING PROVISIONS: The Company has recorded estimates to accrue for contract contingencies (performance penalties) and processing errors. A significant number of the Company's contracts with large clients contain service level agreements which can result in TSYS incurring performance penalties if contractually required service levels are not met. When providing these accruals, the Company takes into consideration such factors as the prior history of performance penalties and processing errors incurred, actual contractual penalties inherent in the Company's contracts, progress towards milestones and known processing errors not covered by insurance.

These accruals are included in other current liabilities in the accompanying consolidated balance sheets. Increases and decreases in transaction processing provisions are charged to other operating expenses in the Company's consolidated statements of income, and payments or credits for performance penalties and processing errors are charged against the accrual.

MINORITY INTEREST: Minority interest in earnings of subsidiary represents the minority shareholders' share of the net income or loss of GP Net. The minority interest in the consolidated balance sheet reflects the original investment by these shareholders in GP Net, their proportional share of the earnings or losses and their proportional share of net gains or losses resulting from the currency translation of assets and liabilities of GP Net.

BILLINGS IN EXCESS OF COSTS AND PROFITS ON UNCOMPLETED CONTRACTS: When provisions for progress payments exist on long-term contracts accounted for under the percentage-of-completion method, the Company includes amounts for contract billings that exceed accumulated contract revenues in billings in excess of costs and profit on uncompleted contracts.

TREASURY STOCK: The Company uses the cost method when it purchases its own common stock as treasury shares or issues treasury stock upon option exercises and displays treasury stock as a reduction of shareholders' equity.

FOREIGN CURRENCY TRANSLATION: The Company maintains several different foreign operations whose functional currency is their local currency. Foreign currency financial statements of the Company's Mexican joint venture, the Company's wholly owned subsidiary with an operation in Canada, the Company's wholly owned subsidiary in Japan, the Company's majority owned subsidiary in Japan, GP Net, as well as the Company's branches in Japan and the United Kingdom, are translated into U.S. dollars at current exchange rates, except for revenues, costs and expenses, and net income which are translated at the average exchange rates for each reporting period. Net gains or losses resulting from the currency translation of assets and liabilities of the Company's foreign operations, net of tax, are accumulated in a separate section of shareholders' equity titled accumulated other comprehensive income (loss). Gains and losses on transactions denominated in currencies other than the functional currencies are included in determining net income for the period in which exchange rates change.

COMPREHENSIVE INCOME (LOSS): Statement of Financial Accounting Standards No. 130, "Reporting Comprehensive Income," requires companies to display, with the same prominence as other financial statements, the components of comprehensive income (loss). TSYS displays the items of other comprehensive income (loss) in its consolidated statements of shareholders' equity and comprehensive income.

DERIVATIVE INSTRUMENTS AND HEDGING ACTIVITIES: In June 1998, the FASB issued Statement of Financial Accounting Standards No. 133 (SFAS No. 133), "Accounting for Derivative Instruments and Hedging Activities." In June 2000, the FASB issued Statement of Financial Accounting Standards No. 138 (SFAS No. 138), "Accounting for Certain Derivative Instruments and Hedging Activities, an amendment of SFAS No. 133." SFAS No. 133 and SFAS No. 138 require that all derivative instruments be recorded on the balance sheet at their respective fair values. The Company adopted SFAS No. 133 and SFAS No. 138 on January 1, 2001. The Company did not have any outstanding derivative instruments or hedging transactions at December 31, 2003.

REVENUE RECOGNITION: The Company's electronic payment processing revenues are derived from long-term processing contracts with financial and nonfinancial institutions and are recognized as the services are performed. Electronic payment processing revenues are generated primarily from charges based on the number of accounts on file, transactions and authorizations processed, statements mailed, and other processing services for cardholder accounts on file. Most of these contracts have prescribed annual revenue minimums. The original terms of processing contracts generally range from three to ten years in length.

The Company recognizes software license revenue in accordance with Statement of Position No. (SOP) 97-2, "Software Revenue Recognition," and SOP 98-9, "Modification of SOP 97-2, Software Revenue Recognition With Respect to Certain Transactions." For software licenses for which any services rendered are not considered essential to the functionality of the software, revenue is recognized upon delivery of the software, provided (1) there is evidence of an arrangement,
(2) collection of the fee is considered probable, (3) the fee is fixed or determinable, and (4) vendor specific objective evidence (VSOE) exists to allocate revenue to the undelivered elements of the arrangement.

When services are considered essential to the functionality of the software licensed, revenues are recognized over the period that such services will be performed using the percentage-of-completion method in accordance with SOP 81-1, "Accounting for Performance of Construction-Type and Certain Production-Type Contracts." Progress during the period services performed is measured by the percentage of costs incurred to date to estimated total costs for each arrangement. Provisions for estimated losses on incomplete contracts are made in the period in which such losses are determined. For license arrangements in which the fee is not fixed or determinable, the license revenue is recognized as payments become due.

The Company's other service revenues are derived from recovery collections work, bankruptcy process management, legal account management, skip tracing, commercial printing activities, targeted loyalty programs, and customer relationship management services, such as call center activities for card activation, balance transfer requests, customer service and collection. The contract terms for these services are generally shorter in nature as compared with the Company's long-term processing contracts. Revenue is recognized on these other services as the services are performed either on a per unit or a fixed price basis. The Company uses the percentage-of-completion method of accounting for its fixed price contracts, and progress is measured by the percentage of costs incurred to date to estimated total costs for each arrangement. Provisions for estimated losses on incomplete contracts are made in the period in which such losses are determined.

STOCK-BASED COMPENSATION: The Company maintains stock-based employee compensation plans for purposes of incenting and retaining employees, which are described more fully in Note 6. The Company accounts for stock-based compensation in accordance with Accounting Principles Board Opinion No. 25 (APB
25), "Accounting for Stock Issued to Employees," and related Interpretations. Under APB 25, TSYS does not recognize compensation expense for a stock option grant if the exercise price is equal to or greater than the fair market value of the Company's common stock on the grant date. The following table illustrates the effect on net income and earnings per share if the Company had applied the fair value recognition provisions of Financial Accounting

Standards Board No. 123 (SFAS No. 123), "Accounting for Stock-Based Compensation," to stock-based employee compensation granted in the form of TSYS and Synovus stock options.

                                             Years Ended December 31,
                               -------------------------------------------------
                                    2003              2002              2001
                               -------------       -----------       -----------
Net income
    (as reported)              $ 140,972,967       125,804,971       104,418,229
Stock-based employee
  compensation expense
  determined under
  the fair value based
  method for all awards,
  net of related
  income tax effects               4,606,442         6,448,631         5,639,270
                               -------------         ---------       -----------
Net income (as adjusted)       $ 136,366,525       119,356,340        98,778,959
                               =============       ===========       ===========
Earnings per share:
  Basic - as reported          $        0.72              0.64              0.54
                               =============       ===========       ===========
  Basic - as adjusted          $        0.69              0.61              0.51
                               =============       ===========       ===========
  Diluted - as reported        $        0.71              0.64              0.53
                               =============       ===========       ===========
  Diluted - as adjusted        $        0.69              0.60              0.51
                               =============       ===========       ===========

The per share weighted average fair value of TSYS stock options granted during 2003 and 2002 was $19.79 and $11.44, respectively. The fair value for these options was estimated at the date of grant using the Black-Scholes option-pricing model with the following weighted average assumptions for 2003 and 2002, respectively: risk-free interest rates of 3.42% and 2.93%; expected volatility of 85.0% and 66.0%; expected life of 5.0 years and 5.0 years; and dividend yield of 0.3% and 0.4%.

The per share weighted average fair value of Synovus stock options granted to TSYS employees during 2003, 2002 and 2001 was $4.84, $9.69 and $10.75, respectively. The fair value for these options was estimated at the date of grant using the Black-Scholes option-pricing model with the following weighted average assumptions for 2003, 2002 and 2001, respectively: risk-free interest rates of 3.2%, 5.4% and 5.4%; expected volatility of 34%, 30% and 29%; expected life of 6.0 years, 9.0 years and 8.7 years; and dividend yield of 3.3%, 2.4% and 1.8%.

ADVERTISING: Advertising costs, consisting mainly of advertising in trade publications, are expensed as incurred or the first time the advertising takes place. Advertising expense for 2003, 2002 and 2001 was $585,000, $624,000 and $516,000, respectively.

INCOME TAXES: Income taxes reflected in TSYS' consolidated financial statements are computed based on the taxable income of TSYS as if TSYS were a stand-alone tax reporting entity. A consolidated U.S. federal income tax return is filed for Synovus and its majority owned subsidiaries, including TSYS.

The Company accounts for income taxes in accordance with the asset and liability method. Under the asset and liability method, deferred income tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and operating loss and tax credit carryforwards. Deferred income tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred income tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

Income tax provisions require the use of management judgments, which are subject to challenge by various taxing authorities. Significant estimates used in accounting for income taxes relate to the determination of taxable income, the determination of temporary differences between book and tax bases, as well as estimates on the realizability of tax credits.

EARNINGS PER SHARE: Basic earnings per share (EPS) is calculated by dividing net income by the weighted average number of common shares outstanding during the period. Diluted EPS is calculated to reflect the potential dilution that would occur if stock options or other contracts to issue common stock were exercised. Diluted EPS is calculated by dividing net income by weighted average common and common equivalent shares outstanding. Common equivalent shares are calculated using the treasury stock method.

RECENT ACCOUNTING PRONOUNCEMENTS: As a result of the Financial Accounting Standards Board's (FASB's) Emerging Issues Task Force 01-14 (EITF 01-14), formerly known as Staff Announcement Topic D-103, "Income Statement Characterization of Reimbursements Received for `Out-of-Pocket' Expenses Incurred," the Company has included reimbursements received for out-of-pocket expenses as revenue. Historically, TSYS had not reflected such reimbursements in its consolidated statements of income. One of the largest reimbursement expenses for which TSYS is reimbursed by clients is postage. EITF 01-14 was adopted by the Company on January 1, 2002. Upon adoption of EITF 01-14, comparative financial statements for all prior periods have been reclassified to provide a consistent presentation.

In June 2001, the FASB issued Statement No. 143 (SFAS No. 143), "Accounting for Asset Retirement Obligations." SFAS No. 143 requires the Company to record the fair value of an asset retirement obligation as a liability in the period in which it incurs a legal obligation associated with the retirement of tangible long-lived assets that result from the acquisition, construction, development, and/or normal use of the assets. The Company must also record a corresponding asset that depreciates over the life of the asset. Subsequent to the initial measurement of the asset retirement obligation, the obligation will be adjusted at the end of each period to reflect the passage of time and changes in the estimated future cash flows underlying the obligation. The Company adopted SFAS No. 143 on January 1, 2003. The adoption of SFAS No. 143 did not have a material effect on the Company's financial position, results of operations or cash flows.

In April 2002, the FASB issued Statement No. 145 (SFAS No. 145), "Rescission of FASB Statements No. 4, 44 and 64, Amendment of FASB Statement No. 13, and Technical Corrections." SFAS No. 145 amends existing guidance on reporting gains and losses on the extinguishment of debt to prohibit the classification of the gain or loss as extraordinary, as the use of such extinguishments have become part of the risk management strategy of many companies. SFAS No. 145 also amends SFAS No. 13 to require sale-leaseback accounting for certain lease modifications that have economic effects similar to sale-leaseback transactions. The provisions of the Statement related to the rescission of Statement No. 4 are applied in fiscal years beginning after May 15, 2002. The provisions of the Statement related to Statement No. 13 were effective for transactions occurring after May 15, 2002. The adoption of SFAS No. 145 did not have a material effect on the Company's financial position, results of operations or cash flows.

In June 2002, the FASB issued Statement No. 146 (SFAS No. 146), "Accounting for Costs Associated with Exit or Disposal Activities." SFAS No. 146 addresses financial accounting and reporting for costs associated with exit or disposal activities and nullifies Emerging Issues Task Force Issue No. 94-3, "Liability Recognition for Certain Employee Termination Benefits and Other Costs to Exit an Activity." The provisions of this Statement are effective for exit or disposal activities that are initiated after December 31, 2002, with early application encouraged. The adoption of SFAS No. 146 did not have a material effect on the Company's financial position, results of operations or cash flows.

In November 2002, the FASB issued Interpretation No. 45, "Guarantor's Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness to Others, an interpretation of FASB Statements No. 5, 57 and 107 and a rescission of FASB Interpretation No. 34." This Interpretation elaborates on the disclosures to be made by a guarantor in its interim and annual financial statements about its obligations under guarantees issued. Interpretation No. 45 also clarifies that a guarantor is required to recognize, at inception of a guarantee, a liability for the fair value of the obligation undertaken. The initial recognition and measurement provisions of the Interpretation are applicable to guarantees issued or modified after December 31, 2002 and the disclosure requirements are effective for financial statements of interim or annual periods ending after December 15, 2002. The adoption of Interpretation No. 45 did not have a material effect on the Company's financial position, results of operations or cash flows.

At the November 21, 2002 Emerging Issues Task Force (EITF) meeting, the Task Force ratified as a consensus the tentative conclusions it reached at the October 25, 2002 EITF meeting regarding Emerging Issues Task Force No. 00-21 [(EITF No. 00-21), "Accounting for Revenue Arrangements with Multiple Deliverables." EITF No. 00-21 addresses certain aspects of the accounting by a vendor for arrangements under which it will perform multiple revenue-generating activities. Those activities may involve the delivery or performance of multiple products, services, and/or rights to use assets, and performance may occur at different points in time or over different periods of time. The arrangements are often accompanied by initial installation, initiation, or activation services and generally involve either a fixed fee or a fixed fee coupled with a continuing payment stream. The continuing payment stream generally corresponds to the continuing performance and may be fixed, variable based on future performance, or composed of a combination of fixed and variable payments. EITF No. 00-21 addresses how to account for those arrangements. EITF No. 00-21 is effective for revenue arrangements entered into in fiscal periods beginning after June 15, 2003. Entities may also elect to report the change in accounting as a cumulative effect adjustment, in which case disclosure should be made in periods subsequent to the date of initial application of the amount of recognized revenue that was previously included in the cumulative effect adjustment. The adoption of EITF No. 00-21 did not significantly impact the Company's financial position, results of operations or cash flows.

In December 2002, the FASB issued Statement No. 148 (SFAS No. 148), "Accounting for Stock-Based Compensation - Transition and Disclosure, an amendment of FASB Statement No. 123." SFAS No. 148 amends FASB Statement No. 123 (SFAS No. 123), "Accounting for Stock-Based Compensation," to provide alternative methods of transition for a voluntary change to the fair value method of accounting for stock-based employee compensation. In addition, this Statement amends the disclosure requirements of SFAS No. 123 to require prominent disclosures in both annual and interim financial statements. Certain of the disclosure modifications are required beginning with the fiscal year ending after December 15, 2002 and are included in the notes to the consolidated financial statements.

In January 2003, the FASB issued Interpretation No. 46, "Consolidation of Variable Interest Entities, an interpretation of ARB No. 51." This Interpretation addresses the consolidation by business enterprises of variable interest entities as defined in the Interpretation. The Interpretation applies immediately to variable interests in variable interest entities created after January 31, 2003, and to variable interests in variable interest entities obtained after January 31, 2003. For enterprises with a variable interest in a variable interest entity created before February 1, 2003, the Interpretation is applied to the enterprise in the first reporting period after December 15, 2003. The adoption of Interpretation No. 46 did not impact the Company's financial position, results of operations or cash flows.

In April 2003, the FASB issued Statement No. 149 (SFAS No. 149), "Amendment of Statement 133 on Derivative Instruments and Hedging Activities." SFAS No. 149 amends and clarifies financial accounting and reporting for derivative instruments, including certain derivative instruments embedded in other contracts (collectively referred to as derivatives) and for hedging activities under FASB Statement No. 133, "Accounting for Derivative Instruments and Hedging Activities." This Statement is effective for contracts entered into or modified after June 30, 2003, except as stated below and for hedging relationships designated after June 30, 2003. In addition, except as stated below, all provisions of this Statement will be applied prospectively. The provisions of this Statement that relate to Statement 133 Implementation Issues that have been effective for fiscal quarters that began prior to June 15, 2003, should continue to be applied in accordance with their respective effective dates. In addition, forward purchases or sales of when-issued securities or other securities that do not yet exist, should be applied to both existing contracts and new contracts entered into after June 30, 2003. The adoption of SFAS No. 149 did not impact the Company's financial position, results of operations or cash flows.

In May 2003, the FASB issued Statement No. 150 (SFAS No. 150), "Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity." SFAS No. 150 establishes standards for how an issuer classifies and measures certain financial instruments with characteristics of both liabilities and equity. It requires that an issuer classify a financial instrument that is within its scope as a liability (or an asset in some circumstances). Many of those instruments were previously classified as equity. Some of the provisions of this Statement are consistent with the current definition of liabilities in FASB Concepts Statement No. 6, "Elements of Financial Statements." SFAS No. 150 is effective for financial instruments entered into or modified after May 31, 2003, and otherwise is effective at the beginning of the first interim period beginning after June 15, 2003, except for mandatorily redeemable financial instruments of nonpublic entities. It is to be implemented by reporting the cumulative effect of a change in an accounting principle for financial instruments created before the issuance date of the Statement and still existing at the beginning of the interim period of adoption. Restatement is not permitted. The adoption of SFAS No. 150 did not impact the Company's financial position, results of operations or cash flows.

In December 2003, FASB Statement No. 132 (revised), "Employers' Disclosures about Pensions and Other Postretirement Benefits," was issued. Statement No. 132 (revised) prescribes employers' disclosures about pension plans and other postretirement benefit plans; it does not change the measurement or recognition of those plans. The Statement retains and revises the disclosure requirements contained in the original Statement No. 132. It also requires additional disclosures about the assets, obligations, cash flows, and net periodic benefit cost of defined benefit pension plans and other postretirement benefit plans. The Statement generally is effective for fiscal years ending after December 15, 2003, and did not impact the Company's financial position, results of operations or cash flows.

RECLASSIFICATIONS: Certain reclassifications have been made to the 2002 and 2001 financial statements to conform to the presentation adopted in 2003.

NOTE 2  RELATIONSHIPS WITH AFFILIATED COMPANIES

At December 31, 2003, CB&T owned 159,630,980 shares (81.1%) of TSYS common stock.

Vital Restricted Units

In 2000, the Board of Directors of Vital approved a plan to allow its owners to set aside 2 million units of the 100 million units held by the owners to make awards to key management of Visa and TSYS. In June 2000, TSYS awarded six of its key executives an aggregate of 800,000 Vital restricted stock units for their role in the development, growth and success of Vital, and was made to incent key executives to continue to grow and develop Vital. The units were to vest over a 36-month cliff-vesting schedule.

In connection with the termination of Vital's stock-based compensation plans, TSYS, with approval from the Compensation Committee, repurchased the Vital restricted units from the Company's six key executives in June 2003. The purchase price for the restricted shares of $3.85 per unit was based upon an independent, third party valuation of Vital conducted as of May 31, 2003. The Company recognized compensation expense throughout the entire vesting period. Semiannually, the Company received an independent third party valuation of Vital throughout the vesting period and adjusted compensation expense accordingly. Through December 2002, the Company recognized $3.0 million as compensation expense. TSYS recognized $80,000 as compensation expense in 2003 based upon the updated valuation.

Lease Guarantee

To assist Vital in leasing its corporate facility, the Company and Visa U.S.A.
(Visa) are guarantors, jointly and severally, for the lease payments on Vital's Tempe facility. The lease on the facility expires in July 2007. The total future minimum lease payments remaining at December 31, 2003 are $5.2 million. If Vital fails to perform its obligations with regard to the lease, TSYS and Visa would be required to perform in the same manner and to same extent as is required by Vital.

Line of Credit

On June 30, 2003, TSYS obtained a $45.0 million long-term line of credit from a banking affiliate of Synovus. The line is an automatic draw-down facility. The interest rate for the line of credit is the London Interbank Offered Rate (LIBOR) plus 150 basis points. In addition, there is a charge of 15 basis points on any funds unused. The line of credit is unsecured debt and includes covenants requiring the Company to maintain certain minimum financial ratios. At December 31, 2003, TSYS did not have an outstanding balance on the line of credit and was in compliance with all covenants. As the LIBOR rate changes, TSYS will be subject to interest rate risk.

In addition, TSYS maintains another unsecured credit agreement with CB&T. The credit agreement has a maximum available principal balance of $5.0 million, with interest at prime. TSYS did not use the credit facility during 2003, 2002 or 2001.

Acquisitions

Upon the recommendation of a special committee of TSYS directors on October 15, 2002, the board of directors of TSYS approved the purchase of ProCard from Synovus for $30.0 million in cash. ProCard is a provider of software and Internet tools designed to assist organizations with the management of purchasing, travel and fleet card programs. ProCard's software solutions have been integrated into TSYS' processing solutions. On November 1, 2002, TSYS completed the ProCard acquisition.

Because the acquisition of ProCard was a transaction between entities under common control, the Company has reflected the acquisition at historical cost in accordance with SFAS No. 141. In accordance with the provisions of SFAS No. 141, TSYS has restated its consolidated financial statements for periods prior to TSYS' acquisition of ProCard that Synovus controlled both ProCard and TSYS to include the financial position, results of operations and cash flows of ProCard since May 2000.

Effective January 1, 2002, TSYS acquired TDM from Synovus in exchange for 2,175,000 newly issued shares of TSYS' common stock with a market value of $43.5 million at the date of acquisition. Prior to the acquisition, TDM operated as a wholly owned subsidiary of Synovus, providing third-party collection services. TDM operates as a separate, wholly owned subsidiary of TSYS. Because the acquisition of TDM was a transaction between entities under common control, the Company has reflected the acquisition at historical cost in accordance with SFAS No. 141 and has reflected the results of operations of TDM in the Company's consolidated financial statements beginning January 1, 2002. The Company did not restate periods prior to 2002 because such restatement was not significant. Refer to Note 12 for more information on TSYS acquisitions.

Balance Sheets

TSYS maintains deposit accounts with CB&T, the majority of which earn interest and on which TSYS receives market rates of interest. Included in cash and cash equivalents are deposit balances with CB&T of $80.8 million and $84.5 million at December 31, 2003 and 2002, respectively.

The Company maintains restricted cash balances on deposit with CB&T. The restricted cash balances relate to cash collected on behalf of clients which are held in escrow. At December 31, 2003 and 2002, the Company had restricted cash balances of $7.6 million and $4.0 million, respectively, on deposit with CB&T.

TSYS paid cash dividends to CB&T in the amount of approximately $12.0 million, $10.3 million and $9.1 million in 2003, 2002 and 2001, respectively. TSYS received cash dividends from its equity method joint ventures of approximately $5.3 million, $17.9 million and $7.1 million in 2003, 2002 and 2001, respectively. Additionally, as part of the modification to the joint venture agreement in 2001, TSYS received a capital distribution of approximately $3.3 million from TSYS de Mexico.

Through its related party transactions, TSYS generates accounts receivable and liability accounts with Synovus, CB&T and its affiliates, Vital and TSYS de Mexico. At December 31, 2003 and 2002, the Company had accounts receivable balances of $1.1 million and $1.6 million, respectively, associated with related parties. At December 31, 2003 and 2002, the Company had accounts payable balances of $1.0 million and $76,188, respectively, associated with related parties. At December 31, 2003 and 2002, the Company had an accrued current liability related to related parties of $135,710 and $87,461, respectively.

Statements of Income

The Company provides electronic payment processing services and other services for Synovus, CB&T and its affiliates, as well as its equity method joint ventures, TSYS de Mexico and Vital.

The table below details revenues derived from affiliated companies for the years ended December 31, 2003, 2002 and 2001:

                              2003          2002         2001
                          ------------   ----------   ----------
Electronic payment
  processing services:
Vital                     $ 14,373,892   15,116,769   15,069,633
CB&T                         3,874,441    3,425,785    3,274,862
Synovus and affiliates         451,333      488,148      433,223
TSYS de Mexico                  29,893       44,788   15,961,010
                          ------------   ----------   ----------
Total electronic payment
processing services:      $ 18,729,559   19,075,490   34,738,728
                          ============   ==========   ==========
Other services:
CB&T                      $  5,677,176    5,575,853    5,789,004
Synovus and affiliates         695,014      959,250      641,701
Vital                           48,313       28,121       22,447
                          ------------   ----------   ----------
Total other services      $  6,420,503    6,563,224    6,453,152
                          ============   ==========   ==========
Reimbursable items:
Vital                     $  7,716,703    8,464,318    7,569,155
CB&T                         1,200,640    1,173,370    1,065,103
Synovus and affiliates          84,281       53,781      243,582
TSYS de Mexico                      --      237,519      958,400
                          ------------   ----------   ----------
Total reimbursable items  $  9,001,624    9,928,988    9,836,240
                          ============   ==========   ==========

The Company and Synovus and its affiliates are parties to various agreements to provide certain services between one another. The table below details expenses associated with affiliated companies for the years ended December 31, 2003, 2002 and 2001 by expense category:

                                      2003          2002          2001
                                   -----------   -----------   -----------
Salaries and other
     personnel expense:
     Trustee fees paid to Synovus   $  576,498       525,189       558,303
                                   -----------   -----------   -----------
Total salaries and
     other personnel expense        $  576,498       525,189       558,303
                                   ===========   ===========   ===========
Net occupancy and
     equipment expense:
     Rent paid to TSYS by CB&T     ($   39,405)      (39,405)      (39,405)
     Rent paid to CB&T by TSYS         318,940       377,285       211,878
     Rent paid to TSYS by Synovus     (684,922)     (537,140)     (454,926)
                                   -----------   -----------   -----------
Total net occupancy and
     equipment expense             ($  405,387)     (199,260)     (282,453)
                                   ===========   ===========   ===========
Other operating expenses:
     Management fees
        paid to Synovus             $8,038,296     8,078,484     8,606,544
     Management fees
        paid by Synovus                     --            --    (1,497,000)
     Processing support fees
        paid to TSYS de Mexico         590,649       916,538       300,587
     Service fees paid to Vital             --       325,000            --
     Data processing service fees
        paid to TSYS by Synovus         (2,075)      (24,900)      (24,900)
     Data processing service fees
        paid to Vital                  123,381       123,381       327,240
     Data processing service fees
        paid to TSYS de Mexico          23,316            --            --
     Lockbox fees paid to Synovus           --            --       100,697
     Escrow account fees
        paid to Synovus Trust            2,010            --            --
     Banking service fees
        paid by TSYS to CB&T           124,376        43,479        46,345
                                   -----------   -----------   -----------
Total other operating
     expenses                      $ 8,899,953     9,461,982     7,859,513
                                   ===========   ===========   ===========

Nonoperating Income

                            2003            2002           2001
                         ---------       ---------       ---------
Interest income
     from CB&T           $ 582,056       1,082,405       2,305,617
Interest expense
     paid to CB&T           29,257              --              --

Stock Options

Certain officers of TSYS and other TSYS employees participate in the Synovus Incentive Plans. Nonqualified options to acquire Synovus common stock were granted in 2003, 2002 and 2001 as follows:

                           2003           2002         2001
                         --------       -------     ---------
Number of shares
  under options           426,413       150,548     3,077,223
Weighted average
  exercise price         $  18.91         26.56         28.60

These stock options were granted with an exercise price equal to the fair market value of Synovus common stock at the date of grant. The options vest over two to three years and expire eight to ten years from date of grant with the exception of the performance-accelerated options described below.

In 2001, Synovus granted performance-accelerated stock options to certain key TSYS executives. The exercise price per share is equal to the fair market value at the date of grant. The options are subject to a seven-year cliff vesting, but the exercisability may be accelerated if the market price of Synovus common stock exceeds $40, $45 and $50. Refer to Note 6 for more information on stock options.

The Company believes the terms and conditions of the transactions described above between TSYS, CB&T, Synovus and other affiliated companies are comparable to those which could have been obtained in transactions with unaffiliated parties. No significant changes have been made to the method of establishing terms with the affiliated companies during the periods presented.

NOTE 3 PROPERTY AND EQUIPMENT

Property and equipment balances at December 31 are as follows:

                                       2003          2002
                                   --------------------------
LAND                               $ 16,992,220     6,825,754
Buildings and improvements          181,339,317    94,660,325
Computer and other equipment         87,988,491    85,241,159
Furniture and other equipment        74,278,587    60,994,892
Construction in progress              8,398,345       877,912
                                   --------------------------
Total property and equipment        368,996,960   248,600,042
Less accumulated
   depreciation and amortization    136,920,728   127,764,782
                                   --------------------------
Property and equipment, net        $232,076,232   120,835,260
                                   ==========================

Depreciation and amortization expense related to property and equipment was $22,833,424, $21,180,123 and $20,775,020 for the years ended December 31, 2003,
2002 and 2001, respectively.

NOTE 4 COMPUTER SOFTWARE

Computer software at December 31 is summarized as follows:

                                         2003           2002
                                     ---------------------------
Purchased computer software          $324,116,666    236,195,574
                                     ---------------------------
Software development costs:
   TS2                                 33,048,872     33,048,872
   TS2 Total Commerce                  36,891,915     36,891,915
   TSYS ProphIT                        25,984,569     15,296,387
   Double Byte                         10,059,350      9,527,262
   Integrated Payments                  7,728,643      6,927,012
   Other capitalized software
     development costs                 18,877,040     12,024,249
                                     ---------------------------
        Total software
          development costs           132,590,389    113,715,697
                                     ---------------------------
Acquisition technology intangibles      3,700,000             --
                                     ---------------------------
Total computer software               460,407,055    349,911,271
Less accumulated amortization         202,316,920    149,614,245
                                     ---------------------------
Computer software, net               $258,090,135    200,297,026
                                     ===========================

Amortization expense related to purchased computer software costs was $41,146,728, $30,273,104 and $24,803,900 for the years ended December 31, 2003,
2002 and 2001, respectively. Amortization of software development costs was $12,095,891, $6,803,853 and $4,817,586 for the years ended December 31, 2003,
2002 and 2001, respectively.

During 2001, the Company ceased the development on an approved software project. The project was reevaluated to determine its utilization in a proposed new client service platform. As a result, the Company expensed $1.2 million of previously capitalized software development costs in salaries and other personnel and other operating expenses that were originally capitalized on this project.

The weighted average estimated useful lives of purchased computer software was approximately 7.72 years at December 31, 2003 with weighted average remaining useful lives of 2.66 years.

The weighted average estimated useful lives of software development cost was approximately 7.68 years at December 31, 2003 with weighted average remaining useful lives of 3.40 years.

Estimated future amortization expense on purchased computer software and software development costs as of December 31, 2003 for the next five years is:

        Purchased Computer Software   Software Development Costs
        --------------------------------------------------------
2004            $27,914,549                 13,723,086
2005             22,958,142                 12,848,962
2006             21,660,492                 12,848,962
2007             19,376,015                 11,810,510
2008             15,163,335                 10,275,186

Amortization expense related to acquisition technology intangibles was $493,333 for 2003. The weighted average estimated lives of acquisition technology intangibles was approximately 5.00 years for the year ended December 31, 2003 with weighted average remaining useful lives of 4.34 years.

Estimated future amortization expense on acquisition technology intangibles as of December 31, 2003 for the next five years is:

Acquisition Technology Intangibles
----------------------------------
2004               $740,000
2005                740,000
2006                740,000
2007                740,000
2008                246,667

NOTE 5 INVESTMENTS IN JOINT VENTURES

TSYS holds a 50% equity interest in Vital, a joint venture with Visa U.S.A., which combines the front-end authorization and back-end accounting and settlement processing for merchants. The condensed consolidated financial information for Vital as of December 31, 2003 and 2002, and for the years ended December 31, 2003, 2002 and 2001, is summarized as follows:

CONSOLIDATED BALANCE SHEET DATA:

(in millions)                    2003       2002
                                ----------------
Current assets                  $100.2      85.4
Total assets                     166.5     129.2
Current liabilities               40.1      26.9
Total liabilities                 40.7      28.1
Members' capital                 125.7     101.0

CONSOLIDATED STATEMENT OF INCOME DATA:

(in millions)               2003       2002      2001
                           --------------------------
Revenues                   $255.5     248.3     223.8
Operating income             33.6      39.2      31.3
Net income*                  34.1      39.8      32.3

*Vital is a limited liability company with 100 million units of ownership outstanding and is taxed in a manner similar to a partnership; therefore, net income related to Vital does not include income tax expense.

A summary of TSYS' equity in income of joint ventures is as follows:

(in millions)                  2003     2002     2001
                              ------------------------
Vital                         $16.7     19.8     16.0
Other                           1.1      0.8      1.8
                              -----------------------
Total equity in income
  of joint ventures           $17.8     20.6     17.8
                              =======================

The Company estimates its equity in income of Vital and adjusts those estimates based upon the final results of Vital. A summary of TSYS' equity investments at December 31 is as follows:

(in millions)                       2003     2002
                                   --------------
Vital                              $62.7     50.8
Other                                4.0      3.4
                                   --------------
Total equity investments           $66.7     54.2
                                   ==============

NOTE 6 SHAREHOLDERS' EQUITY

TREASURY STOCK: In April 2003, the Company announced a plan to purchase up to
2.0 million shares of its common stock from time to time and at various prices over the ensuing two years. During the year ended December 31, 2003, the Company purchased 525,291 shares for $9.8 million in cash.

The following table summarizes shares held as treasury stock and their related carrying value:

                                Number of        Treasury Shares
                             Treasury Shares          Cost
                             -----------------------------------
December 31, 2003               688,658           $12,426,320
December 31, 2002               204,617             3,316,703
December 31, 2001               300,417             3,533,325

During 2003, 2002 and 2001, employees of the Company exercised options for 41,250, 95,800 and 39,800 shares of TSYS common stock, respectively, that were issued from treasury shares. During 2003, employees of the Company exercised options for 250,000 shares of TSYS common stock that were newly issued shares.

LONG-TERM INCENTIVE PLANS - TSYS:

TSYS 2002 LONG-TERM INCENTIVE PLAN

TSYS' compensation program includes long-term performance awards under the Total System Services, Inc. 2002 Long-Term Incentive Plan (TSYS 2002 Plan), which is used to attract, retain, motivate and reward employees and non-employee directors who make a significant contribution to the Company's long-term success. The TSYS 2002 Plan is administered by the Compensation Committee of the Company's Board of Directors and enables the Company to grant stock options, stock appreciation rights, restricted stock and performance awards; 9,355,299 shares of common stock are reserved for distribution under the TSYS 2002 Plan. Options granted under the TSYS 2002 Plan may be incentive stock options or nonqualified stock options as determined by the Committee at the time of grant.

Incentive stock options are granted at a price not less than 100% of the fair market value of the stock on the grant date, and nonqualified options are granted at a price to be determined by the Committee. Option vesting terms are established by the Committee at the time of grant and presently range from one to five years.

The expiration date of options granted under the TSYS 2002 Plan is determined at the time of grant and may not exceed ten years from the date of the grant. At December 31, 2003, there were options outstanding under the TSYS 2002 Plan to purchase 414,121 shares of the Company's common stock, of which 18,550 were exercisable. There were 8,907,288 shares available for grant at December 31, 2003 under the TSYS 2002 plan.

LONG-TERM INCENTIVE PLAN

Total System Services, Inc. maintains a Long-Term Incentive Plan (LTI Plan) to attract, retain, motivate and reward employees who make a significant contribution to the Company's long-term success and to enable such employees to acquire and maintain an equity interest in the Company. The LTI Plan is administered by the Compensation Committee of the Company's Board of Directors and enables the Company to grant stock options, stock appreciation rights, restricted stock and performance awards; 3.2 million shares of common stock were reserved for distribution under the LTI Plan. Options granted under the LTI Plan may be incentive stock options or nonqualified stock options as determined by the Committee at the time of grant.

Incentive stock options are granted at a price not less than 100% of the fair market value of the stock on the grant date, and nonqualified options are granted at a price to be determined by the Committee. Option vesting terms are established by the Committee at the time of grant and presently range from one to five years.

The expiration date of options granted under the LTI Plan is determined at the time of grant and may not exceed ten years from the date of the grant. At December 31, 2003, there were options outstanding under the LTI Plan to purchase 1,220,000 shares of the Company's common stock, all of which were exercisable.

There were no shares available for grant at December 31, 2003 under the LTI
Plan.

OTHER EQUITY ISSUANCES

TSYS has granted options to purchase 37,500 shares of the Company's common stock to attract a key individual to the Company. At December 31, 2003, options to purchase 37,500 shares with a weighted average price of $18.50 were outstanding and exercisable.

EQUITY COMPENSATION PLANS

The following table summarizes TSYS equity compensation plans by category:

                                                                                                        (c)
                                                (a)                       (b)              Number of securities remaining
                                       Number of securities to      Weighted-average       available for future issuance
                                       be issued upon exercise      exercise price of        under equity compensation
                                       of outstanding options,     outstanding options,     plans (excluding securities
     Plan Category                       warrants and rights       warrants and rights        reflected in column (a)
-------------------------------------------------------------------------------------------------------------------------
Equity compensation plans
  approved by security holders               1,634,121               $         14.98                  8,907,288
Equity compensation plans not
  approved by security holders (1)              37,500                         18.50                         --
                                       ------------------------------------------------------------------------
Total                                        1,671,621               $         15.05                  8,907,288
                                       ========================================================================

(1) This plan was adopted by TSYS' board of directors on January 10, 1997 to attract a desirable individual as director of the Company (which individual no longer serves as a director) and is limited to one individual option grant to purchase 37,500 shares of TSYS stock at fair market value on the date of grant with one-third of such options becoming exercisable one, two and three years, respectively, following the date of grant.

         A summary of TSYS' stock option activity as of December 31, 2003, 2002 and 2001, and changes during the years ended on those dates is presented below:

                                                2003                         2002                       2001
--------------------------------------------------------------------------------------------------------------------------
                                                      Weighted                     Weighted                    Weighted
                                                       Average                      Average                     Average
                                       Options     Exercise Price    Options    Exercise Price    Options   Exercise Price
                                      ------------------------------------------------------------------------------------
Options:
Outstanding at beginning of year      1,963,316       $   14.76     1,644,550     $   12.69      1,684,350     $   12.55
Granted                                  15,000           28.81       416,066         19.98             --            --
Exercised                              (291,250)          13.49       (95,800)         2.00        (39,800)         6.64
Forfeited/canceled                      (15,445)          20.06        (1,500)        19.41             --            --
                                      ----------------------------------------------------------------------------------
Outstanding at end of year            1,671,621       $   15.05     1,963,316     $   14.76      1,644,550     $   12.69
                                      ----------------------------------------------------------------------------------
Options exercisable at year-end       1,276,050       $   13.43     1,556,550     $   13.39        721,300     $   11.96
                                      ----------------------------------------------------------------------------------
Weighted average fair value of
   options granted during the year                    $   19.79                   $   11.44                           na
                                      ----------------------------------------------------------------------------------

na=not applicable

The following table summarizes information about TSYS stock options outstanding and exercisable at December 31, 2003:

                            Outstanding                                                Exercisable
---------------------------------------------------------------------------------------------------------------
 Number Outstanding    Weighted Average Remaining    Weighted Average    Number Exercisable    Weighted Average
at December 31, 2003   Contractual Life (in years)    Exercise Price    at December 31, 2003    Exercise Price
---------------------------------------------------------------------------------------------------------------
      1,220,000                 3.84                     $ 13.17              1,220,000             $  13.17
         37,500                 5.03                       18.50                 37,500                18.50
        399,121                 8.31                       19.98                 18,550                20.10
         15,000                 9.89                       28.81                    ---                  ---
------------------------------------------------------------------------------------------------------------
      1,671,621                 4.99                     $ 15.05              1,276,050             $  13.43
------------------------------------------------------------------------------------------------------------

LONG-TERM INCENTIVE PLANS - SYNOVUS: Synovus has various stock option plans under which the Compensation Committee of the Synovus Board of Directors has authority to grant stock options, stock appreciation rights, restricted stock and performance awards to key Synovus employees, including key TSYS employees. The general terms of the existing stock option plans include vesting periods ranging from two to three years and exercise periods ranging from five to ten years. Such stock options are granted at exercise prices which equal the fair market value of a share of common stock on the grant date.

In 2001, Synovus granted performance-accelerated stock options to key TSYS executives to acquire 2.6 million shares of Synovus common stock at an exercise price of $28.99 per share. The options are subject to a seven-year cliff vesting, but the exercisability may be accelerated if the market price of Synovus common stock exceeds $40, $45 and $50.

A summary of the option activity related to option grants on Synovus common stock to TSYS employees as of December 31, 2003, 2002 and 2001, and changes during the years ended on those dates is presented below:

                                                2003                         2002                       2001
--------------------------------------------------------------------------------------------------------------------------
                                                      Weighted                     Weighted                    Weighted
                                                       Average                      Average                     Average
                                       Options     Exercise Price    Options    Exercise Price    Options   Exercise Price
                                      ------------------------------------------------------------------------------------
Options:
Outstanding at beginning of year      6,202,560       $  23.31      6,292,167       $ 22.95      3,675,373   $     17.06
Granted                                 426,413          18.91        150,548         26.56      3,077,223         28.60
Exercised                              (513,362)         11.96       (154,759)        15.42       (410,641)        12.91
Forfeited/canceled                      (52,675)         21.64        (85,396)        16.62        (49,788)        20.37
                                      ----------------------------------------------------------------------------------
Outstanding at end of year            6,062,936       $  23.97      6,202,560       $ 23.31      6,292,167   $     22.95
                                      ----------------------------------------------------------------------------------
Options exercisable at year-end       2,436,064       $  18.89      2,783,373       $ 17.69      2,117,635   $     16.42
                                      ----------------------------------------------------------------------------------
Weighted average fair value of
options granted during the year                       $   4.84                      $  9.69                  $     10.75
                                      ----------------------------------------------------------------------------------

    The following table summarizes information about Synovus' stock options outstanding and exercisable at December 31, 2003:

                                Outstanding                                              Exercisable
-----------------------------------------------------------------------------------------------------------------
                         Number          Weighted Average        Weighted           Number            Weighted
     Range of        Outstanding at    Remaining Contractual      Average       Exercisable at         Average
 Exercise Prices   December 31, 2003      Life (in years)     Exercise Price   December 31, 2003   Exercise Price
-----------------------------------------------------------------------------------------------------------------
$ 1.72 - $  9.61         228,055               1.89              $  8.89             228,055          $  8.89
$14.28 - $ 19.19       1,496,417               5.30                18.16           1,082,004            17.91
$20.83 - $ 22.88       1,138,005               3.39                21.87           1,126,005            21.86
$26.44 - $ 28.99       3,200,459               8.39                28.52                 ---              ---
-------------------------------------------------------------------------------------------------------------
                       6,062,936               6.44              $ 23.97           2,436,064          $ 18.89
-------------------------------------------------------------------------------------------------------------

ACCUMULATED OTHER COMPREHENSIVE INCOME (LOSS): Comprehensive income (loss) for TSYS consists of net income and cumulative foreign currency translation adjustments recorded as a component of shareholders' equity. The income tax effects allocated to and the cumulative balance of each component of accumulated comprehensive loss are as follows:

                                                    Balance at                                          Balance at
                                                 December 31, 2002   Pretax Amount     Tax Effect    December 31, 2003
                                                 ---------------------------------------------------------------------
Cumulative currency translation adjustments         $ 1,052,897        11,557,712      (4,296,305)      $ 8,314,304
                                                    ===============================================================

                                                    Balance at                                          Balance at
                                                 December 31, 2001   Pretax Amount     Tax Effect    December 31, 2002
                                                 ---------------------------------------------------------------------
Cumulative currency translation adjustments         ($3,455,338)        7,068,959      (2,560,724)      $ 1,052,897
                                                    ===============================================================

                                                    Balance at                                          Balance at
                                                 December 31, 2000   Pretax Amount     Tax Effect    December 31, 2001
                                                 ---------------------------------------------------------------------
Cumulative currency translation adjustments         ($1,613,681)       (2,917,277)      1,075,620      ($ 3,455,338)
                                                    ===============================================================

NOTE 7 INCOME TAXES

The provision for income taxes includes income taxes currently payable and those deferred because of temporary differences between the financial statement carrying amounts and tax bases of assets and liabilities.

The components of income tax expense included in the consolidated statements of income were as follows:

                                  Years Ended December 31,
                              2003          2002          2001
                          ---------------------------------------
Current income tax
   expense (benefit):
     Federal              $ 48,209,793    50,179,313   41,036,807
     State                  (4,408,300)   (5,892,271)  (2,888,195)
                          ---------------------------------------
Total current income
   tax expense              43,801,493    44,287,042   38,148,612
                          ---------------------------------------
Deferred income tax
   expense (benefit):
     Federal                25,562,977    16,733,592   14,868,433
     State                   1,503,705    (3,112,734)     874,614
                          ---------------------------------------
Total deferred income
   tax expense              27,066,682    13,620,858   15,743,047
                          ---------------------------------------
Total income tax expense  $ 70,868,175    57,907,900   53,891,659
                          =======================================

Income tax expense differed from the amounts computed by applying the statutory U.S. federal income tax rate of 35% to income before income taxes, minority interest and equity in income of joint ventures as a result of the following:

                                      Years Ended December 31,
                                  2003          2002          2001
                              ---------------------------------------

Computed "expected"
   income tax expense         $ 68,029,042    57,150,238   49,196,503
Increase (decrease) in
   income tax expense
   resulting from:
     Minority interest in
     income of subsidiary
     and equity in income
     of joint ventures           6,115,358     7,149,267    6,211,958
     State income tax
     expense (benefit),
     net of federal
     income tax benefit         (1,887,987)   (5,853,253)  (1,308,828)
     Increase (decrease)
     in valuation
     allowance                   1,065,000    (1,050,000)         ---
     Other, net                 (2,453,238)      511,648     (207,974)
                              ---------------------------------------
Total income tax expense      $ 70,868,175    57,907,900   53,891,659
                              =======================================

Temporary differences between the financial statement carrying amounts and tax bases of assets and liabilities that give rise to significant portions of the net deferred tax liability at December 31, 2003 and 2002 relate to the following:

                                                            At December 31,
                                                   --------------------------------
                                                        2003                2002
                                                   --------------------------------
Deferred income tax assets:
   Allowable for doubtful accounts
     and billing adjustments                       $   5,410,629          4,836,536
   Net operating loss and
     income tax credit carryforwards                   5,724,419          6,780,203
   Other, net                                          6,982,649          2,131,395
                                                   --------------------------------
Total deferred income tax assets                      18,117,697         13,748,134
   Less valuation allowance for
     deferred income tax assets                       (1,415,000)          (350,000)
                                                   --------------------------------
Net deferred income tax assets                        16,702,697         13,398,134
                                                   --------------------------------
Deferred income tax liabilities:
   Computer software
     development costs                               (43,646,357)       (38,532,333)
   Excess tax over financial
     statement depreciation                          (35,533,788)       (22,442,201)
   Foreign currency translation                       (4,846,342)          (609,398)
   Deferred revenue                                  (10,333,300)               ---
   Other, net                                        (10,486,829)        (6,334,849)
                                                   --------------------------------
   Total deferred income tax liabilities            (104,846,616)       (67,918,781)
                                                   --------------------------------
   Net deferred income tax liability              ($  88,143,919)       (54,520,647)
                                                   ================================
Total net deferred tax assets (liabilities):
   Current                                         $     400,500          5,411,353
   Noncurrent                                        (88,544,419)       (59,932,000)
                                                   --------------------------------
Net deferred income tax liability                 ($  88,143,919)       (54,520,647)
                                                   ================================

As of December 31, 2003 and 2002, TSYS had net operating loss and federal and state income tax credit carryforwards of $7,991,794 and $7,514,728, respectively. The credits will begin to expire in the year 2010. In assessing the realizability of deferred income tax assets, management considers whether it is more likely than not that some portion or all of the deferred income tax assets will not be realized. The ultimate realization of deferred income tax assets is dependent upon the generation of future taxable income during the periods in which those temporary differences become deductible. Management considers the scheduled reversal of deferred tax liabilities, projected future taxable income and tax planning strategies in making this assessment.

At December 31, 2003 and 2002, based upon the level of historical taxable income and projections for future taxable income over the periods in which the deferred income tax assets are deductible, management believes that it is more likely than not that TSYS will realize the benefits of these deductible differences, net of existing valuation allowances. The valuation allowance for deferred tax assets was $1,415,000 and $350,000 at December 31, 2003 and 2002, respectively. The increase in the valuation allowance for deferred income tax assets was $1,065,000 for the year ended December 31, 2003. The increase relates to new state tax credits earned for which, it is more likely than not, some portion is not expected to be realized in later years to reduce taxable income. The decrease in the valuation allowance for deferred income tax assets was $1,050,000 for the year ended December 31, 2002. This decrease in the valuation allowance was related to evidence of sufficient taxable income to allow for utilization of certain state tax credit carryforwards.

The Company realizes substantial credits against state income taxes. The Company is able to recognize benefits in excess of its state income tax obligations by transferring these credits to affiliated companies which are able to use the credits in exchange for cash payments.

NOTE 8 EMPLOYEE BENEFIT PLANS

The Company provides benefits to its employees by offering employees participation in certain defined contribution plans. These employee benefit plans are described as follows:

MONEY PURCHASE PLAN: The Company's employees are eligible to participate in the Synovus/TSYS Money Purchase Pension Plan, a defined contribution pension plan. The terms of the plan provide for the Company to make annual contributions to the plan equal to 7% of participant compensation, as defined. The Company's contributions to the plan charged to expense for the years ended December 31 are as follows:

2003               $13,782,044
2002                13,154,994
2001                11,269,073

PROFIT SHARING PLAN: The Company's employees are eligible to participate in the Synovus Financial Corp./Total System Services, Inc. (Synovus/TSYS) Profit Sharing Plan. The Company's contributions to the plan are contingent upon achievement of certain financial goals. The terms of the plan limit the Company's contribution to 7% of participant compensation, as defined, not to exceed the maximum allowable deduction under Internal Revenue Service guidelines. TSYS' annual contributions to the plan charged to expense for the years ended December 31 are as follows:

2003            $ 3,805,013
2002             11,320,087
2001             11,379,139

401(K) PLAN: The Company's employees are eligible to participate in the Synovus/TSYS 401(k) Plan. The terms of the plan allow employees to contribute up to 15% of pretax eligible compensation with a discretionary company contribution up to a maximum of 7% of participant compensation, as defined, based upon the Company's attainment of certain financial goals. The Company did not make a contribution to the plan for the years ended December 31, 2003, 2002 and 2001, respectively.

STOCK PURCHASE PLAN: The Company maintains stock purchase plans for employees and directors, whereby TSYS makes contributions equal to one-half of employee and director voluntary contributions. The funds are used to purchase presently issued and outstanding shares of TSYS common stock for the benefit of participants. TSYS' contributions to these plans charged to expense for the years ended December 31 are as follows:

2003            $3,766,280
2002             3,533,666
2001             3,179,490

POSTRETIREMENT MEDICAL BENEFITS PLAN: TSYS provides certain medical benefits to qualified retirees through a postretirement medical benefits plan. The measurement of the benefit expense and accrual benefit costs associated with the plan do not reflect the effects of the 2003 Medicare Act. Additionally, the benefit expense and accrued benefit cost associated with the plan, as well as any potential impact of the 2003 Medicare Act, are not significant to the Company's consolidated financial statements.

NOTE 9 COMMITMENTS AND CONTINGENCIES

LEASE COMMITMENTS: TSYS is obligated under noncancelable operating leases for computer equipment and facilities. Management expects that, as these leases expire, they will be renewed or replaced by similar leases.

The future minimum lease payments under noncancelable operating leases with remaining terms greater than one year for the next five years and thereafter and in the aggregate as of December 31, 2003, are as follows:

(in millions)                      2004     $   73.9
                                   2005         80.0
                                   2006         46.1
                                   2007         18.7
                                   2008          5.7
                             Thereafter          8.4
                             -----------------------
Total future minimum
  lease payments                            $  232.8
                             =======================

All computer equipment lease commitments come with a renewal option or an option to terminate the lease. These lease commitments may be replaced with new leases which allows the Company to continually update its computer equipment. Total rental expense under all operating leases in 2003, 2002 and 2001 was $93.6 million, $81.8 million and $89.2 million, respectively.

CAPITAL LEASE AND SOFTWARE OBLIGATIONS: Capital lease and software obligations at December 31 consist of:

                               2003          2002
                           ------------------------
Capital lease and
  software obligations     $  44,978,598    135,464
Less current portion          15,230,761     68,110
                           ------------------------
Noncurrent portion of
  capital leases and
  software obligations     $  29,747,837     67,354
                           ========================

At December 31, 2003, the present value of the future minimum lease payments under capital leases and software agreements are summarized as follows:

                                         2004     $  18,248,724
                                         2005        15,788,312
                                         2006        15,959,933
                                         2007           991,468
                                         2008           243,465
                                                  -------------
Total minimum lease payments                         51,231,902
Less amount representing interest                     6,253,304
                                                  -------------
                                                  $  44,978,598
                                                  =============

CONTRACTUAL COMMITMENTS: In the normal course of its business, the Company maintains long-term processing contracts with its clients. These processing contracts contain commitments, including, but not limited to, minimum standards and time frames against which the Company's performance is measured. In the event the Company does not meet its contractual commitments with its clients, the Company may incur penalties and certain clients may have the right to terminate their contracts with the Company. The Company does not believe that it will fail to meet its contractual commitments to an extent that will result in a material adverse effect on its financial position, results of operations or cash flows.

CONTINGENCIES: The Company is subject to lawsuits, claims and other complaints arising out of the ordinary conduct of its business. In the opinion of management, based in part upon the advice of legal counsel, all matters are not quantifiable, are believed to be adequately covered by insurance, or if not covered, are believed to be without merit or are of such kind or involve such amounts that would not have a material adverse effect on the financial position, results of operations or cash flows of the Company if disposed of unfavorably.

The Company has received notification from the United States Attorneys' Office for the Northern District of California that the United States Department of Justice is investigating whether the Company and/or one of its large credit card processing clients violated the False Claims Act, 31 U.S.C. Sections 3729-33, in connection with mailings made on behalf of the client from July 1997 through November 2001. Although the exact scope of the investigation is not clear, the Company believes that the subject matter of the investigation relates to the U.S. Postal Service's Move Update Requirements. In general, the Postal Service's Move Update Requirements are designed to reduce the volume of mail that is returned to sender as undeliverable as addressed. In effect, these requirements provide, among other things, various procedures that may be utilized to maintain the accuracy of mailing lists in exchange for discounts on postal rates. The Company has received a subpoena from the Office of the Inspector General of the U.S. Postal Service, and has produced documents responsive to the subpoena, and expects to provide further documentation to the government in connection with this investigation. The Company intends to fully cooperate with the Department of Justice in the investigation and there can be no assurance as to the timing or outcome of the investigation, including whether the investigation will result in any criminal or civil fines, penalties, judgments or treble damage or other claims against the Company. The Company is not in a position to estimate whether or not any loss may arise out of this investigation. As a result, no reserve or accrual has been recorded in the Company's financial statements relating to this matter.

NOTE 10  SUPPLEMENTAL BALANCE SHEET AND CASH FLOW INFORMATION

BALANCE SHEET

Cash and Cash Equivalents

Cash and cash equivalent balances at December 31 are summarized as follows:

                                        2003            2002
                                   -----------------------------
Cash and cash equivalents
  in domestic accounts             $   80,812,191     84,462,671
Cash and cash equivalents
  in accounts outside the
  United States                        42,061,398     24,708,535
                                   -----------------------------
Total cash and cash equivalents    $  122,873,589    109,171,206
                                   =============================

The Company maintains accounts outside the United States denominated in U.S. dollars, Euros, British Pounds Sterling, Canadian dollars and Japanese Yen. All amounts in domestic accounts are denominated in US dollars.

Prepaid Expenses and Other Current Assets

Significant components of prepaid expenses and other current assets at December 31 are summarized as follows:

                         2003            2002
                    ----------------------------
Prepaid expenses    $   11,667,557     8,228,801
Supplies                 3,543,896     3,186,035
Other                    7,552,768    11,132,754
                    ----------------------------
Total               $   22,764,221    22,547,590
                    ============================

Contract Acquisition Costs

Significant components of contract acquisition costs at December 31 are summarized as follows:

                                2003            2002
                           -----------------------------
Payments for processing
  rights, net              $   84,448,275     89,740,749
Conversion costs, net          41,023,369     33,988,219
                           -----------------------------
Total                      $  125,471,644    123,728,968
                           =============================

Amortization related to payments for processing rights, which is recorded as a reduction of revenues, was $13.1 million, $10.6 million and $6.2 million for 2003, 2002 and 2001, respectively.

Amortization expense related to conversion costs was $7.7 million, $3.5 million and $385,000 for 2003, 2002 and 2001, respectively. The Company had certain contractual obligations related to the timing and accuracy of conversions.

The weighted average estimated lives of payments for processing rights was approximately 9.95 years for the year ended December 31, 2003 with weighted average remaining useful lives of 6.41 years.

The weighted average estimated lives of conversion costs was approximately 7.35 years for the year ended December 31, 2003 with weighted average remaining useful lives of 4.76 years.

Estimated future amortization expense on payments for processing rights and conversion costs as of December 31, 2003 for the next five years is:

          Payments for      Conversion
        Processing Rights     Costs
2004    $ 13,636,299        10,862,622
2005      13,429,542        10,783,380
2006      12,768,250         8,362,889
2007      10,840,495         2,941,757
2008      10,337,459         2,731,339

Goodwill

The changes in the carrying amount of goodwill at December 21, 2003 and 2002 are as follows:

                            Domestic-     International-
                              based           based
                            services         services      Consolidated
                           --------------------------------------------
Balance as of
   December 31, 2001     $    2,031,109     1,577,123      $  3,608,232
Currency translation
   adjustments                      ---        10,946            10,946
                           --------------------------------------------
Balance as of
   December 31, 2002          2,031,109     1,588,069         3,619,178
Acquisition of ESC           25,992,036           ---        25,992,036
Currency translation
   adjustments                      ---        14,628            14,628
                           --------------------------------------------
Balance as of
   December 31, 2003     $   28,023,145     1,602,697      $ 29,625,842
                           ============================================

Other Current Liabilities

Significant components of other current liabilities at December 31 are summarized as follows:

                               2003           2002
                           --------------------------
Accrued expenses           $ 16,879,821    16,590,984
Client postage deposits      11,518,507    16,054,531
Deferred revenues            11,639,498     8,554,131
Client liabilities            7,804,125     3,629,663
Transaction processing
  provisions                  5,090,509     5,347,010
Dividends payable             3,936,405     3,448,709
Other                         7,186,815     6,607,861
                           --------------------------
Total                      $ 64,055,680    60,232,889
                           ==========================

CASH FLOW

The Company has recorded $42.2 million as the present value of payments under software arrangements as computer software and an obligation under software arrangements, previously accounted for incorrectly and disclosed as operating lease commitments. This correction was not material to the Company's financial position, results of operations or cash flows in prior periods. Under these agreements, the Company has negotiated substantial price discounts and the right to use the software perpetually up to certain levels of capacity. These liabilities will be satisfied with scheduled annual payments that generally increase each year. A portion of the annual payments relates to software maintenance and is expensed over the respective maintenance periods. The Company has also acquired computer equipment in the amount of $3.1 million under a capital lease.

Effective January 1, 2002, TSYS acquired TDM from Synovus in exchange for 2,175,000 newly issued shares of TSYS common stock with a market value of $43.5 million. TDM now operates as a wholly owned subsidiary of TSYS. This transaction increased Synovus' ownership of TSYS to 81.1% in 2002.

Because the acquisition of TDM was a transaction between entities under common control, the Company is reflecting the acquisition at historical cost in accordance with SFAS No. 141.

NOTE 11 SEGMENT REPORTING, INCLUDING GEOGRAPHIC AREA DATA AND MAJOR CUSTOMERS

In June 1997, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 131 (SFAS No. 131), "Disclosures about Segments of an Enterprise and Related Information." SFAS No. 131 establishes standards for the way public business enterprises are to report information about operating segments in annual financial statements and requires those enterprises to report selected financial information about operating segments in interim financial reports issued to shareholders. It also establishes standards for related disclosures about products and services, geographic area data and major customers.

In the fourth quarter of 2003, the Company revised its segment information to reflect the information that the chief operating decision makers (CODMs) use to make resource allocations and strategic decisions. The CODMs at TSYS consist of the chairman of the board, the chief executive officer, the president and the three executive vice presidents. The revision moved TSYS Canada from the international-based services into the domestic-based services. TSYS Canada's sole purpose is to provide processing services to TSYS.

With the acquisition of ProCard and subsequent restatement (detailed in Note 12 Acquisitions), the Company restated prior period segment information to reflect the restatement for ProCard. ProCard's results are included in domestic-based services.

With the Company's expansion in Europe and its strategic decision to further expand its business internationally, combined with the integration of its business process management and e-commerce subsidiaries, the Company revised its segment information in the first quarter of 2002 to reflect the information that the CODMs use to make resource allocations and strategic decisions.

Through online accounting and electronic payment processing systems, TSYS provides electronic payment processing services and other related services to card-issuing institutions in the United States, Mexico, Canada, Honduras, Europe and the Caribbean. The reportable units are segmented based upon geographic locations. The domestic-based services include electronic payment processing services and other services provided from the Company's facilities in the United States. The domestic-based services segment includes the financial results of TSYS, excluding its foreign branch offices, and the following subsidiaries:
CDEC, CPI, TSYS Canada, TDM, ProCard and ESC. The Company's share of the equity in income of Vital is included in the domestic-based segment because Vital's operations and client base are located in the United States.

International-based services include electronic payment processing services and other services provided outside the United States. International-based services include the financial results of GP Net and TSYS' branch offices in Europe and Japan. The Company's share of the equity in income of TSYS de Mexico is included in the international-based segment because TSYS de Mexico's operations and client base are located outside the United States.

                                         Domestic-based    International-based
Operating Segments                          services            services           Consolidated
-------------------------------------------------------------------------------------------------
2003
   Total revenue                        $   973,251,890         80,288,103       $ 1,053,539,993
   Intersegment revenue                         (74,080)               ---               (74,080)
                                        --------------------------------------------------------
   Revenue from external customers      $   973,177,810         80,288,103       $ 1,053,465,913
                                        ========================================================
   Depreciation and amortization        $    87,555,389         10,860,028       $    98,415,417
                                        ========================================================
   Segment operating income             $   179,579,731         10,999,246       $   190,578,977
                                        ========================================================
   Income tax expense                   $    66,790,560          4,077,615       $    70,868,175
                                        ========================================================
   Equity in income of joint ventures   $    16,665,805          1,144,541       $    17,810,346
                                        ========================================================
   Net income                           $   133,859,727          7,113,240       $   140,972,967
                                        ========================================================
   Average accounts on file                 249,488,918         13,129,229           262,618,147
                                        ========================================================
   Identifiable assets                  $   994,821,882        139,028,043       $ 1,133,849,925
   Intersegment eliminations               (132,613,428)               ---          (132,613,428)
                                        --------------------------------------------------------
   Total assets                         $   862,208,454        139,028,043       $ 1,001,236,497
                                        ========================================================

2002

   Total revenue                        $   890,830,320         64,948,732       $   955,779,052
   Intersegment revenue                        (646,221)               ---              (646,221)
                                        --------------------------------------------------------
   Revenue from external customers      $   890,184,099         64,948,732       $   955,132,831
                                        ========================================================
   Depreciation and amortization        $    65,284,402          8,729,085       $    74,013,487
                                        ========================================================
   Segment operating income             $   155,974,080          1,698,393       $   157,672,473
                                        ========================================================
   Income tax expense                   $    56,841,431          1,066,469       $    57,907,900
                                        ========================================================
   Equity in income of joint ventures   $    19,752,960            828,144       $    20,581,104
                                        ========================================================
   Net income                           $   123,145,684          2,659,287       $   125,804,971
                                        ========================================================
   Average accounts on file                 220,383,168         11,763,812           232,146,980
                                        ========================================================
   Identifiable assets                  $   774,290,472         91,868,490       $   866,158,962
   Intersegment eliminations                (86,665,638)               ---           (86,665,638)
                                        --------------------------------------------------------
   Total assets                         $   687,624,834         91,868,490       $   779,493,324
                                        ========================================================

2001

   Total revenue                        $   859,113,429        33,214,304        $   892,327,733
   Intersegment revenue                          (6,562)              ---                 (6,562)
                                        --------------------------------------------------------
   Revenue from external customers      $   859,106,867        33,214,304        $   892,321,171
                                        ========================================================
   Depreciation and amortization        $    52,765,659         5,711,864        $    58,477,523
                                        ========================================================
   Segment operating income             $   154,520,377       (16,817,274)       $   137,703,103
                                        ========================================================
   Income tax expense                   $    60,315,897        (6,424,238)       $    53,891,659
                                        ========================================================
   Equity in income of joint ventures   $    15,985,120         1,839,335        $    17,824,455
                                        ========================================================
   Net income                           $   114,604,567       (10,186,338)       $   104,418,229
                                        ========================================================
   Average accounts on file                 199,979,247         6,108,809            206,088,056
                                        ========================================================
   Identifiable assets                  $   657,053,855        91,055,108        $   748,108,963
   Intersegment eliminations                (91,416,217)         (138,556)           (91,554,773)
                                        --------------------------------------------------------
   Total assets                         $   565,637,638        90,916,552        $   656,554,190
                                        ========================================================

Revenues for domestic-based services include electronic payment processing services and other services provided from the United States to clients based in the United States or other countries. Revenues for international-based services include electronic payment processing services and other services provided from facilities outside the United States to clients based predominantly outside the United States.

GEOGRAPHIC AREA DATA: The following geographic area data represents revenues for the years ended December 31 based on where the client is located.

(in millions)          2003         %       2002       %       2001       %
                    ---------------------------------------------------------
United States       $    863.0     82.0   $  816.0    85.4   $  798.7    89.5
Canada*                   75.9      7.2       42.8     4.5       41.1     4.6
Europe                    68.6      6.5       54.6     5.7       23.9     2.7
Mexico                    31.4      3.0       29.2     3.1       16.9     1.9
Japan                     12.1      1.1       10.3     1.1        9.6     1.1
Other                      2.5      0.2        2.2     0.2        2.1     0.2
                    ---------------------------------------------------------
Totals              $  1,053.5    100.0   $  955.1   100.0   $  892.3   100.0
                    =========================================================

*These revenues include those generated from the Caribbean accounts owned by a Canadian institution.

GEOGRAPHIC AREA REVENUE BY OPERATING SEGMENT: The following table reconciles segment revenue to revenues by geography for the years ended December 31:


(in millions)       Domestic-based services    International-based services
                    -------------------------------------------------------
                      2003     2002    2001        2003     2002     2001
                    -------------------------------------------------------
United States       $  863.0   816.0   798.7         --       --       --
Canada*                 75.9    42.8    41.1         --       --       --
Europe                   0.3      --      --       68.3     54.6     23.9
Mexico                  31.4    29.2    16.9         --       --       --
Japan                    0.1      --      --       12.0     10.3      9.6
Other                    2.5     2.2     2.1         --       --       --
                    -------------------------------------------------------
Totals              $  973.2   890.2   858.8       80.3     64.9     33.5
                    =======================================================

The Company maintains property and equipment net of accumulated depreciation and amortization in the following geographic areas:

(in millions)        At December 31,
                    -----------------
                      2003      2002
                    -----------------
United States       $  192.7     97.0
Europe                  37.2     22.1
Japan                    2.0      1.6
Canada                   0.2      0.1
                    -----------------
Totals              $  232.1    120.8
                    =================

MAJOR CUSTOMERS: For the years ended December 31, 2003, 2002 and 2001, the Company had two major customers which accounted for approximately 28.6%, 31.9% and 36.8%, respectively, of total revenues. Revenues from major customers for the years reported are attributable to the domestic-based services segment.


(in millions)                          Years Ended December 31,
               ----------------------------------------------------------------------
                      2003                      2002                   2001
               ----------------------------------------------------------------------
                          % OF TOTAL                % OF TOTAL             % OF TOTAL
REVENUE:        DOLLARS    REVENUES      DOLLARS     REVENUES    DOLLARS    REVENUES
               ----------------------------------------------------------------------
  One          $  191.9      18.2       $  177.8       18.6      $ 162.8      18.3
  Two             109.7      10.4          126.5       13.3        165.0      18.5
               ----------------------------------------------------------------------
Totals         $  301.6      28.6       $  304.3       31.9      $ 327.8      36.8
               ======================================================================

NOTE 12 ACQUISITIONS

Enhancement Services Corporation

On April 28, 2003, TSYS completed the acquisition of Enhancement Services Corporation (ESC) for $36.0 million in cash. The Company has allocated approximately $26.0 million to goodwill, approximately $8.2 million to intangibles and the remaining amount to the net assets acquired. ESC provides targeted loyalty consulting and travel, as well as gift card and merchandise, reward programs to more than 40 national and regional financial institutions in the United States. The Company believes the acquisition of ESC enhances TSYS' processing services by adding distinct value differentiation for TSYS and its clients. ESC operates as a separate subsidiary of TSYS.

ProCard, Inc.

On November 1, 2002, TSYS completed the acquisition of ProCard from Synovus for $30.0 million in cash. ProCard is a leader in customized, Internet, Intranet and client/server software solutions for commercial card management programs.

The Company believes the acquisition of ProCard strengthens TSYS' ability to market commercial card processing with a full array of products and customized services, provides access to new clients, and complements TSYS' international expansion efforts.

Due to the technological nature of the business, TSYS has assisted in the management of ProCard since Synovus acquired it in May 2000. Revenues associated with ProCard's business are recorded in electronic payment processing services and are classified in domestic-based services for segment reporting purposes. ProCard operates as a wholly owned subsidiary of TSYS.

Because the acquisition of ProCard was a transaction between entities under common control, the Company is reflecting the acquisition at the historical cost of the net assets acquired in accordance with SFAS No. 141. In accordance with the provisions of SFAS No. 141, TSYS has restated its consolidated financial statements to include the financial results of ProCard for periods prior to the acquisition that Synovus controlled both ProCard and TSYS to include the financial position, results of operations and cash flows of ProCard since May 2000.

TSYS Total Debt Management, Inc.

Effective January 1, 2002, TSYS acquired TDM from Synovus in exchange for 2,175,000 newly issued shares of TSYS common stock with a market value of approximately $43.5 million at the date of acquisition. The Company believes the acquisition of TDM assists in broadening the services the Company offers through debt collection and bankruptcy management services. Prior to the acquisition, TDM operated as a wholly owned subsidiary of Synovus Financial Corp., providing third-party collection services. Revenues associated with TDM's business are recorded in other services and are classified in domestic-based services for segment reporting purposes. TDM operates as a wholly owned subsidiary of TSYS.

Because the acquisition of TDM was a transaction between entities under common control, the Company has reflected the acquisition at historical cost in accordance with SFAS No. 141 and has reflected the results of operations of TDM in the Company's consolidated financial statements beginning January 1, 2002. The Company did not restate periods prior to 2002 because such restatement was not significant.

Presented below are the pro forma consolidated results of TSYS' operations for the years ended December 31, 2003, 2002 and 2001, respectively, as though the acquisitions of ESC and TDM had occurred at the beginning of 2001. This pro forma information is based on the historical financial statements of ESC and TDM. Pro forma results do not include any actual or anticipated cost savings or expenses of the planned integration of TSYS, ESC and TDM, and are not necessarily indicative of the results which would have occurred if the business combination had been in effect on the dates indicated, or which may result in the future.

                               Years Ended December 31,
                       ------------------------------------------
                            2003           2002           2001
                       ------------------------------------------
Revenues               $1,058,719,601   967,930,601   917,437,224
Net income                 41,340,159   126,651,093   100,736,156
Basic earnings
  per share                      0.72          0.64          0.51
Diluted earnings
  per share                      0.72          0.64          0.51

REPORT OF INDEPENDENT AUDITORS

[KPMG LOGO]

303 Peachtree Street, N.E.
Suite 2000
Atlanta, GA 30308

The Board of Directors
Total System Services, Inc.:

We have audited the accompanying consolidated balance sheets of Total System Services, Inc. and subsidiaries as of December 31, 2003 and 2002, and the related consolidated statements of income, cash flows and shareholders' equity and comprehensive income for each of the years in the three-year period ended December 31, 2003. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Total System Services, Inc. and subsidiaries at December 31, 2003 and 2002, and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 2003, in conformity with accounting principles generally accepted in the United States of America.

KPMG LLP

January 15, 2004

REPORT OF FINANCIAL RESPONSIBILITY

The management of Total System Services, Inc. is responsible for the integrity and objectivity of the consolidated financial statements and other financial information presented in this report. These statements have been prepared in accordance with generally accepted accounting principles and necessarily include amounts based on judgments and estimates by management.

TSYS maintains internal accounting control policies and related procedures designed to provide reasonable assurance that assets are safeguarded, that transactions are executed in accordance with management's authorization and properly recorded, and that accounting records may be relied upon for the preparation of reliable published annual and interim financial statements and other financial information. The design, monitoring and revision of internal accounting control systems involve, among other things, management's judgment with respect to the relative cost and expected benefits of specific control measures. The Company also maintains an internal auditing function which evaluates and reports on the adequacy and effectiveness of internal accounting controls and policies and procedures.

KPMG LLP, independent auditors, are engaged to audit the Company's consolidated financial statements. The Audit Committee of the Board of Directors, composed solely of outside directors, meets periodically with TSYS' management, internal auditors and independent auditors to review matters relating to the quality of financial reporting and internal accounting controls. Both the internal auditors and the independent auditors have unrestricted access to the Committee.

/s/ Philip W. Tomlinson                       /s/ James B. Lipham
-------------------------                     --------------------------------
Philip W. Tomlinson                           James B. Lipham
Chief Executive Officer                       Executive Vice President & Chief
                                              Financial Officer

/s/ Dorenda K. Weaver                         /s/ Ronald L. Barnes
-------------------------                     --------------------------------
Dorenda K. Weaver                             Ronald L. Barnes
Group Executive & Controller                  Group Executive & General Auditor

QUARTERLY FINANCIAL DATA, STOCK PRICE, DIVIDEND INFORMATION

TSYS' common stock trades on the New York Stock Exchange (NYSE) under the symbol "TSS." Price and volume information appears under the abbreviation "TotlSysSvc" in NYSE daily stock quotation listings. As of February 17, 2004, there were 11,319 holders of record of TSYS common stock, some of whom are holders in nominee name for the benefit of different shareholders.

The fourth quarter dividend of $.02 per share was declared on November 19, 2003, and was paid January 2, 2004, to shareholders of record on December 19, 2003. Total dividends declared in 2003 and in 2002 amounted to $15.3 million and $13.3 million, respectively. It is the present intention of the Board of Directors of TSYS to continue to pay cash dividends on its common stock.

PRESENTED HERE IS A SUMMARY OF THE UNAUDITED QUARTERLY FINANCIAL DATA FOR THE YEARS ENDED DECEMBER 31, 2003 AND 2002.


REVENUES

[Omitted Revenues Graph is represented by the following table.]

NET INCOME

[Omitted Net Income Graph is represented by the following table.]

                                           First     Second     Third    Fourth
(in thousands except per share data)      Quarter    Quarter   Quarter   Quarter
--------------------------------------------------------------------------------
2003    REVENUES                         $ 251,353   257,698   266,115   278,300
        OPERATING INCOME                    43,168    44,755    48,900    53,756
        NET INCOME                          31,736    34,307    35,512    39,418
        BASIC EARNINGS PER SHARE              0.16      0.17      0.18      0.20
        DILUTED EARNINGS PER SHARE            0.16      0.17      0.18      0.20
        CASH DIVIDENDS DECLARED              0.018     0.020     0.020     0.020
        STOCK PRICES
          HIGH                               17.12     23.20     26.99     31.50
          LOW                                13.25     15.39     22.49     26.07
--------------------------------------------------------------------------------
2002    Revenues                         $ 227,923   241,606   239,607   245,997
        Operating income                    35,972    38,274    40,664    42,762
        Net income                          27,382    30,151    32,816    35,456
        Basic earnings per share              0.14      0.15      0.17      0.18
        Diluted earnings per share            0.14      0.15      0.17      0.18
        Cash dividends declared              0.015     0.018     0.018     0.018
        Stock prices
          High                               29.44     25.85     19.35     14.29
          Low                                20.68     18.31     12.73     11.01
--------------------------------------------------------------------------------

                                   APPENDIX 1

PROXY                                                                 PROXY
                      TOTAL SYSTEM SERVICES, INC.
          POST OFFICE BOX 2506, COLUMBUS, GEORGIA  31902-2506
      ANNUAL MEETING OF SHAREHOLDERS OF TSYS TO BE HELD APRIL 15, 2004
        SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF TSYS

The undersigned shareholder of Total System Services, Inc. hereby appoints James B. Lipham and Dorenda K. Weaver as Proxies, each of them singly and each with power of substitution, to vote all shares of Common Stock of TSYS of the undersigned or with respect to which the undersigned is entitled to vote on February 17, 2004 at the ANNUAL MEETING OF THE SHAREHOLDERS OF TSYS to be held on the 15th day of April, 2004, and at any adjournments or postponements thereof, with all the powers the undersigned would possess if personally present.

The Board of Directors is not aware of any matters likely to be presented for action at the Annual Meeting of Shareholders of TSYS, other than the matters listed herein. However, if any other matters are properly brought before the Annual Meeting, the persons named in this Proxy or their substitutes will vote upon such other matters in accordance with their best judgement. This Proxy is revocable at any time prior to its use.

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED AS DIRECTED BY THE UNDERSIGNED. IF THIS PROXY IS SIGNED AND RETURNED AND DOES NOT SPECIFY A VOTE ON ANY PROPOSAL, THE PROXY WILL BE VOTED IN ACCORDANCE WITH THE RECOMMENDATIONS OF THE BOARD OF DIRECTORS.

IF YOU DO NOT VOTE BY PHONE OR OVER THE INTERNET, PLEASE VOTE, DATE AND SIGN ON THE REVERSE SIDE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE.

Please mark, date and sign exactly as your name appears on the proxy card. When shares are held jointly, both holders should sign. When signing as attorney, executor, administrator, trustee, custodian, or guardian, please give your full title. If the holder is a corporation or partnership, the full corporate or partnership name should be signed by a duly authorized officer.


ADDRESS CHANGE/COMMENTS(Mark the corresponding box on the reverse side)

______________________________________     __________________________________

______________________________________     __________________________________

                             *FOLD AND DETACH HERE*

                                   Mark Here For Address Change or Comments [ ] See Reverse Side

  THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE PROPOSALS LISTED BELOW.

  1.  Proposal to elect as directors:                 2.  To ratify the appointment of        For   Against   Abstain
  (01) Sidney E. Harris    (05) M. Troy Woods             KPMG LLP as TSYS' independent       [ ]     [ ]      [ ]
  (02) Alfred W. Jones III (06) James D. Yancey           auditor.
  (03) Mason H. Lampton    (07) Rebecca K. Yarbrough
  (04) John T. Turner
                            For All   With- For all
                            Nominees  hold   Except
  to serve until the Annual    [ ]    [ ]    [ ]
  Meeting of Shareholders in 2007.                        Consenting to receive all future annual meeting materials and shareholder communications electronically is simple and fast!
  Note: If you do not wish  your                          Enroll today at www.melloninvestor.com/ISD for secure online
  shares  voted "For" a particular                        access to your proxy materials, statements, tax documents and
  nominee, mark the "For All Except"                      other important shareholder correspondence.
  box and strike a line through the
  name(s) of the nominee(s). Your
  shares will be voted for the
  remaining nominee(s) in the list
  above.

  The undersigned hereby acknowledges
  receipt of NOTICE of the ANNUAL
  MEETING and the PROXY STATEMENT
  and hereby revokes all Proxies
  previously given by the undersigned
  for the ANNUAL MEETING.








PLEASE BE SURE TO SIGN AND DATE THIS PROXY.

Shareholder sign here_________________________
Co-owner sign here______________________________   Date _____________________
-------------------------------------------------------------------------------
                             *FOLD AND DETACH HERE*

                     Vote by Internet or Telephone or Mail
                         24 Hours a Day, 7 Days a Week

     Internet and telephone voting is available through 11:59PM Eastern Time the day prior to annual meeting day.

Your Internet or telephone vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.

    Internet                             Telephone                 Mail
  http://www.eproxy.com/tss           1-800-435-6710
Use the Internet to vote your      Use any touch-tone tele-    Mark, sign and
proxy. Have your proxy card in     phone to vote your proxy.   date your proxy
card in hand when you access       Have your proxy card in     card and return
the website.                   OR  hand when you call.      OR it in the
                                                               enclosed postage-
                                                               paid envelope.

              If you vote your proxy by Internet or by telephone,
                 you do NOT need to mail back your proxy card.

You can view the Annual Report and Proxy Statement on the Internet at http://annualreport.tsys.com/